      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 2002


                                                      REGISTRATION NO. 333-83276
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        GLOBAL PREFERRED HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                   6311                                  58-2179041
    (State or other Jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     Incorporation or Organization)            Classification Code Number)                 Identification Number)

                           11315 JOHNS CREEK PARKWAY
                             DULUTH, GEORGIA 30097
                                 (770) 248-3311
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                               EDWARD F. MCKERNAN
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           11315 JOHNS CREEK PARKWAY
                             DULUTH, GEORGIA 30097
                                 (770) 248-3311
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                   COPIES TO:

                  WARD S. BONDURANT, ESQ.                                       NEAL AIZENSTEIN, ESQ.
                   LEIGH ELS WILDE, ESQ.                                          PAUL D. ZIER, ESQ.
              MORRIS, MANNING & MARTIN, L.L.P.                              SONNENSCHEIN NATH & ROSENTHAL
               1600 ATLANTA FINANCIAL CENTER                                       8000 SEARS TOWER
                 3343 PEACHTREE ROAD, N.E.                                     CHICAGO, ILLINOIS 60606
                   ATLANTA, GEORGIA 30326                                           (312) 876-8000
                       (404) 233-7000

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                             ---------------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING       AMOUNT OF
                SECURITIES TO BE REGISTERED                      PRICE(1)(2)        REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............................     $131,100,000          $12,061(3)
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes shares subject to the underwriters' over-allotment option.
(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. Pursuant to Rule 457(o), certain information has been omitted from the table.

(3) Previously paid.

                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 8, 2002


PROSPECTUS

                                9,500,000 SHARES

                        (Global Preferred Holdings Logo)

                                  COMMON STOCK

                      ------------------------------------

     Global Preferred Holdings, Inc. is offering 9,500,000 shares of its common stock.

     This is the initial public offering of our common stock. We expect that the initial public offering price will be between $10.00 and $12.00 per share. We have applied for the common stock to be included for quotation on the Nasdaq National Market under the symbol "GPHO."

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR MORE INFORMATION, PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                      ------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
                                                             PER SHARE      TOTAL
-------------------------------------------------------------------------------------
Public Offering Price......................................   $          $
Underwriting Discount......................................   $          $
Proceeds to Global Preferred Holdings, Inc.................   $          $
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------

     We have granted the underwriters the option to purchase up to an additional 1,425,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

                      ------------------------------------

WILLIAM BLAIR & COMPANY
                                 RAYMOND JAMES
                                                          COCHRAN, CARONIA & CO.
               The date of this prospectus is            , 2002.

Artwork/Graphics Depicted in Prospectus

1.   Inside front cover page portrays the following:

     The background for the front cover page graphics is a light gray-scale watermark of the Global Preferred Holdings, Inc. logo. Layered over the gray-scale watermark is the following: In the top right hand corner of the page is the Global Preferred Holdings, Inc. logo next to the text "Global Preferred Holdings, Inc." At the point one-third from the bottom of the page, running across the page, is the text "We have business relationships with these companies whose products we reinsure:" Below the text line and toward the left margin of the page is the American Skandia logo. To the right of the American Skandia logo is the Western Reserve logo. Directly below the Western Reserve logo is the Zurich Life logo. Directly to the left of the Zurich Life logo is the Pacific Life logo.


2. Graphic on page 40, under the Section "Life Insurance and Reinsurance Overview - Life Insurance."


     In the center of the graphic is a long arrow that points in two directions, to the left and to the right. To the left of the arrow is the text "Insurance Protection Products." To the right of the arrow is the text "Asset Accumulation Products."

     Below this center arrow are seven equally shaped boxes. The boxes at both the left and right end look like arrows, one pointing to the left and one pointing to the right. Each individual box has titles within them. The first box, the left arrow box, contains the text "Term Life." To the right of that box is a box containing the text "Whole Life." To the right of that box is a box containing the text "Universal Life." To the right of that box is a box containing the text "Variable Life." To the right of that box is a box containing the text "Variable Universal Life." To the right of that box is a box containing the text "Fixed Annuity." To the right of that box is the last box, the right arrow box, containing the text "Variable Annuity."


3. Graphic on page 45, under the Section "Business - The Global Preferred Value Proposition."


     In the top center of the page at the top portion of the graphic is a box containing the text "Global Preferred." To the left of the box with the text "Global Preferred" is the arrow pointing downward to another box at the bottom left corner of the graphic containing the text "Distributors." To the left of the downward pointing arrow is the text "Financial Incentives." To the right of the box containing the text "Distributors" is an arrow, in the center of the graphic directly below the box containing the text "Global Preferred" pointing to the right and to the left. Directly below the center arrow are the words "Alignment of Interests." To the right of the center arrow is a box containing the text "Insurers." Above the box containing the text "Insurers" is an arrow pointing upward toward the right side of the box containing the text "Global Preferred." To the right of this upward pointing arrow is the text "Reinsurance."

4.   Inside back cover page portrays the following:

     The background for the back cover page is a light gray-scale watermark of the Global Preferred Holdings logo. There are no other graphics on the back cover page.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1

Risk Factors................................................     7

Forward-Looking Statements..................................    19

Use of Proceeds.............................................    20

Dividend Policy.............................................    20

Capitalization..............................................    21

Dilution....................................................    22

Selected Consolidated Financial Data........................    23

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    24

Life Insurance and Reinsurance Overview.....................    40

Business....................................................    43

Management..................................................    57

Certain Transactions........................................    63

Principal Stockholders......................................    65

Description of Capital Stock................................    66

Shares Eligible For Future Sale.............................    68

Underwriting................................................    71

Legal Matters...............................................    73

Experts.....................................................    73

Where You Can Find More Information.........................    74

Index To Financial Statements...............................   F-1

Glossary of Selected Reinsurance, Insurance and Investment
  Terms.....................................................   G-1


                      ------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information regarding Global Preferred Holdings, Inc. or our common stock. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date on the front cover only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed after that date.

This prospectus contains terms that are specific to the insurance and reinsurance industry and may be technical in nature. For a description of these terms, please refer to the "Glossary of Selected Reinsurance, Insurance and Investment Terms" located on page G-1 of this prospectus.

                               PROSPECTUS SUMMARY

The following summary may not contain all of the information that may be important to you. You should read all of the information delivered with this prospectus, including the consolidated financial statements and related notes and the risks of investing in our common stock discussed under "Risk Factors," before making an investment decision.

OVERVIEW

     Global Preferred Holdings, Inc., through our subsidiary, Global Preferred Re Limited, provides reinsurance for life insurance and annuity products. The strength of our reinsurance business is based on our historical relationship with the independent agents of World Financial Group, Inc., which is an independent marketing organization ("IMO") that markets the products we currently reinsure. An independent marketing organization is an organization of independent agents that contracts with one or more insurance companies to distribute and market securities and insurance products. World Financial Group is an indirect subsidiary of AEGON USA, Inc. and, as of April 12, 2002, had over 7,800 associated independent registered agents licensed to sell securities and insurance products. The foundation for our strong relationship with the agents associated with World Financial Group is the equity participation that many of them have in our company. We believe that our relationship with these agents has motivated life insurance companies to enter into favorable reinsurance arrangements with us as they seek to gain preferential access to life insurance distribution channels. We believe this distinguishes us from other companies in our industry. We intend to continue to grow our reinsurance business with World Financial Group and diversify and develop new IMO relationships by offering various financial incentives, which may include stock, warrants and other forms of equity participation in our company, designed to create an ongoing economic interest in the reinsurance business that IMOs direct to us.

     Although the reinsurance business is directed to us through our IMO relationship, the variable universal life insurance and variable annuity policies that we currently reinsure are underwritten and issued by various life insurance companies. The life insurance companies that currently issue the policies we reinsure are:

 - Western Reserve Life Assurance Co. of Ohio, a subsidiary of AEGON USA, Inc. ("Western Reserve");

 - American Skandia Life Assurance Corporation, an affiliate of Skandia Insurance Company, Ltd. ("American Skandia");

 - Pacific Life Insurance Company, an affiliate of Pacific Mutual Holding Company ("Pacific Life"); and

 - Kemper Investors Life Insurance Company, an affiliate of Zurich Insurance Company ("Zurich Life").


     As reported by A.M. Best, each of these companies had over $25 billion of admitted assets in the United States as of December 31, 2000. Currently, our largest reinsurance relationship is with Western Reserve, which accounted for 91% of our reinsurance premiums and reinsurance policy revenues as of March 31, 2002. This high concentration of our business with Western Reserve has its origins in the strong relationships between Western Reserve and the agents associated with World Financial Group; we believe that expanding the base of life insurance companies for which we reinsure will allow us to better diversify our risks and reduce our dependency on any single reinsurance agreement.


     When we reinsure a policy for a life insurance company, we continue to reinsure that policy for as long as the policy remains in effect. Although the life insurance company may have the right to cancel the reinsurance on one or more policies, this right can occur only upon certain defaults or after a period of 10 years or longer, depending on the particular reinsurance agreement. By maintaining a continued financial interest in these policies, we share the ongoing revenue streams associated with the policies. Additionally, as we reinsure new policies, we expand the base of policies in which we maintain an economic interest.


     For the three months ended March 31, 2002, we earned net income of $1.2 million on revenues of $8.4 million. Our total assets and stockholders' equity at March 31, 2002 were $79.1 million and $43.0 million, respectively. As of March 31, 2002, we had reinsured approximately 288,000 life insurance policies with an aggregate face value of approximately $9.2 billion and more than 48,000 annuities with aggregate contract benefits of approximately $290.9 million.

INDUSTRY TRENDS AND GLOBAL PREFERRED VALUE PROPOSITION

     We believe that over the last few decades a number of trends in the life insurance industry have led to a misalignment of interests between the distributors of life insurance products and the life insurance companies that create those products. These trends include:

Trends in the Production of Life Insurance Products

     -  Introduction of numerous differentiated products;

     - Conversion of many large mutual insurance companies into publicly traded stock companies, which has increased their focus on maximizing profitability and stockholder value; and

     -  Consolidation among life insurance companies.

Trends in the Distribution of Life Insurance Products

     - Transition of distribution methods from dedicated sales agencies to independent marketing organizations;

     - Increasingly complex regulatory environment surrounding the sale of insurance products; and

     - Consolidation among distribution channels and the emergence of national distribution franchises.

     We believe that these trends have led to an environment where organizations that distribute life insurance products are distinct from those that produce these products. This has led to the distributors having increased control over the access to life insurance consumers. Additionally, we believe that these trends have resulted in a shorter-term focus among all parties, as the distribution channels continually seek to gain greater commissions that are tied to current production and insurers have become reluctant to invest in the development of products for distribution relationships that may not be long lasting.

     We strive to align the interests between life insurance distributors and life insurance companies by developing long-term, collaborative reinsurance relationships. We build these relationships by providing to the distribution channels meaningful financial incentives tied to the profitability of the reinsurance business directed to us. Through these collaborative relationships, both the distributors and the insurers benefit. The distributors benefit as they are able to share in the economics associated with the underlying insurance policies they sell. The insurers benefit because their distribution partners now have a greater incentive to place higher quality, persistent business with the insurers and may be less likely to move the relationship to another insurer simply to gain more commission income.

GROWTH STRATEGY

     Our objectives are to build strong financial performance, loyal IMOs and stockholder value. We aim to achieve these objectives through the following growth strategies:

     - Expanding Reinsurance Coverage of Currently Reinsured Policies. A portion of our existing reinsurance agreements provides us the right to increase our reinsurance coverage of policies currently reinsured through the exercise of contractual expansion rights, allowing us to participate more fully in the ongoing revenue streams generated by these policies.

     - Expanding Reinsurance Coverage of New Policies Under Existing Agreements. These same reinsurance agreements also permit us to reinsure, at participation levels higher than our historic levels, certain new policies as they are written.

     - Broadening Existing Relationships. We will also seek to grow our business by: (1) broadening the pool of products that we reinsure for the life insurance companies with which we have existing reinsurance arrangements; and (2) establishing new reinsurance arrangements with other life insurance companies that sell products through World Financial Group.

     - Forming Relationships with Other IMOs. Through the use of financial incentives, which may include stock, warrants and other forms of equity in our company, we intend to form new reinsurance relationships with other IMOs distributing both variable and fixed life insurance and annuity products.

     The anticipated growth of our business may, however, place additional demands on our management, operational capacity and financial resources in order to manage the growth effectively.

CORPORATE STRUCTURE, HISTORY AND RELATED PARTIES

     We incorporated in Delaware in 1995 as a holding company, owning all of the outstanding capital stock of Global Preferred Re Limited, a Bermuda company registered as a long-term Insurer under the Bermuda Insurance Act 1978 ("Global Preferred Re"). Global Preferred Re, formed during 1995 under the name of WMA Life Insurance Company Limited, commenced its reinsurance operations during 1996.

     We were formed principally to provide an opportunity for the independent agents associated with an independent marketing organization, World Marketing Alliance, Inc. ("WMA Agency"), to participate indirectly in the reinsurance of the policies they sold. Many of those individual agents purchased equity in Global Preferred. S. Hubert Humphrey, Jr., our founder and largest individual stockholder, owned WMA Agency, however, in June 2001, World Financial Group acquired certain of the assets of WMA Agency and substantially all of the agents formerly associated with WMA Agency became associated with World Financial Group. Effective April 12, 2002, substantially all of the securities licenses of the agents of WMA Securities, Inc., the broker-dealer affiliated with WMA Agency, were transferred to World Group Securities, Inc., the broker-dealer affiliated with World Financial Group. Prior to this offering, the independent agents associated with World Financial Group owned approximately 54.5% of our outstanding common stock.

     Prior to his retirement in December 2001, Mr. Humphrey served as an officer and director of both Global Preferred and Global Preferred Re.

     In addition to our relationships with the agents associated with World Financial Group, an indirect subsidiary of AEGON USA, Inc., we have agreements with other AEGON USA affiliates, including a $5.0 million convertible promissory note issued in 1999 to Money Services, Inc., numerous reinsurance agreements and a First Right Agreement relating to additional reinsurance with Western Reserve and a Directed Reinsurance Agreement with World Financial Group.

     In the third quarter of 2001, we changed our name from The WMA Corporation to Global Preferred Holdings, Inc. and our subsidiary changed its name from WMA Life Insurance Company Limited to Global Preferred Re Limited. References in this prospectus to "Global Preferred," "we," "us," "our" and "our company" refer to Global Preferred Holdings, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our Bermuda subsidiary, Global Preferred Re. Our executive offices are located at 11315 Johns Creek Parkway, Duluth, Georgia 30097 and our telephone number is 770-248-3311.

RECENT DEVELOPMENTS

     Amendments to Western Reserve Reinsurance Agreements. In general, our reinsurance agreements define the terms under which we agree to assume certain risks that a life insurance company has as a result of insurance policies the company has issued. This assumption of risks is referred to as "reinsurance." Consistent with our business plan, effective as of January 1, 2002, we amended certain of our reinsurance agreements with Western Reserve to:

     - Convert our reinsurance of all Western Reserve variable universal life policies and riders issued from April 1, 2001 through December 31, 2001, which had been reinsured by us on a monthly renewable term basis, under which we assumed only mortality risk on the reinsured policies, to a coinsurance and modified coinsurance basis, under which we assumed a portion of all of the risks that the life insurance company has on the reinsured policies. The percentage of the risks assumed by us on policies reinsured after this conversion, which is referred to as the "quota share rate," is 20%;

     - Begin reinsuring, on a coinsurance and modified coinsurance basis at a quota share rate of 20%, certain Western Reserve variable universal life policies sold by the agents associated with World Financial Group and issued from July 1, 2001 through December 31, 2001;

     - Increase our reinsurance on a coinsurance and modified coinsurance basis, from our current 10% quota share rate to a 14% quota share rate, of all Western Reserve variable annuity policies sold by the agents associated with World Financial Group and issued from January 1, 1999 through December 31, 2001;

     - Begin reinsuring, on a coinsurance and modified coinsurance basis at a quota share rate of 14%, all Western Reserve variable annuity policies sold by the agents associated with World Financial Group and issued on or after January 1, 2002; and

     - Cease our reinsurance of the Western Reserve Freedom Wealth Creator variable annuity products sold, after January 1, 2002, by the agents associated with the World Financial Group, due to the limited volume of new policies we anticipate to be written for this product; however, we will continue to reinsure all Freedom Wealth Creator policies we reinsured as of December 31, 2001.


     These amendments resulted in an increase in deferred acquisition costs of $8.1 million, an increase of $7.2 million in reinsurance balances payable and an increase of $929,000 in future policy benefits at March 31, 2002, as compared to December 31, 2001.

                                  THE OFFERING

Common stock offered..............  9,500,000 shares

Common stock outstanding after
this offering.....................  13,641,684 shares(1)

Use of proceeds...................  We estimate that the net proceeds from this offering will be $94.4 million, assuming an initial offering price of $11.00 per share. We intend to use approximately $75 million of the proceeds over the final three quarters of 2002 to effect and support our exercise of contractual rights increasing our reinsurance of Western Reserve's existing policies through the:

                                     -  Conversion of our reinsurance of all
                                        Western Reserve variable universal life
                                        policies and riders, issued since
                                        January 1, 1999, reinsured on a monthly
                                        renewable term basis to a coinsurance
                                        and modified coinsurance basis;

                                     -  Reinsurance of the Western Reserve
                                        Freedom Elite Builder variable universal life policies and riders, issued since July 2001, on a 20% quota share coinsurance and modified coinsurance basis; and

                                     -  Increase of our quota share to the
                                        maximum percentage allowable by contract on all Western Reserve variable annuity policies currently reinsured by us.

                                    Additionally, we intend to use approximately
                                    $15 million of the net proceeds through the first quarter of 2003 to reinsure newly issued variable annuity and variable universal life products.


                                    We will use the remaining net proceeds for general corporate purposes, which may include funding efforts to develop new IMO relationships and reducing corporate debt.


Proposed Nasdaq National Market
symbol............................  GPHO
---------------
(1) Excludes (a) 420,000 shares of common stock issuable upon the exercise of options to be granted upon completion of the offering to our active and retired directors, officers and employees; and (b) 312,750 shares of common stock issuable on conversion of a $5.0 million convertible promissory note held by Money Services, Inc., a subsidiary of AEGON USA, Inc.

                      ------------------------------------

     Unless indicated otherwise, all share and per share data in this prospectus reflects a three-for-two split of our common stock effective September 7, 2001. Additionally, all share and per share data assume the underwriters do not exercise the right we granted to them to purchase up to an additional 1,425,000 shares of common stock in the offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The consolidated statements of income data for each of the years ended December 31, 1999, 2000 and 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of income data for the three months ended March 31, 2001 and 2002 and the consolidated balance sheet data as of March 31, 2002 have been derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for interim periods and the adjustments are of a normal and recurring nature. However, interim period results are not necessarily indicative of results that will be obtained for the full year. The financial data set forth below should be read along with our consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                                                                     THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                            ------------------------------------   -----------------------
                                                               1999         2000         2001         2001         2002
                                                            ----------   ----------   ----------   ----------   ----------
      (Dollars in thousands, except per share data)                                                      (UNAUDITED)
CONSOLIDATED STATEMENTS OF INCOME DATA:
  Premiums................................................  $    9,692   $   16,618   $   19,240   $    4,656   $    4,557
  Reinsured policy revenues...............................      13,506       12,894       11,238        2,940        3,596
  Net investment income...................................         350          528          811          161          214
  Net realized gain (loss) on investments.................         (66)           3           45            6            8
  Loss on recapture of business...........................        (823)          --           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
    Total revenue.........................................      22,659       30,043       31,334        7,763        8,375
                                                            ==========   ==========   ==========   ==========   ==========
  Total benefits and expenses.............................      16,114       23,089       23,480        5,818        6,630
    Income before income taxes............................       6,545        6,954        7,854        1,945        1,745
    Income tax expense....................................      (2,225)      (1,821)      (2,392)        (654)        (593)
                                                            ----------   ----------   ----------   ----------   ----------
    Net income............................................       4,320        5,133        5,462        1,291        1,152
    Preferred dividends...................................          --          155          267           69           --
                                                            ----------   ----------   ----------   ----------   ----------
  Net income available to common stockholders.............  $    4,320   $    4,978   $    5,195   $    1,222   $    1,152
                                                            ==========   ==========   ==========   ==========   ==========
  Basic earnings per share................................  $     1.15   $     1.33   $     1.39   $     0.33   $     0.28
  Diluted earnings per share..............................  $     1.15   $     1.30   $     1.32   $     0.31   $     0.28
  Weighted-average common shares..........................   3,742,610    3,742,610    3,742,610    3,742,610    4,141,684
  Total weighted-average common and common equivalent
    shares................................................   3,742,610    3,943,897    4,141,684    4,141,684    4,141,684



                                                                       AS OF
                                                                   MARCH 31, 2002
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(1)
                                                              -------   --------------
(Dollars in thousands)                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $10,457      $104,816
  Fixed maturity securities.................................   11,695        11,695
  Deferred acquisition costs................................   52,319        52,319
  Total assets..............................................   79,054       173,413
  Long-term debt............................................    5,000         5,000
  Total liabilities.........................................   36,014        36,014
  Stockholders' equity......................................   43,040       137,399



                                                                  AS OF
                                                              MARCH 31, 2002
(Dollars in thousands)                                        --------------
SUMMARY OF POLICIES REINSURED:
  Number of life insurance policies and riders reinsured....       287,746
  Number of annuity policies reinsured......................        48,312
  Face value of life insurance reinsured....................    $9,196,219
  Annuity contract benefits reinsured.......................    $  290,949


---------------
(1) As adjusted to give effect to the sale of the 9,500,000 shares of our common stock at an assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds.

                                  RISK FACTORS

     An investment in the shares of our common stock involves a high degree of risk. In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating an investment in the common stock offered by this prospectus. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer. In such case, the trading price of our common stock could decline and you may lose all or part of your investment in our common stock.

                         RISKS RELATED TO OUR BUSINESS

OUR BUSINESS IS CURRENTLY DEPENDENT UPON OUR RELATIONSHIPS WITH INDEPENDENT AGENTS ASSOCIATED WITH WORLD FINANCIAL GROUP AND THE LOSS OF BUSINESS PROVIDED BY THE INDEPENDENT AGENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR GROWTH STRATEGIES AND BUSINESS.

     To date, all life insurance and annuity policies reinsured by us have been written through the agents associated with World Financial Group who, until June 2001, were associated with World Marketing Alliance, Inc. In June 2001, World Financial Group acquired certain assets of WMA Agency. As a result of the acquisition, substantially all of the agents became associated with World Financial Group. World Financial Group is the independent marketing organization that markets the products we currently reinsure. An independent marketing organization is an organization of independent agents that contracts with one or more insurance companies to distribute and market securities and insurance products. Effective April 12, 2002, substantially all of the securities licenses of the agents of WMA Securities, Inc., the broker-dealer affiliated with WMA Agency, were transferred to World Group Securities, Inc., the broker-dealer affiliated with World Financial Group.

     Our growth in new business through World Financial Group is significantly dependent on the continued willingness and ability of the agents associated with that IMO to market and sell life insurance and annuity products for life insurance companies that reinsure through us.

     We believe the ability of those agents to continue placing new business with the life insurance companies that use us for reinsurance could be affected by a number of factors, including:

     - The ability of World Financial Group to retain agents who have the incentive to support us;

     -  The degree of market acceptance of the products offered by those agents;

     - The relationship between the agents and the life insurance companies that use us for reinsurance; and


     - The occurrence of regulatory actions or litigation that could restrict or prohibit sales activities by the agents or the life insurance companies.


     We do not direct or oversee the activities of these agents. We cannot assure you that World Financial Group will be able to attract new agents or retain key agents responsible for significant portions of production. The loss of a substantial number of key agents could have a material adverse effect upon the future sales of World Financial Group and the production of new business to be reinsured by us.

     In recent years, the Securities and Exchange Commission, the National Association of Securities Dealers ("NASD") and various state regulatory authorities have commenced various regulatory inquiries of WMA Agency and its affiliated registered broker-dealer, WMA Securities relating to their respective compliance with applicable regulatory standards and appropriate supervision of their associated agents. WMA Agency and WMA Securities informed us that, in response to such inquiries, they implemented corrective action plans with respect to such alleged compliance issues. Additionally, as a result of the transfer of securities licenses to World Group Securities, World Financial Group and World Group Securities will have responsibility for ongoing compliance activities relating to the agents. If the regulatory authorities do not consider such corrective actions and the ongoing compliance measures implemented by World Financial Group and World Group Securities to be sufficient, then there could be an adverse impact on the ability of those agents to generate additional life insurance and annuity business for us to reinsure.

     If the business of World Financial Group, or any other IMO with which we establish a relationship, is materially disrupted, it could have a material adverse effect on our growth strategies and business. The business of an IMO could be adversely affected by a change of control, loss of one or more key agents, operational problems, regulatory compliance problems, litigation or other factors.


WE FACE CERTAIN SPECIALIZED RISKS COMMON TO ALL LIFE REINSURANCE COMPANIES; HOWEVER, BECAUSE OF THE CONCENTRATION OF OUR BUSINESS WITH A SMALL NUMBER OF LIFE INSURANCE COMPANIES, WE MAY HAVE A GREATER EXPOSURE TO THESE RISKS.


     We face certain specialized risks common to all life reinsurance companies. However, because Western Reserve, American Skandia, Pacific Life and Zurich Life issued all of the policies we currently reinsure, we may have a more concentrated exposure to these risks than other life reinsurance companies. For the three months ended March 31, 2002, Western Reserve accounted for 91% of our reinsurance premiums and reinsured policy revenues, American Skandia 8%, Pacific Life 0% and Zurich Life 1%. These risks include the risk of mispricing by life insurance companies of the coverage provided by the underlying policies, adverse insurance experience risk, and risks relating to miscellaneous and external events. Adverse insurance experience risks relate to the risks insured, which may include excessive claims, poor persistency, inadequate investment results and excessive expenses. However, as long as the life insurance companies that issue the policies we reinsure retain a proportionate share of the risk insured, they will have an incentive to underwrite and price appropriately.


     We do not participate in the selection of the life insurance companies' pricing assumptions or methodologies used in pricing the insurance products we reinsure. We do, however, evaluate the following elements in pricing our reinsurance agreements:

     - Mortality. Mortality is the relative incidence of death experienced by insured lives taken as a group. We are subject to the risk that the mortality on the lives reinsured by us may be above the mortality assumed in pricing our reinsurance.

     - Persistency. Persistency is the extent to which insurance policies are maintained by the policyholder. Policyholders may not pay premiums, causing their policies to lapse, or they may choose to surrender their policies for the cash surrender value. Policy lapses and surrenders will result in lost future revenues and may result in diminished profitability associated with the business reinsured.

     - Investment. Investment income is based on the rate of return on invested assets. We are subject to (1) asset value risk, which is the risk that invested assets will decrease in value, (2) reinvestment risk, which is the risk that interest rates will decline and funds reinvested will earn lower rates, and (3) disintermediation risk, which is the risk that we may have to sell assets at a loss to fund cash outflows resulting from policyholder withdrawals. Additionally, our revenues on modified coinsurance may decline if policyholders' separate account values decline.

     - Expenses. Expenses principally consist of our reinsurance expense allowances and internal operating expenses. Reinsurance expense allowances typically consist of reimbursements to the life insurance companies that sell the policies for commissions, issuance expenses and administrative expenses associated with the reinsured policies. In general, we are not at risk for variances in the life insurance companies' actual expenses from reinsurance expense allowances. However, we face the risk that our internal operating expenses may exceed the expenses assumed in pricing our reinsurance.

     We also face risks resulting from miscellaneous and external events that are difficult to estimate prior to their occurrence, including litigation, governmental and regulatory changes, tax law changes, product acceptance, epidemics, catastrophic events, terrorist attacks, market trends, a significant drop in the U.S. securities markets, a general economic downturn or negative publicity related to IMOs with whom we have relationships, insurance companies whose products we reinsure or products we reinsure. Any such events could have a material adverse effect upon our business.

OUR BUSINESS IS DEPENDENT UPON A SMALL NUMBER OF REINSURANCE AGREEMENTS WITH A LIMITED NUMBER OF UNAFFILIATED INSURANCE COMPANIES AND THE LOSS OF NEW BUSINESS PROVIDED BY THEM COULD ADVERSELY AFFECT US.


     To date, we have derived all of our reinsurance revenues from variable universal life policies issued by Western Reserve, Pacific Life and Zurich Life and all of our annuity reinsurance revenues from variable annuities issued by Western Reserve and American Skandia. For the three months ended March 31, 2002, Western Reserve accounted for 91% of our reinsurance premiums and reinsured policy revenues, American Skandia 8%, Pacific Life 0% and Zurich Life 1%.


     We have an agreement with Western Reserve that provides us with the first rights to reinsure new products offered by Western Reserve or its U.S. affiliates that are sold by agents associated with World Financial Group. These rights have an initial term expiring on December 31, 2002 for variable annuity products reinsured on a coinsurance and modified coinsurance basis, March 31, 2003 for variable universal life products reinsured on a coinsurance and modified coinsurance basis and March 31, 2006 for variable universal life products reinsured on a monthly renewable term basis. This agreement provides for automatic renewal for successive one year periods following its initial term, unless notice of non-renewal is given at least 180 days prior to the end of the current term.

     Our reinsurance agreements provide for the reinsurance of new policies as they are issued. These agreements provide for automatic renewals following their initial terms, subject to termination or non-renewal upon notice of at least 180 days.

     The termination, non-renewal or unfavorable renegotiation of the reinsurance of new policies under these agreements would have a material adverse effect on our growth; however, it would not affect our right to continue to reinsure the policies already reinsured.

IF FOR ANY REASON WE ARE UNABLE TO EXERCISE OUR CONTRACTUAL RIGHTS TO EXPAND THE SCOPE OF OUR EXISTING REINSURANCE ARRANGEMENTS, OUR GROWTH STRATEGY AND BUSINESS COULD BE ADVERSELY AFFECTED.

     Due to our historical capital constraints, we have been unable to reinsure the maximum available percentage under the Western Reserve variable universal life reinsurance agreements and the Western Reserve variable annuity reinsurance agreement. We intend to use a significant portion of the proceeds from this offering to exercise the rights we have under these agreements to accept additional reinsurance percentages on business that has already been written by Western Reserve as well as to increase our commitment to reinsure new business written by Western Reserve. Based on our current estimates, this offering will provide us sufficient capital to exercise the rights in full. If, for any reason, whether for contractual reasons or otherwise, we are unable to fully exercise the rights under these agreements to expand our reinsurance business, our growth could be adversely affected. We cannot assure you that we will exercise our rights under these agreements.

IF WE ARE UNABLE TO DEVELOP NEW RELATIONSHIPS WITH IMOS, THE LONG-TERM GROWTH OF OUR BUSINESS COULD BE MATERIALLY AFFECTED.

     Our growth strategy includes developing affiliations with new IMOs similar to the one we have with World Financial Group. We intend to use various financial incentives, which may include stock, warrants and other forms of equity participation in our company, to form relationships with new IMOs. We cannot assure you that we will be successful in our efforts to establish these relationships. Furthermore, our inability to develop these relationships could adversely affect our growth strategy and business.

IF AGENTS ASSOCIATED WITH WORLD FINANCIAL GROUP WHO ARE OUR STOCKHOLDERS SELL ALL OR A SIGNIFICANT PORTION OF THEIR SHARES, THEIR MOTIVATION TO ACT IN WAYS THAT BENEFIT OUR BUSINESS COULD BE REDUCED.

     Prior to this offering, the agents associated with World Financial Group owned approximately 54.5% of our outstanding capital stock. Following this offering, assuming an initial offering price of $11.00, these agents will own approximately 16.5% of our then outstanding common stock. Additionally, in connection with this offering, agents associated with World Financial Group will have the opportunity to purchase shares in the offering directly from the underwriters. Any purchases by these agents will cause a corresponding increase in the percentage of shares held by such agents as a group. Any shares purchased by the agents in such a manner will be subject to a three month lock-up period required by the NASD.

     If agents associated with World Financial Group who are our stockholders sell all or a significant portion of their shares and receive little or no further financial incentives from us, their motivation to act in ways that benefit our business could be reduced. However, in addition to the three month lock-up on shares purchased by these agents in the offering, a substantial portion of the outstanding shares held by existing stockholders, including some of our stockholders who are also agents, are subject to longer lock-up agreements between the underwriters and each of the holders of such shares, which generally provide that they will not offer, sell, contract to sell or grant any option to purchase or transfer or dispose of our common stock for a defined period of time after the date of this prospectus, without the prior written consent of William Blair & Company, L.L.C.

     In particular, the longer lock-up agreements provide that there is a complete restriction on transfers of all shares subject to these lock-up agreements for the first 180 days following the date of this prospectus. After the date following 180 days after the date of this prospectus, 25% of the shares subject to these lock-up agreements will be freely tradable, after the date following 270 days after the date of this prospectus, 50% of the shares subject to these lock-up agreements will be freely tradable, after the date following 360 days after the date of this prospectus, 75% of the shares subject to these lock-up agreements will be freely tradable, and after the date following 450 days after the date of this prospectus, 100% of the shares subject to these lock-up agreements will be freely tradable.

IF WE LOSE OR ARE UNABLE TO OBTAIN KEY PERSONNEL, OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY COULD BE DELAYED OR HINDERED.

     We are substantially dependent on a small number of key employees, in particular Edward F. McKernan, President and Chief Executive Officer, Bradley E. Barks, Chief Financial Officer and Senior Vice President -- Finance, Caryl P. Shepherd, Chief Accounting Officer, Controller, Treasurer and Secretary, and Thomas Bobowski, Vice President of Marketing, with whom we have employment agreements. Due to increasing complexities associated with growing our business and deploying our business strategies, we plan to hire additional employees. The loss of the services of any key employee, or the inability to hire additional employees, could adversely affect the quality and profitability of our business operations. We do not currently maintain key employee insurance with respect to any of our employees.

WE ANTICIPATE EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH FOLLOWING THIS OFFERING THAT MAY PLACE A STRAIN ON OUR RESOURCES.

     In addition to the anticipated growth of our business resulting from the exercise of expansion rights under our existing reinsurance agreements with Western Reserve, we expect to continue our growth by broadening our existing relationships and forming new relationships with additional IMOs. Any growth of our business would place additional demands on our management, operational capacity and financial resources. Our inability to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations. Additionally, we anticipate that we will need to recruit qualified personnel in all areas of our operations, including management, actuarial support, sales and marketing, to effectively manage and control additional growth. If we are unable to attract and retain additional qualified personnel, expand our operational capacity or otherwise manage our growth, our business, financial condition and results of operations may be adversely affected.

WE RELY ON NUMEROUS THIRD PARTIES TO PROVIDE POLICY ADMINISTRATION, INVESTMENT MANAGEMENT AND ADMINISTRATIVE SUPPORT SERVICES. IF THESE THIRD PARTIES DO NOT PROVIDE SATISFACTORY SERVICE AND ACCURATE INFORMATION, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     The policies we reinsure are administered by the life insurance companies issuing the policies. The life insurance companies provide us with the information necessary for managing our reinsurance business. We do not participate in the underwriting or any of the direct administration of the reinsured policies and have conducted only a limited review of the administrative practices of the life insurance companies for which we provide reinsurance. Therefore, management may not have sufficient or timely information to evaluate the quality or the administration of the business reinsured by us or the accuracy of the information provided by these life insurance companies, though our agreements may provide us some limited oversight in the form of audit rights.

     We utilize an independent investment manager to invest our assets in accordance with our investment guidelines. Conning Asset Management Inc., a subsidiary of Swiss Reinsurance Company, has been our investment manager since June 1998. Conning has discretionary authority to manage our non-cash investment portfolio. As a result, the performance of our aggregate investment portfolio depends largely on the ability of Conning to select and manage appropriate investments. We cannot assure you that Conning will be successful in meeting our investment objectives. We also cannot assure you that Conning will not terminate its agreement with us. The inability of Conning to perform adequately and consistently with our expectations could significantly and negatively affect our ability to conduct our business.

     Global Preferred Re has an insurance management agreement with CFM Insurance Managers Ltd., a member company of the Mutual Risk Management Ltd. group of companies, which provides professional insurance management services to companies operating in Bermuda. C. Simon Scupham, a director of our company and of Global Preferred Re, is the chairman of CFM. Pursuant to this agreement, CFM acts as the managing agent and Principal Representative under the Bermuda Insurance Act 1978 for Global Preferred Re in Bermuda. This agreement is for an unlimited duration, but may be terminated by either party upon three months prior written notice or upon 30 days prior written notice under specified circumstances.

IF THE LIFE AND ANNUITY PRODUCTS WE REINSURE DO NOT CONTINUE TO BE ACCEPTED IN THE MARKETPLACE OR IF TAX REGULATIONS CHANGE WITH REGARD TO THOSE PRODUCTS, OUR BUSINESS STRATEGY COULD BE SIGNIFICANTLY AND ADVERSELY AFFECTED.

     We currently reinsure variable universal life insurance and variable annuity policies. No assurance can be given that variable universal life insurance and variable annuity policies will continue to be accepted in the marketplace or that we will be able to reinsure other insurance products in the future. The acceptance of variable products could be adversely affected by a substantial, prolonged decline or unusual volatility in the stock market.

     We believe that recent developments in the economy and financial markets have had an adverse affect on the demand for financial products, including variable universal life insurance and variable annuity products, which could reduce our opportunity to reinsure those products. We cannot predict how long these conditions will persist or the magnitude of their effect on our business. Continued unfavorable economic conditions may have an adverse effect on our financial operations or the growth of our business.

     Under the Internal Revenue Code of 1986, income tax payable by policyholders on investment earnings is deferred during the accumulation period of some life insurance and annuity products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. Congress has adopted legislation to reduce, and ultimately eliminate, the estate tax. Under this legislation, the life insurance companies that issue the policies we reinsure may face reduced demand for some of their life insurance products, which in turn could negatively affect our future reinsurance opportunities. We cannot predict what future tax initiatives may be proposed and enacted which could affect us.

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT, WHICH COULD MAKE IT MORE DIFFICULT FOR US TO ATTRACT AND RETAIN BUSINESS.

     We compete, and will continue to compete, with numerous national and international reinsurance companies, primary insurance companies, underwriting syndicates and other financial services providers, many of which are well established, have significant operating histories and substantially greater underwriting, marketing and administrative resources than we do. Our growth strategy includes the expansion of our relationships with IMOs and other distribution channels through the strategic use of financial incentives. Our ability to compete with other reinsurers in this market will depend upon our ability to successfully develop and maintain strong relationships with IMOs. Aside from our experience in establishing our current IMO relationship, we have not yet attempted to develop new IMO relationships because of our historical capital constraints. As a result, we cannot assure you that we will be able to successfully develop such relationships. Furthermore, our inability to do so could have a material adverse effect upon our ability to implement our strategies.

     Direct insurance companies that are licensed to underwrite insurance are also licensed to underwrite reinsurance, making commercial entry into the reinsurance business relatively uncomplicated. In addition, over the last several years, capital markets participants, including exchanges and financial intermediaries, have developed financial products intended to compete with traditional reinsurance. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products. Barriers to entry to the reinsurance industry for non-insurers are mainly the time, capital and talent necessary to attract, underwrite and manage the business. Increased competition could cause us and other reinsurance providers to charge lower premium rates and obtain less favorable contract terms, which could adversely affect our ability to generate revenue and grow our business. Our business may be more susceptible to competition because we have a relatively small number of clients.

CONSOLIDATION IN THE INSURANCE INDUSTRY COULD LEAD TO LOWER MARGINS FOR US AND LESS DEMAND FOR LIFE AND ANNUITY REINSURANCE PRODUCTS.

     Many insurance industry participants are consolidating to enhance their market power. These entities, particularly life insurance companies, may try to use their market power to negotiate price reductions for our products and services. If competitive pressures compel us to reduce our prices, our operating margins will decrease. As the insurance industry consolidates, competition for customers will become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, further reducing our operating margins. In addition, insurance companies that merge may be able to spread their risks across a consolidated, larger capital base so that they require less reinsurance.

WE MAY REQUIRE ADDITIONAL WORKING CAPITAL OR FINANCING TO FULLY IMPLEMENT OUR STRATEGIES TO GROW OUR BUSINESS.

     We believe that our existing sources of cash, together with the net proceeds from this offering, will be sufficient to meet our business needs through the first quarter of 2003, including exercising our contractual rights under our reinsurance agreements to increase our reinsurance percentages and convert certain monthly renewable term reinsurance arrangements to coinsurance and modified coinsurance. Thereafter, to continue to fully implement our growth strategies, we may need to raise additional funds through loans from financial institutions and the sale of equity securities in subsequent private or underwritten public offerings. We cannot assure you that such alternatives would be available to us at an acceptable cost, if at all.

DUE TO THE TRANSACTIONS WE HAVE ENTERED INTO WITH ENTITIES THAT HAVE A COMMON OWNERSHIP WITH WORLD FINANCIAL GROUP, CONFLICTS OF INTEREST MAY ARISE WITH RESPECT TO OUR BUSINESS DEALINGS WHICH MAY HAVE AN ADVERSE EFFECT ON OUR FUTURE BUSINESS OPERATIONS.

     In 1999, we issued a $5.0 million convertible note to Money Services, Inc. The note is currently convertible into 312,750 shares of our common stock. If Money Services were to convert the note, it would own approximately 8% of our outstanding common stock prior to this offering. Each of World Financial Group, Western Reserve and Money Services are subsidiaries of AEGON USA, Inc. and may therefore be considered related to us due to Money Services' ownership of a promissory note convertible into more than 5% of our common stock prior to the offering.

     Due to the relationships among us, the independent agents associated with World Financial Group, Western Reserve, Money Services, World Financial Group and AEGON USA, conflicts of interest may arise with respect to existing and future business dealings, including:

     - The terms of World Financial Group's selling agreements (including commission arrangements) and our reinsurance relationships with life insurance companies;

     - Agreements among us, World Financial Group, Western Reserve, Money Services, AEGON USA and their affiliates;

     - Potential acquisitions of properties or businesses;

     - Potential divestitures of properties or businesses; and

     - The issuance of additional securities by us.

A CHANGE IN DEMAND FOR REINSURANCE COULD LEAD TO REDUCED PREMIUM RATES, WHICH COULD REDUCE OUR NET INCOME.

     The successful underwriting of primary insurers and prevailing general economic conditions significantly influence demand for reinsurance. In addition, as primary insurers consolidate and grow, they may require less reinsurance. The supply of reinsurance is related to prevailing prices and levels of surplus capacity that, in turn, may fluctuate in response to changes in rates of return being realized in the reinsurance industry. It is possible that premium rates or other terms and conditions could vary in the future, that the present level of demand will not continue or that the present level of supply of reinsurance could increase as a result of recent or future market entrants or the growth of existing reinsurers.

IF WE ARE UNABLE TO REALIZE OUR INVESTMENT OBJECTIVES, OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

     Our operating results depend in part on the performance of our investment portfolio. Our investments are selected with the objective of maximizing investment returns consistent with appropriate credit, diversification, tax and regulatory consideration, while providing sufficient liquidity to enable us to meet our obligations as a reinsurance company on a timely basis. Our ability to achieve our investment objectives is affected by general economic conditions that are beyond our control.

     General economic conditions can adversely affect the markets for interest-rate-sensitive securities, including the extent and timing of investor participation in such markets, the level and volatility of interest rates and, consequently, the value of fixed income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. General economic conditions, stock market conditions and many other factors can also adversely affect the equities market and, consequently, the value of any equity securities we may own. We may not be able to realize our investment objectives, which could reduce our net income significantly.

     The state insurance laws in the United States restricting the investments of insurance companies are not directly applicable to Global Preferred Re. Unlike insurance regulations in the United States, Bermuda law does not limit or regulate investments of Global Preferred Re as a long-term insurer provided that such investments are made for its potential benefit and Global Preferred Re maintains the minimum solvency margin prescribed under the Bermuda Insurance Act 1978. We have developed specific investment guidelines that stress diversification of risk, conservation of principal and liquidity, which are reviewed periodically by the Investment Committee of the board of directors.

CHANGES IN INVESTMENT MARKETS COULD CAUSE A DECLINE IN THE REVENUES WE EARN UNDER OUR COINSURANCE AND MODIFIED COINSURANCE AGREEMENTS.

     Due to the nature of the variable universal life and variable annuity products we reinsure, we are generally insulated from the direct impact of changes in the investment yields of these products. However, on an overall basis, a decline in investment yields is expected to cause a decrease in our revenues under our coinsurance and modified coinsurance agreements because the funds upon which some of our revenues are calculated would presumably be lower, resulting in a corresponding decrease in our income. Conversely, an increase in investment yields is expected to have the opposite effect. Policies reinsured under the coinsurance and modified coinsurance agreements during 1998, 1999 and early 2000 experienced favorable investment yields, which resulted in increased earnings during these periods. Moreover, the greater than otherwise expected asset base resulted in increased anticipated future gross profits as used in amortizing the associated deferred acquisition costs. Conversely, a reduction in investment yields, as experienced in the latter half of 2000 and 2001, may result in a decrease in future revenues and anticipated future gross profits from that otherwise assumed, thereby resulting in lower earnings during future periods.

OUR INABILITY TO PROVIDE SATISFACTORY FINANCIAL SECURITY TO LIFE INSURANCE COMPANIES THAT REINSURE THROUGH US COULD SIGNIFICANTLY AND NEGATIVELY AFFECT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

     Because we are not required to be licensed or admitted as an insurer in any jurisdiction other than Bermuda and because many jurisdictions do not permit insurance companies to take credit for reinsurance obtained from unlicensed or non-admitted insurers on their statutory financial statements unless appropriate security measures are in place, the majority of our reinsurance customers typically require us to obtain a letter of credit or provide other collateral through funds withheld or trust arrangements. Our letters of credit are collateralized with fixed income securities. If we are unable to increase our letter of credit capacity or are unable to do so on commercially acceptable terms or are unable to arrange for other collateral through funds withheld or trust arrangements, our ability to implement our business strategy would be significantly and negatively affected.

     Although we currently have three letters of credit issued by Comerica Bank for the benefit of Western Reserve, Pacific Life and Zurich Life, in the amounts of $8.5 million, $50,000 and $300,000, respectively, as we grow we will need additional letter of credit capacity, or other acceptable forms of security. If we are unable to increase our letter of credit capacity, or are unable to do so on commercially acceptable terms or are unable to arrange for other collateral through funds withheld or trust arrangements, our ability to implement our business strategy would be significantly and negatively affected.

DUE TO THE ABSENCE OF A FINANCIAL STRENGTH RATING, IT MAY BE MORE DIFFICULT FOR US TO ENTER NEW MARKETS.

     We are not currently rated by any insurance company rating service and have not sought any rating because the absence of a financial rating has not, to date, interfered with the implementation of our business strategy. However, development of our future business may be affected by the absence of such a rating. Accordingly, we will seek a rating if we believe it will enhance our business opportunities. We cannot assure you that we would receive a favorable rating.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE FROM QUARTER TO QUARTER AND MAY NOT BE INDICATIVE OF OUR LONG-TERM PROSPECTS.

     Our results of operations may fluctuate significantly from quarter to quarter. Fluctuations may result from a variety of factors, including the volume and mix of reinsurance products we write, claim experience, policy persistency, timing of expenses and the performance of our investment portfolio. In particular, we seek to underwrite products and make investments to achieve long-term results. Accordingly, our short-term results of operations may not be indicative of our long-term prospects.

THE NATURE OF OUR BUSINESS REQUIRES OUR MANAGEMENT TO MAKE ESTIMATES AND ASSUMPTIONS THAT AFFECT OUR PRICING, RISK ASSESSMENT AND FINANCIAL STATEMENTS.

     The preparation of our financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that we deem to be sensitive to changes in estimates include deferred policy acquisition costs and future policy benefits. In addition, management is required to make estimates and assumptions that affect our pricing and risk assessments. In all instances, actual results could differ from management's estimates and have an adverse impact on our financial condition and business operations.

WE HAVE NO SIGNIFICANT OPERATIONS OTHER THAN OUR OWNERSHIP OF GLOBAL PREFERRED RE, WHICH IS REGULATED WITH RESPECT TO DECLARING OR PAYING DIVIDENDS. RESTRICTIONS ON OUR SUBSIDIARY'S ABILITY TO DECLARE AND PAY DIVIDENDS MAY HAVE A MATERIAL ADVERSE AFFECT ON OUR OPERATIONS.

     We are a holding company with no direct operations, and our principal asset is the capital stock of Global Preferred Re. Dividends and other permitted payments from our subsidiary are expected to be our sole source of funds to meet ongoing cash requirements, including debt service payments. Global Preferred Re's declaration and payment of dividends and making of distributions to us is limited under Bermuda law and regulations. Under the Bermuda Insurance Act 1978 and related regulations, Global Preferred Re must maintain specified minimum solvency levels and is prohibited from declaring or paying dividends that would result in non-compliance. Further as a long-term insurer, Global Preferred Re must maintain long-term assets with a value of at least $250,000 more than its long-term liabilities and is prohibited from declaring or paying dividends that would result in noncompliance or if, among other things, it has reasonable grounds for believing that after making such payment it would not be able to pay its liabilities as they become due. Accordingly, we cannot assure you that Global Preferred Re will declare or pay dividends or make distributions in the future. The inability of Global Preferred Re to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations.


     As of December 31, 2001, Global Preferred Re had total statutory capital and surplus, the excess of statutory assets over statutory liabilities, as determined under the Bermuda Insurance Act 1978, of $9.6 million. The amount available for distribution of dividends was $9.3 million. Global Preferred Re paid no dividends to Global Preferred during 2001.


OUR BUSINESS IS GEOGRAPHICALLY CONCENTRATED; THEREFORE, OUR OPERATIONS MAY BE AFFECTED BY REGULATORY, ECONOMIC, DEMOGRAPHIC AND OTHER CONDITIONS SPECIFIC TO A SMALL NUMBER OF STATES.


     Historically, a substantial portion of the policies we have reinsured were sold in a few states. Much of our reinsurance premiums and reinsured policy revenues were derived from Western Reserve (91% for the three months ended March 31, 2002). According to information provided to us by Western Reserve for the three months ended March 31, 2002, over 64% of the variable universal life premiums from policies sold by agents associated with World Financial Group and its predecessor, on behalf of Western Reserve, came from the states of California, Texas, Utah, Illinois and Maryland, with 43% coming from California alone. Similarly, in the first quarter of 2002, over 64% of all variable annuity premiums from policies sold by the agents associated with World Financial Group and its predecessor, on behalf of Western Reserve, came from California, Texas, Ohio, Utah and Wisconsin, with nearly 24% coming from California. We believe that the geographic distribution of the policies we reinsure bears a similar geographic concentration. As a result of such concentration, our operations may be significantly affected by regulatory, economic, demographic and other conditions specific to California and a small number of other states.


OUR RELIANCE ON PAYMENTS FROM LIFE INSURANCE COMPANIES UNDER OUR REINSURANCE AGREEMENTS EXPOSES US TO CREDIT RISK.

     We are exposed to credit risk with respect to the payments owed to us by the life insurance companies under our reinsurance agreements. Our operating cash flow is derived entirely from reinsurance premiums and revenues those companies pay to us. An adverse change in the financial condition of a life insurance company for which we provide reinsurance, especially Western Reserve, could impair our ability to collect these balances as a general creditor, which, in turn, could result in a material adverse effect upon our financial condition.

IF WE BECOME SUBJECT TO INSURANCE STATUTES AND REGULATIONS IN JURISDICTIONS OTHER THAN BERMUDA OR THERE IS A CHANGE TO A BERMUDA LAW OR APPLICATION OF BERMUDA LAW, THERE COULD BE A SIGNIFICANT AND NEGATIVE IMPACT ON OUR BUSINESS.

     Global Preferred Re, our wholly owned operating subsidiary, is registered in Bermuda as a long-term insurer. It is subject to regulation and supervision in Bermuda. These statutes and regulations may restrict our ability to write reinsurance policies, to distribute funds and to pursue our investment strategy. Bermuda insurance statutes, regulations and policies of the Bermuda Monetary Authority and the Minister of Finance require Global Preferred Re to, among other things:

     -  Maintain a minimum level of capital, surplus and liquidity;

     -  Satisfy solvency standards;

     -  Restrict dividends and distributions;

     -  Obtain prior approval of ownership and transfers of shares;

     - Maintain a principal office and appoint and maintain a Principal Representative in Bermuda; and

     - Provide for the performance of certain periodic examinations of Global Preferred Re and its financial condition.

     In general, reinsurers domiciled outside the United States are not subject to substantial direct regulation in the United States. However, most, if not all, states within the United States do not permit life insurance companies to take credit on their statutory financial statements for reinsurance obtained from unlicensed or unadmitted reinsurers, such as Global Preferred Re, unless appropriate security measures exist. In order for life insurance companies to receive credit for reinsurance written, Global Preferred Re has had to post letters of credit with those life insurance companies whose policies we reinsure. If Global Preferred Re should encounter difficulty in obtaining such letters of credit or alternative security in the future, our ability to operate and expand our business would be severely limited.

     Generally, Bermuda insurance statutes and regulations applicable to Global Preferred Re are less restrictive than those that would be applicable if Global Preferred Re were subject to the insurance laws of any state in the United States. In the past, there have been congressional and other initiatives in the United States regarding proposals to supervise and regulate insurers domiciled outside the United States. If in the future we became subject to any insurance laws of the United States or any state thereof or of any other jurisdiction, we cannot assure you that we would be in compliance with those laws or that coming into compliance with those laws would not have a significant and negative effect on our business.

     If we choose to attempt to become licensed in another jurisdiction other than Bermuda, we may not be able to become licensed as the process of obtaining licenses is very time consuming and costly. The modification of the conduct of our business resulting from our becoming licensed in certain jurisdictions could significantly and negatively affect our business. In addition, our inability to comply with insurance statutes and regulations could significantly and adversely affect our business by limiting our ability to conduct business as well as subjecting us to penalties and fines.

GLOBAL PREFERRED RE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

     The Bermuda Minister of Finance, under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, has given us assurance that if any legislation is enacted in Bermuda that would impose tax on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to us or to any of our operations or our shares, debentures or other obligations until March 28, 2016. We cannot assure you that Global Preferred Re will not be subject to any Bermuda tax after that date.

THE IMPACT OF BERMUDA'S LETTER OF COMMITMENT TO THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICE IS UNCERTAIN AND COULD ADVERSELY AFFECT GLOBAL PREFERRED RE'S TAX STATUS IN BERMUDA.

     The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among its member and non-member countries on measures to limit harmful tax competition and are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26,

2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any tax practices that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will require Global Preferred Re to pay taxes in Bermuda.

              RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

INVESTORS IN THIS OFFERING WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.


     The initial public offering price of our common stock will be higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, based upon the issuance and sale of 9,500,000 shares of common stock at an initial public offering price of $11.00 per share (the mid point of the range set forth on the cover of this prospectus), you will incur immediate dilution of approximately $0.93 in the net tangible book value per share of the common stock.


     Additionally, 312,750 shares of common stock are issuable on conversion of a $5.0 million convertible promissory note held by Money Services, Inc., a subsidiary of AEGON USA, Inc.; 420,000 shares are issuable upon the exercise of options to be granted upon completion of this offering; and 1,460,000 shares are reserved under our stock incentive plan and our directors' stock option plan. After the effectiveness of this offering, we intend to file registration statements registering the shares of common stock issuable upon the exercise of options under our option plans. As part of our financial incentive program for IMOs, we intend to reserve shares of our common stock to be used as equity-based incentives for the IMOs with which we have relationships. The exercise of options and warrants followed by sales of the underlying shares of common stock in the public market, or the availability of these shares for sale, could materially and adversely affect the market price for our common stock and result in additional dilution of our existing stockholders.

THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK, AND OUR STOCK PRICE MAY BE VOLATILE AND COULD DECLINE SIGNIFICANTLY.

     Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the common stock has been determined by negotiations between us and the underwriters, and may not be representative of the price that will prevail in the open market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. In addition, the market price of our common stock could fluctuate significantly in response to various factors, including:

     -  Actual or anticipated variations in our results of operations;

     - Announcements of new services or products or significant price reductions by us or our competitors;

     -  Sales of our common stock by stockholders;

     -  Changes in financial estimates by securities analysts; and

     - Domestic and international economic, legal and regulatory factors unrelated to our performance.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY IMPEDE ATTEMPTS TO REPLACE OR REMOVE OUR MANAGEMENT OR INHIBIT A TAKEOVER, WHICH COULD ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.

     Our certificate of incorporation and bylaws, as well as Delaware corporate law, contain provisions that could delay or prevent changes in our management or a change of control that you might consider favorable and may prevent you from receiving a takeover premium for your shares. These provisions include, for example:

     - Authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

     - Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at meetings;

     - Providing that only our board of directors, chairman, chief executive officer or president may call special meetings of stockholders; and

     - Requiring all stockholder action to be taken at a duly called meeting, not by written consent.

     These provisions apply even if the offer may be considered beneficial by some of our stockholders. If, as a result of these provisions, a change in management or a change of control is delayed or prevented, the market price of our common stock could decline.

SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR EXISTING STOCKHOLDERS AFTER THIS OFFERING COULD RESULT IN A LOWER MARKET PRICE OF OUR COMMON STOCK.


     The availability of a large number of shares of the common stock for sale could depress the market price of the common stock. After this offering, there will be outstanding approximately 13,641,684 shares of common stock or 15,066,684 shares if the underwriters exercise their over-allotment option in full. This number excludes: 312,750 shares of common stock issuable on conversion of a $5.0 million convertible promissory note held by Money Services, Inc., a subsidiary of AEGON USA, Inc.; 420,000 shares issuable upon the exercise of options to be granted upon completion of this offering; and 1,460,000 shares reserved under our stock incentive plan and directors stock option plan. Of these shares, 9,500,000 shares (10,925,000 shares if the underwriters' over-allotment option is exercised in full) sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in the Securities Act, or certain of our employees and independent agents associated with World Financial Group who purchase shares in the directed share program, as well as employees and current stockholders who are subject to sale restrictions pursuant to the free riding and withholding restrictions of the National Association of Securities Dealers, Inc. Of the remaining 4,141,684 shares held by existing stockholders, subject to the lock-up agreements discussed below, 2,959,629 shares are freely tradable without restriction under the Securities Act, 10,619 shares are eligible for sale in the public market pursuant to Rule 144(k), and 1,171,436 shares are eligible for sale in the public market subject in most cases to the limitations of Rule 144.



     Of the currently outstanding shares that are or will become eligible for sale, approximately 3,353,450 shares are subject to lock-up agreements between the underwriters and each of the holders of such shares, which generally provide that they will not offer, sell, contract to sell or grant any option to purchase or transfer or dispose of our common stock for a defined period of time after the date of this prospectus without the prior written consent of William Blair & Company, L.L.C. In their sole discretion, William Blair & Company, L.L.C. may, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date.



     Pursuant to the terms of the lock-up agreements, on the date following 180 days after the date of this prospectus, 838,363 of our currently outstanding shares will become freely tradable, and an additional 838,363 of such shares will become freely tradable, on the dates following 270, 360 and 450 days after the date of this prospectus, respectively. Sales of shares by existing stockholders in the public market, or the availability of these shares for sale, could materially and adversely affect the market price for our common stock.

                           FORWARD-LOOKING STATEMENTS


     This prospectus includes "forward-looking statements." Additionally, any written or oral statements made by us or on our behalf may include forward-looking statements that reflect our current views with respect to future events and financial performance. These statements may include, but are not limited to statements relating to reinsurance revenues, gross profits, cash flows and net income in future periods. Such statements often include the words "believes," "expects," "assumes," "predicts," "continue," "potential," "should," "could," "can," "may," "will," "proposes," "anticipates," "intends," "plans," "estimates," "projects," and variations or negations of such expressions or similar expressions. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Because such forward-looking statements involve risks, both known and unknown, and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to:


     - A decrease in the level of demand for our reinsurance business, or increased competition in the industry;

     -  Extent to which we are able to develop new reinsurance programs;

     -  Adverse reinsurance experience;

     -  Estimates of reserves;

     -  Assumptions used in accounting for deferred acquisition costs;

     -  Negotiation of reinsurance agreements;

     -  Our cash requirements;

     -  Availability of capital on acceptable terms;

     - The passage of federal or state legislation subjecting our business to additional supervision or regulation, including additional tax regulation, in the United States or other jurisdictions in which we operate; and

     - Changes in economic conditions, including interest rate conditions, which could affect our investment portfolio.

     These forward-looking statements are subject to change and uncertainty that are beyond our control and have been made based upon our expectations and beliefs concerning future developments and their potential effect on our business. We cannot assure you that future developments will be in accordance with our expectations or that the effect of future developments will be those we anticipate. Actual results could differ materially from those we expect, depending upon the outcome of certain factors, including those described in the forward-looking statements. We caution readers not to place undue reliance on these forward-looking statements, which speak only as of their dates. We have described some important factors that could cause our actual results to differ materially from our expectations in this prospectus, including the factors described in the section titled "Risk Factors." Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS


     We estimate that the net proceeds from this offering will be $94.4 million, assuming an initial offering price of $11.00 per share. We intend to use the net proceeds primarily to expand the operations of Global Preferred Re by exercising rights under our existing reinsurance agreements with Western Reserve to expand reinsurance on existing policies, increase our reinsurance participation on new policies and expand our reinsurance to include new products offered by Western Reserve.


     We intend to use approximately $75 million of the net proceeds over the final three quarters of 2002 to effect and support our exercise of contractual rights increasing our reinsurance of Western Reserve's existing policies through the:

     - Conversion of our reinsurance of all Western Reserve variable universal life policies and riders, issued since January 1, 1999, reinsured on a monthly renewable term basis to a coinsurance and modified coinsurance basis;

     - Reinsurance of the Western Reserve Freedom Elite Builder variable universal life policies and riders, issued since July 2001, on a 20% quota share coinsurance and modified coinsurance basis; and

     - Increase of our quota share to the maximum percentage allowable by contract on all Western Reserve variable annuity policies currently reinsured by us.

     Additionally, we intend to use approximately $15 million of the net proceeds through the first quarter of 2003 to reinsure newly issued variable annuity and variable universal life products.


     We will use the remaining net proceeds for general corporate purposes, which may include funding efforts to develop new IMO relationships, providing additional capital and surplus to our subsidiary, Global Preferred Re, expanding our management team to service a larger customer base and reducing corporate debt. Pending these uses we intend to invest the net proceeds in U.S. Treasury and government agency obligations and high-grade corporate debt securities.


                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our common stock and our board of directors does not anticipate declaring or paying any cash dividends in the foreseeable future. We anticipate that all of our earnings and other cash resources, if any, will be retained for the purpose of financing Global Preferred Re's reinsurance business and will be available for other strategic opportunities that may develop. Future dividend policy will be subject to the discretion of our board of directors, and will be contingent upon our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors that our board of directors deems relevant.

     As a holding company with no direct operations, the payment of dividends by us in the future will be largely dependent on our receipt of dividends from Global Preferred Re. The payment of dividends by Global Preferred Re is restricted under Bermuda law and regulations. Under the Bermuda Insurance Act 1978, Global Preferred Re must maintain long-term assets with a value of at least $250,000 more than its long-term liabilities. Global Preferred Re is prohibited from declaring or paying dividends unless the value of its long-term assets exceeds the amount of its long-term liabilities, as certified by its approved actuary, by the amount of the dividend and at least $250,000. Global Preferred Re is also prohibited, without approval of the Bermuda Monetary Authority, from reducing its total statutory capital by 15% or more during a single calendar year. In addition, under the Bermuda Companies Act 1981, Global Preferred Re may only declare or pay a dividend if, among other things, there are reasonable grounds for believing that Global Preferred Re is, or would after the payment, be able to pay its liabilities as they become due.

                                 CAPITALIZATION


     The table below shows our capitalization as of March 31, 2002:



     - On an actual basis, which reflects our capitalization as of March 31, 2002, without any adjustments to reflect subsequent or anticipated events; and



     - On an as adjusted basis, which reflects the issuance and sale by us of 9,500,000 shares of common stock in this offering at an assumed initial offering price of $11.00 per share, deduction of the estimated underwriting discounts and commissions and offering expenses payable by us of $10.1 million and the application of the estimated net proceeds to us.


     You should read the information in this table together with our consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.


                                                                      AS OF
                                                                 MARCH 31, 2002
                                                              ---------------------
                                                              ACTUAL    AS ADJUSTED
(Dollars in thousands, except per share data)                 -------   -----------
Long term debt..............................................  $ 5,000    $  5,000
Stockholders' equity:
  Preferred stock, $2.00 par value; 10,000,000 shares
    authorized, no shares issued and outstanding............       --          --
  Common stock, $.001 par value; 50,000,000 shares
    authorized, 4,149,074 shares issued and 4,141,684 shares
    outstanding (actual), 13,649,074 shares issued and
    13,641,684 shares outstanding (as adjusted).............        4          14
  Additional paid-in capital................................   23,326     117,675
  Accumulated other comprehensive income....................      166         166
  Retained earnings.........................................   19,593      19,593
  Treasury stock, at cost (7,390 shares)....................      (49)        (49)
                                                              -------    --------
        Total stockholders' equity..........................  $43,040    $137,399
                                                              -------    --------
        Total capitalization................................  $48,040    $142,399
                                                              =======    ========


     The above information excludes:

     - 1,460,000 shares of our common stock reserved for issuance under our stock incentive plan and directors stock option plan;

     - 420,000 shares of our common stock issuable upon the exercise of options we have agreed to issue upon the closing of this offering at an exercise price per share equal to the per share price to the public of the common stock in this offering;

     - 312,750 shares of our common stock issuable on conversion of a $5.0 million convertible promissory note held by Money Services, Inc., a subsidiary of AEGON USA, Inc.; and

     - 1,425,000 shares of our common stock issuable by us if the underwriters exercise their over-allotment option.

                                    DILUTION


     As of March 31, 2002, our net tangible book value was approximately $10.39 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets (which includes deferred acquisition costs) less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share that you pay in this offering and the net tangible book value per share immediately after this offering.



     After giving effect to the sale of 9,500,000 shares of common stock at an assumed initial public offering price of $11.00 per share and after deducting underwriting discounts and estimated offering expenses, our pro forma net tangible book value at March 31, 2002 would have been approximately $137.4 million, or $10.07 per share of common stock. This represents an immediate decrease in net tangible book value of $0.32 per share to existing stockholders and an immediate dilution of $0.93 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution to new investors:



Assumed initial public offering price per share.............           $11.00
  Net tangible book value per share as of March 31, 2002....  $10.39
  Decrease in net tangible book value per share attributable
    to new investors........................................   (0.32)
                                                              ------
Pro forma net tangible book value per share after the
  offering..................................................            10.07
                                                                       ------
Dilution per share to new investors.........................           $ 0.93
                                                                       ======



     The following table sets forth, as of March 31, 2002, the differences between our existing stockholders and new investors with respect to the number of outstanding shares issued by us, the total consideration paid and the average price per share:



                                                     SHARES PURCHASED      TOTAL CONSIDERATION
                                                   --------------------   ----------------------   AVERAGE PRICE
                                                     NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                                   ----------   -------   ------------   -------   -------------
Existing common stockholders.....................   4,141,684     30.4%   $ 24,740,705     19.1%      $ 5.97
New investors....................................   9,500,000     69.6     104,500,000     80.9       $11.00
                                                   ----------    -----    ------------   ------
         Total...................................  13,641,684    100.0%   $129,240,705    100.0%
                                                   ==========    =====    ============   ======



     Assuming full exercise of the underwriters' over-allotment option, the percentage of shares held by existing common stockholders would be 27.5% of the total number of shares of common stock to be outstanding after the offering, and the number of shares held by new stockholders would be increased to 10,925,000 shares, or 72.5% of the total number of shares of common stock to be outstanding after the offering.



     We have based the foregoing discussions and tables on the number of shares of stock outstanding as of March 31, 2002, and exclude:


     - 420,000 shares of our common stock issuable upon exercise of options we have agreed to issue upon closing this offering at an exercise price per share equal to the per share price to the public of the common stock in this offering;

     - 1,460,000 shares of our common stock reserved for issuance upon exercise of options available for grant under our stock incentive plan and directors stock option plan; and

     - 312,750 shares of our common stock issuable upon conversion of a $5.0 million convertible promissory note held by Money Services, Inc., a subsidiary of AEGON USA, Inc.

     To the extent these options are exercised or such promissory note is converted, purchasers of our common stock in this offering may incur further dilution.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated statements of income data for each of the years in the five year period ended December 31, 2001 have been derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of income data for the three months ended March 31, 2001 and 2002 and the consolidated balance sheet data as of March 31, 2002 have been derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited consolidated financial statements and include, in our opinion, all adjustments necessary to present fairly the information presented for interim periods and the adjustments are of a normal and recurring nature. However, interim period results are not necessarily indicative of results that will be obtained for the full year. The financial data set forth below should be read along with our consolidated financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.



                                                                  YEAR ENDED DECEMBER 31,
                                               --------------------------------------------------------------
                                                  1997         1998         1999         2000         2001
(Dollars in thousands, except per share data)  ----------   ----------   ----------   ----------   ----------

CONSOLIDATED STATEMENTS OF INCOME DATA:
  Premiums....................                 $    5,217   $    7,281   $    9,692   $   16,618   $   19,240
  Reinsured policy revenues...                        195        4,098       13,506       12,894       11,238
  Net investment income.......                      1,088          951          350          528          811
  Net realized gain (loss) on investments...           --          267          (66)           3           45
  Loss on recapture of business...                     --           --         (823)          --           --
  Other income................                        300           --           --           --           --
                                               ----------   ----------   ----------   ----------   ----------
    Total revenue.............                      6,800       12,597       22,659       30,043       31,334
                                               ----------   ----------   ----------   ----------   ----------
  Total benefits and expenses...                    4,465        9,201       16,114       23,089       23,480
                                               ----------   ----------   ----------   ----------   ----------
    Income before income taxes...                   2,335        3,396        6,545        6,954        7,854
    Income tax expense........                       (816)      (1,157)      (2,225)      (1,821)      (2,392)
                                               ----------   ----------   ----------   ----------   ----------
    Net income................                      1,519        2,239        4,320        5,133        5,462
    Preferred dividends.......                         --           --           --          155          267
                                               ----------   ----------   ----------   ----------   ----------
  Net income available to common
    stockholders..............                 $    1,519   $    2,239   $    4,320   $    4,978   $    5,195
                                               ==========   ==========   ==========   ==========   ==========
  Basic earnings per share....                 $     0.42   $     0.60   $     1.15   $     1.33   $     1.39
  Diluted earnings per share...                $     0.42   $     0.60   $     1.15   $     1.30   $     1.32
  Weighted-average common shares...             3,592,154    3,743,649    3,742,610    3,742,610    3,742,610
  Total weighted-average common and common
    equivalent shares.........                  3,592,154    3,743,649    3,742,610    3,943,897    4,141,684

                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                               -----------------------
                                                  2001         2002
(Dollars in thousands, except per share data)  ----------   ----------
                                                     (UNAUDITED)
CONSOLIDATED STATEMENTS OF INCOME DATA:
  Premiums....................                 $    4,656   $    4,557
  Reinsured policy revenues...                      2,940        3,596
  Net investment income.......                        161          214
  Net realized gain (loss) on investments...            6            8
  Loss on recapture of business...                     --           --
  Other income................                         --           --
                                               ----------   ----------
    Total revenue.............                      7,763        8,375
                                               ----------   ----------
  Total benefits and expenses...                    5,818        6,630
                                               ----------   ----------
    Income before income taxes...                   1,945        1,745
    Income tax expense........                       (654)        (593)
                                               ----------   ----------
    Net income................                      1,291        1,152
    Preferred dividends.......                         69           --
                                               ----------   ----------
  Net income available to common
    stockholders..............                 $    1,222   $    1,152
                                               ==========   ==========
  Basic earnings per share....                 $     0.33   $     0.28
  Diluted earnings per share...                $     0.31   $     0.28
  Weighted-average common shares...             3,742,610    4,141,684
  Total weighted-average common and common
    equivalent shares.........                  4,141,684    4,141,684



                                                                       AS OF
                                                                   MARCH 31, 2002
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(1)
(Dollars in thousands)                                        -------   --------------
                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $10,457      $104,816
  Fixed maturity securities.................................   11,695        11,695
  Deferred acquisition costs................................   52,319        52,319
  Total assets..............................................   79,054       173,413
  Long-term debt............................................    5,000         5,000
  Total liabilities.........................................   36,014        36,014
  Stockholders' equity......................................   43,040       137,399



                                                                  AS OF
                                                              MARCH 31, 2002
(Dollars in thousands)                                        --------------
SUMMARY OF POLICIES REINSURED:
  Number of life insurance policies and riders reinsured....       287,746
  Number of annuity policies reinsured......................        48,312
  Face value of life insurance reinsured....................    $9,196,219
  Annuity contract benefits reinsured.......................    $  290,949


---------------
(1) As adjusted to give effect to the sale of the 9,500,000 shares of our common stock at an assumed initial public offering price of $11.00 per share and the receipt of the estimated net proceeds.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes, which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading "Risk Factors."

OVERVIEW

     Global Preferred, through Global Preferred Re, provides reinsurance for life insurance and annuity products. The strength of our reinsurance business is based on our strong relationship with the independent agents of World Financial Group, which is an IMO that markets the products we currently reinsure. World Financial Group is an indirect subsidiary of AEGON USA, Inc. and, as of April 12, 2002, had over 7,800 associated independent registered agents licensed to sell securities and insurance products.

     Although our reinsurance business is directed to us through our IMO relationship, the variable universal life insurance and variable annuity policies that we currently reinsure are underwritten and issued by various ceding life companies. In the insurance industry, the term "ceding" refers to the use of reinsurance to transfer from one insurance company to another some or all of the risks associated with one or more insurance policies. We often refer to the life insurance companies that reinsure life insurance and annuity policies through us as the "ceding life companies."

     Under a reinsurance agreement, the economic consequences of certain insurance risks are transferred from the ceding life company to the reinsurer. Depending upon the type of reinsurance agreement, these risks may include mortality, persistency, investment and expense. Key considerations in evaluating the risks include industry experience, the ceding life company's pricing and assumptions, the type of product, the ceding life company's underwriting practices and procedures, the type of distribution system, the ceding life company's recent experience and the market for the product.

     The ceding life companies retain responsibility for the payment of all claims, surrender values, commissions and expenses involved in issuing and maintaining the policies we reinsure. In addition, the ceding life companies administer the reinsurance contracts and, on a monthly basis, provide us with information regarding premiums, reserves and benefits and the amounts we owe to the ceding life company for claims and settlement expenses on the policies we reinsure.

TYPES OF REINSURANCE

     We currently write three types of reinsurance: renewable term (consisting of yearly renewable term and monthly renewable term), coinsurance and modified coinsurance.

     Renewable Term. Renewable term, also referred to as risk premium reinsurance, which includes monthly renewable term and yearly renewable term, is a plan of reinsurance in which the premium rates are not directly related to the premium rates on the original plan of insurance. Under renewable term reinsurance, the ceding life company reinsures the mortality risk with us. The amount reinsured in any one period is not based on the face amount of the policy, but rather on the net amount of risk we reinsure. The net amount of risk is typically defined as the difference between the death benefit and the cash value of a policy.

     Coinsurance. Under a coinsurance arrangement, the insured risks are ceded to us on essentially the same basis as underwritten by the ceding life company. The ceded risks include mortality, persistency, investment and expense. We share the risks pro rata with the ceding life company. We receive a proportionate share of gross premiums from the ceding life company and provide expense allowances to the ceding life company in recognition of expenses associated with the reinsured policies. We also pay our proportionate share of death benefits and other policy benefits. The reserves on the ceded portion of the policy are held by us and are our obligations.

     Modified Coinsurance. Modified coinsurance is similar to coinsurance except the ceding life company retains the reserves and the assets related to the reserves. Modified coinsurance is used primarily for products that develop cash values and allows the ceding life company to retain the associated assets for investment purposes.

SIGNIFICANT FINANCIAL STATEMENT IMPACT OF REINSURANCE

Income Statement Impact

     Reinsurance Revenues. For renewable term reinsurance, we record as "premiums" the amount of reinsurance premiums we receive over the paying periods of the reinsured policies. For policies reinsured on a coinsurance or modified coinsurance basis, we record as "reinsured policy revenues" a proportionate share of gross revenues received by the ceding life company over the paying periods of the reinsured policies. These revenues represent the policy mortality and expense charges, asset-based allowances and deferred sales charges that have been assessed against the reinsured policy account balances. As we elect to convert coverage on policies that we currently reinsure on a renewable term basis to a coinsurance or modified coinsurance basis, the associated premium revenues for those policies will discontinue, and our proportionate share of the associated mortality and expense charges, asset based allowances and deferred sales charges will be recorded as reinsured policy revenues.

     Reinsurance Expenses. Regardless of the type of reinsurance, our related expenses may include: (1) benefits, claims and settlement expenses, which represent our share of the payments made to insured individuals during the period, (2) expense allowances paid to the ceding life company for expenses associated with the reinsured policies, including commissions and costs associated with underwriting, marketing, policy issue and maintenance, and (3) amortization of deferred acquisition costs, which are discussed in more detail below.

Balance Sheet Impact

     Deferred Acquisition Costs. We capitalize and defer costs that vary with, and are directly associated with, the acquisition of the reinsured policies. These expenses are deferred to the extent that such costs are deemed recoverable from future policy revenues and are recorded as deferred acquisition costs on the balance sheet. Such costs include reinsurance commission and expense allowances paid to ceding life companies, and may include other underwriting costs such as actuarial, legal and accounting fees.

     Deferred acquisition costs are amortized over the lives of the underlying policies, in conformity with the terms of the reinsurance agreement. Under the renewable term agreements, the rate of amortization depends on the approach utilized, static or dynamic, and is based upon assumptions applicable at the time the policies are reinsured, such as estimates of expected investment yields, mortality, persistency and expenses. Under the static approach, the amortization is in proportion to the ratio of premiums collected during the then current period to total anticipated premiums. Often the static approach is used in the first policy year or until the business is sufficiently large to warrant the complexity of the dynamic approach. Under the dynamic approach, the amortization under the static approach is adjusted to reflect actual persistency of the insurance in effect. To the extent fewer policies persist than otherwise anticipated, the amortization will be greater under the dynamic approach than under the static approach. Conversely, to the extent more policies persist than otherwise anticipated, the amortization will be smaller. Currently, we use the dynamic amortization approach for all our policies reinsured under our renewable term agreements.

     Under the coinsurance and modified coinsurance agreements, the amortization of the deferred acquisition costs is in proportion to the ratio of gross profits recognized during the then current period to total anticipated future gross profits. During each accounting period, assumptions used in calculating the amortization of the deferred acquisition expense reflect actual experience for the then current accounting period. We also review, on a periodic basis, our evolving experience with regard to our assumptions concerning future experience as to mortality, persistency, investment yields and expenses in determining our estimate of anticipated future gross profits. This periodic review is commonly referred to as "unlocking." Our period of observation is from October 1 of the previous calendar year through September 30 of the current calendar year. If we believe variances from expected assumptions are permanent, we will change the assumptions we use with regard to future experience. Upon adoption of any change in assumptions used with regard to future experience, the amortization of the deferred acquisition cost will be recalculated and reflected during the then current accounting period.

     Future Policy Benefits. Liabilities for future benefits on life insurance policies are established in an amount adequate to meet the estimated future obligations on the policies in effect. Policy and contract reserves are included in "future policy benefits" on the consolidated balance sheet.

     Liabilities for future policy benefits under the renewable term agreements include provisions for claims in the course of settlement, claims incurred but not reported and expected future claims. The liability is estimated using assumptions such as estimates of expected investment yields, mortality, persistency and expenses applicable at the time the reinsurance contracts are executed.

     Liabilities for future policy benefits under coinsurance and modified coinsurance agreements equal reinsured policy account balances on the underlying variable universal life policies and variable annuity contracts. With regard to the separate account benefits reinsured on a modified coinsurance basis, we record the liabilities as an offset to related assets as intentions and rights under the agreements with the ceding life companies meet the appropriate conditions governing rights of setoff. The nature of separate account benefits do not permit us to reinsure those benefits on a coinsurance basis. We currently reinsure the fixed portion of variable annuity contracts and variable universal life policies only on a coinsurance basis and, accordingly, the liabilities for that portion of the reinsurance are recorded as future policy benefits.

     Liabilities for future policy benefits reflected in the consolidated financial statements are based on information provided to us by the ceding life companies. Reserves established by us with respect to individual risks or classes of business may not be the same as those established by ceding life companies due to differing risks and assumptions regarding mortality, persistency, investment and expenses.

FAIR VALUE DISCLOSURE

     Investments. We classify all fixed maturities and equity securities as "available for sale." Such securities are reported at fair value. Fixed maturities available are so classified based upon the possibility that such securities could be sold prior to maturity if that action enables us to execute our investment philosophy and appropriately match investment results to operating and liquidity needs. Unrealized gains and losses on marketable equity securities available for sale, less applicable income taxes, are reported as a separate component of "accumulated other comprehensive income (loss)" within stockholders' equity.

     Investment income is recognized as it accrues or becomes legally due. Realized gains or losses on sales of investments are included in income, as are write-downs of securities where declines in value are deemed to be other than temporary. The cost of investment securities sold is determined based upon the specific identification method.

     Other Financial Assets and Liabilities. The carrying value of cash and cash equivalents, reinsurance receivables and payables, short-term debt, accrued expenses and accounts payable approximate their fair values due to the short-term nature of these accounts. The carrying value of future policy benefits approximates its fair value as credited interest approximates current market rates.

OUR CURRENT REINSURANCE AGREEMENTS

     The life insurance and annuity policies that we have reinsured to date are underwritten and issued by Western Reserve, American Skandia, Zurich Life and Pacific Life. The following table indicates the percentage of our reinsurance revenues derived from our ceding life companies:


                                                     THREE MONTHS ENDED
                         YEAR ENDED DECEMBER 31,         MARCH 31,
                        -------------------------    ------------------
                        1999      2000      2001            2002
                        -----     -----     -----           ----
Western Reserve.......    88%       88%       89%            91%
American Skandia......     9        10         9              8
Zurich Life...........     3         2         2              1
Pacific Life(1).......    --        --         0              0
                         ---       ---       ---            ---
Total.................   100%      100%      100%           100%
                         ===       ===       ===            ===


---------------
(1)  This agreement was effective as of January 1, 2001.

     The following table indicates, by ceding life company: (1) the names and types of insurance products we currently reinsure; (2) the type of reinsurance agreement applicable to each; (3) policy issue dates reinsured under each agreement; and (4) the commencement date of the reinsurance.


                                                                                                             REINSURANCE
                                                                                             POLICY ISSUE    COMMENCEMENT
CEDING LIFE COMPANY       REINSURED PRODUCT NAME     PRODUCT TYPE(1)  REINSURANCE TYPE(2)       DATES            DATE
-------------------      -------------------------   ---------------  -------------------  ----------------  ------------
Western Reserve          Freedom Equity Protector          VUL                MRT             1/92 to 12/99      7/96
Western Reserve          Financial Freedom Builder         VUL                MRT              7/97 to 3/98      7/97
Western Reserve          Financial Freedom Builder         VUL             Co/Modco           4/98 to 12/98      4/98
Western Reserve          Financial Freedom Builder         VUL                MRT              1/99 to 3/01     10/99
Western Reserve          Financial Freedom Builder         VUL             Co/Modco           4/01 to 12/01      1/02
Western Reserve          Financial Freedom Builder         VUL                MRT           1/02 to present     10/99
Western Reserve          Freedom Elite Builder             VUL             Co/Modco           7/01 to 12/01      1/02
Zurich Life              Power VUL                         VUL                MRT              9/96 to 3/01      9/96
Pacific Life             Select Exec II                    VUL                YRT           1/01 to present      1/01
American Skandia         Imperium                          VA                Modco          1/97 to present      1/97
Western Reserve          Freedom Wealth Creator            VA              Co/Modco           1/98 to 12/01      1/98
Western Reserve          Freedom Premier                   VA              Co/Modco        10/00 to present     10/00


---------------
(1) "VUL" means variable universal life product. "VA" means variable annuity product.
(2) "MRT" means monthly renewable term. "YRT" means yearly renewable term. "Co/Modco" means coinsurance and modified coinsurance.


     Under our reinsurance agreements with the ceding life companies, we currently reinsure variable life insurance and variable annuity policies on either a renewable term basis or a coinsurance and modified coinsurance basis. For the three months ended March 31, 2002, the policies we reinsured on a renewable term basis represented 56% of our reinsurance revenues and the policies we reinsured on a coinsurance and modified coinsurance basis represented 44% of our reinsurance revenues.



RECENT AMENDMENTS TO WESTERN RESERVE REINSURANCE AGREEMENTS



     Consistent with our business plan, effective as of January 1, 2002, we amended certain of our reinsurance agreements with Western Reserve to:



     - Convert our reinsurance of all Western Reserve variable universal life policies and riders issued from April 1, 2001 through December 31, 2001, which had been reinsured by us on a monthly renewable term basis, to a coinsurance and modified coinsurance basis at a quote share rate of 20%;

     - Begin reinsuring, on a coinsurance and modified coinsurance basis at a quota share rate of 20%, certain Western Reserve variable universal life policies sold by the agents associated with World Financial Group and issued from July 1, 2001 through December 31, 2001;



     - Increase our reinsurance on a coinsurance and modified coinsurance basis, from our current 10% quota share rate to a 14% quota share rate, of all Western Reserve variable annuity policies sold by the agents associated with World Financial Group and issued from January 1, 1999 through December 31, 2001;



     - Begin reinsuring, on a coinsurance and modified coinsurance basis at a quota share rate of 14%, all Western Reserve variable annuity policies sold by the agents associated with World Financial Group and issued on or after January 1, 2002; and



     - Cease our reinsurance of the Western Reserve Freedom Wealth Creator variable annuity products sold, after January 1, 2002, by the agents associated with the World Financial Group, due to the limited volume of new policies we anticipate to be written for this product; however, we will continue to reinsure all Freedom Wealth Creator policies we reinsured as of December 31, 2001.



     These amendments resulted in an increase in deferred acquisition costs of $8.1 million, an increase of $7.2 million in reinsurance balances payable and an increase of $929,000 in future policy benefits at March 31, 2002, as compared to December 31, 2001.


RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of total revenue for the periods indicated:


                                                                                         THREE MONTHS
                                                                    YEAR ENDED               ENDED
                                                                   DECEMBER 31,            MARCH 31,
                                                              ----------------------     -------------
                                                              1999     2000     2001     2001     2002
                                                              ----     ----     ----     ----     ----
                                                                 (AS A PERCENTAGE OF TOTAL REVENUE)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Revenues:
  Premiums..................................................   43%      55%      61%      60%      54%
  Reinsured policy revenues.................................   60       43       36       38       43
  Net investment income.....................................    1        2        3        2        3
  Net realized gain (loss) on investments...................   --       --       --       --       --
  Loss on recapture of business.............................   (4)      --       --       --       --
                                                              ---      ---      ---      ---      ---
Total revenue...............................................  100%     100%     100%     100%     100%
                                                              ---      ---      ---      ---      ---
Benefits and expenses:
  Benefits, claims and settlement expenses..................   20       25       20       20       24
  Change in future policy benefits..........................    1        7        8        8        5
  Reinsurance expense allowances, net.......................   24       25       27       27       27
  Amortization of deferred acquisition costs................   17       14       13       13       13
  Operating expenses........................................    4        4        6        6        9
  Interest expense..........................................    5        2        1        1        1
                                                              ---      ---      ---      ---      ---
Total benefits and expenses.................................   71       77       75       75       79
                                                              ---      ---      ---      ---      ---
Income before income taxes..................................   29       23       25       25       21
  Income taxes..............................................  (10)      (6)      (8)      (8)      (7)
                                                              ---      ---      ---      ---      ---
Net income..................................................   19%      17%      17%      17%      14%
                                                              ===      ===      ===      ===      ===

THREE MONTHS ENDED MARCH 31, 2002 COMPARED TO THREE MONTHS ENDED MARCH 31, 2001



Revenues



     Premiums. Premiums decreased $99,000, or 2%, from $4.7 million for the three months ended March 31, 2001 to $4.6 million for the comparable period in 2002. The majority of this decrease was due to the conversion of all Western Reserve Financial Freedom Builder variable universal life policies and riders, issued from April 1, 2001 through December 31, 2001, which had been reinsured by us on a monthly renewable term basis, to a coinsurance and modified coinsurance basis, effective January 1, 2002.



     Reinsured Policy Revenues. Reinsured policy revenues increased $656,000, or 22%, from $2.9 million for the three months ended March 31, 2001 to $3.6 million for the comparable period in 2002. This increase was due to: (1) the conversion of certain Financial Freedom Builder variable universal life policies and riders, as described above; (2) the reinsurance of the Western Reserve Freedom Elite Builder variable universal life policies at a quota share rate of 20%, sold by the agents associated with World Financial Group and issued from July 1, 2001 through December 31, 2001; and (3) the increase in our reinsurance on a coinsurance and modified coinsurance basis, from a 10% quota share rate to a 14% quota share rate, of all Western Reserve variable annuity policies sold by the agents associated with World Financial Group and issued from January 1, 1999 through December 31, 2001.



     Net Investment Income and Net Realized Gain on Investments. Net investment income increased $53,000, or 33%, from $161,000 for the three months ended March 31, 2001 to $214,000 for the comparable period in 2002, primarily due to the increased size of our portfolio from new purchases of fixed maturity securities.



     The sale of fixed maturity securities for the three months ended March 31, 2001 resulted in a net realized gain on investments of $6,000 compared to a net realized gain on investments of $8,000 for the comparable period in 2002. These gains were caused by a decline in market yields, which resulted in an increase in the fair value of invested securities.



Benefits and Expenses



     Benefits, Claims and Settlement Expenses. Benefits, claims and settlement expenses increased $531,000, or 35%, from $1.5 million for the three months ended March 31, 2001 to $2.0 million for the comparable period in 2002. The increase was primarily associated with the increasing age of the policies reinsured and a lower than expected incidence of claims in 2001 compared to the incidence of claims in 2002 which was closer to expected levels. Although we had higher claims activity this period as compared to last year, our claims activity continues to remain favorable as compared to our pricing of the policies reinsured. The aggregate face value of insurance underlying the policies we reinsured at March 31, 2001 was $9.4 billion compared to $9.2 billion at March 31, 2002.



     Change in Future Policy Benefits. Change in future policy benefits decreased $197,000, or 31%, from $644,000 for the three months ended March 31, 2001 to $447,000 for the comparable period in 2002. The majority of this decrease was due to the conversion of all Western Reserve Financial Freedom Builder variable universal life policies and riders, issued from April 1, 2001 through December 31, 2001, which had been reinsured by us on a monthly renewable term basis, to a coinsurance and modified coinsurance basis, effective January 1, 2002.



     Reinsurance Expense Allowances, Net. Net reinsurance expense allowances increased by $114,000, or 5%, from $2.1 million for the three months ended March 31, 2001 to $2.2 million for the comparable period in 2002. Consistent with the increase in premium revenues, the increase in net reinsurance expense allowances was due primarily to the reinsurance of the Western Reserve Freedom Elite Builder variable universal life policies and the increase in our reinsurance to a 14% quota share rate of certain Western Reserve variable annuity policies.



     Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs increased $116,000, or 12%, from $1.0 million for the three months ended March 31, 2001 to $1.1 million for the comparable period in 2002. The increase in amortization of deferred acquisition costs was attributable to an increase in the rate of amortization, which resulted from our annual unlocking of future experience assumptions that occurred as of December 31, 2001, in conjunction with an increase in reinsured policy revenues.



     Operating Expenses. Operating expenses increased $249,000, or 52%, from $478,000 for the three months ended March 31, 2001 to $727,000 for the comparable period in 2002. These expenses include salaries and benefits, professional fees for legal, actuarial and accounting expenses and other operating expenses. The increase was attributable to a $263,000 increase in salaries, benefits and recruiting expenses, due to the employment of additional staff and the accrual of discretionary bonuses for 2002, offset by a decrease in our franchise tax for the State of Delaware as a result of the stock split in third quarter of 2001.



     Interest Expense. Interest expense decreased $2,000, or 2%, from $96,000 for the three months ended March 31, 2001 to $94,000 for the comparable period in 2002. The decrease was due to the repayment of a $5.3 million debt on a line of credit. The final payment of principal and interest in the amount of $283,566 was paid in February 2001.



     Income Taxes. Due to lower levels of income before income taxes, income taxes decreased $61,000, or 9%, from $654,000 for the three months ended March 31, 2001 to $593,000 for the comparable period in 2002. Income before income taxes is comprised of income subject to taxes which are both recognized and due in the current period and income subject to taxes which are recognized during the current period but are due in future periods. The "small life insurance company deduction" available under Section 806 of the Internal Revenue Code for qualifying life insurance companies can reduce the effective federal income tax rate from 34% to less than 20% depending upon the amount of taxable income. As of March 31, 2001 and 2002, we had no taxable income and, as a result, we were unable to take advantage of any of the small life insurance deduction. During 2001 and 2002 our effective tax rate was 34%.


YEAR ENDED DECEMBER 31, 2001 COMPARED TO YEAR ENDED DECEMBER 31, 2000

Revenues

     Premiums. Premiums increased $2.6 million, or 16%, from $16.6 million for the year ended December 31, 2000 to $19.2 million for the comparable period in 2001. The majority of this increase was due to a rise in reinsured policies under the Financial Freedom Builder Monthly Renewable Term Agreement. The aggregate face value of reinsurance under the Financial Freedom Builder Monthly Renewable Term Agreement increased $246 million, or 6% from $4.2 billion at December 31, 2000 to $4.4 billion at December 31, 2001. The remaining increase in premiums was attributable to the increasing duration of the policies, since reinsurance premiums increase with the advancing age of the insureds.

     Reinsured Policy Revenues. Reinsured policy revenues decreased $1.7 million, or 13%, from $12.9 million for the year ended December 31, 2000 to $11.2 million for the same period in 2001. This decrease was primarily attributable to revenues associated with our variable annuity coinsurance and modified coinsurance agreements, which declined from $6.7 million for year ended December 31, 2000 to $5.5 million for the same period in 2001, a decrease of $1.2 million, or 18%. Decreasing revenues for both variable universal life and variable annuity business have resulted primarily from a decline in collected mortality and expense charges associated with lower account values, due to the decline in the equity markets. Further, the variable universal life coinsurance and modified coinsurance business is a "closed block," meaning that there are no new policies being issued in this block of business, resulting in a declining number of policies reinsured in the block due to normal policy lapses and surrenders. New variable universal life policies that we reinsured in 2000 and 2001 were reinsured on a renewable term basis. The capital requirements for reinsuring on a coinsurance or modified coinsurance basis limited our ability to reinsure any new variable universal life policies on that basis.

     Net Investment Income and Net Realized Gain on Investments. Net investment income increased $283,000, or 54%, from $528,000 for the year ended December 31, 2000 to $811,000 for the same period in 2001, primarily due to the increased size of our portfolio from new purchases of fixed maturity securities.

     The sale of fixed maturity securities for the year ended December 31, 2000 resulted in a net realized gain on investments of $3,000 compared to a net realized gain on investments of $45,000 for the same period in 2001. This shift was caused by a decline in market yields, which resulted in an increase in the fair value of invested securities.

Benefits and Expenses

     Benefits, Claims and Settlement Expenses. Benefits, claims and settlement expenses decreased $1.3 million, or 17%, from $7.6 million for the year ended December 31, 2000 to $6.3 million for the same period in 2001. The decrease was primarily associated with better mortality experience in the current period, which resulted in lower claims activity. We do not expect, nor have we been advised by the ceding life companies of, any material claims exposure related to the September 11, 2001 terrorist attacks. The aggregate face value of insurance underlying the policies we reinsured at December 31, 2000 was $9.4 billion compared to $9.1 billion at December 31, 2001.

     Change in Future Policy Benefits. Change in future policy benefits increased $359,000, or 17%, from $2.1 million for the year ended December 31, 2000 to $2.4 million as compared to the same period in 2001. $230,000 of the increase was tied to the $2.4 million growth in premiums collected under the Financial Freedom Builder Monthly Renewable Term Agreement. Additionally, during the third quarter of 2001, we refined our methodology for recognizing earned premiums under the Zurich Life monthly renewable term agreement, which resulted in an increase in future policy benefits of $152,000.

     Reinsurance Expense Allowances, Net. Net reinsurance expense allowances increased by $962,000, or 13%, from $7.5 million for the year ended December 31, 2000 to $8.5 million for the same period in 2001. Consistent with the increase in premium revenues, the increase in net reinsurance expense allowances was due primarily to an increase in the business placed under the Financial Freedom Builder Monthly Renewable Term Agreement.

     Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs decreased $72,000, or 2%, from $4.0 million for the year ended December 31, 2000 to $3.9 million for the same period in 2001. A majority of the decrease in the amortization of deferred acquisition costs resulted from the refinement of our methodology of recognizing earned premiums under the Zurich Life monthly renewable term agreement, which caused a $122,000 decrease. Offsetting this decrease was a net increase of $50,000, which reflects amounts related to unlocking of historical realized experience and future experience assumptions.

     Operating Expenses. Operating expenses increased $696,000, or 55%, from $1.3 million for the year ended December 31, 2000 to $2.0 million in same period of 2001. These expenses include salaries and benefits, professional fees for legal, actuarial and accounting expenses and other operating expenses. The increase was associated with a $447,000 increase in salaries, benefits and recruiting expenses, due to the employment of additional staff, the payment of a discretionary bonus for the year 2000 and the accrual of discretionary bonuses for 2001. The remainder of the increase was primarily due to increases in directors' and officers' insurance expenses, outside director fees, legal fees and our franchise tax for the State of Delaware.

     Interest Expense. Interest expense decreased $287,000, or 43%, from $665,000 for the year ended December 31, 2000 to $378,000 for the same period in 2001. The decrease was due to the repayment of a $5.3 million debt on a line of credit. The final payment of principal and interest in the amount of $283,566 was paid in February 2001.

     Income Taxes. Due to higher levels of income before income taxes, income taxes increased $571,000, or 31%, from $1.8 million for the year ended December 31, 2000 to $2.4 million in the same period of 2001. Income before income taxes is comprised of income subject to taxes which are both recognized and due in the current period and income subject to taxes which are recognized during the current period but are due in future periods. The amount of income taxes which was recognized and due in the respective periods was only $516,000 and $437,000 in 2000 and 2001, respectively due to the "small life insurance company deduction" which permanently reduces the current income taxes due. The amount of income taxes that was due in future periods in 2001 was $2.0 million, an increase of $650,000 as compared to the amount in 2000, due to an increase in timing differences with respect to reserves.

     As a result of the "small life insurance company deduction," the combined effective tax rate will fluctuate between 20% and 34%. During 2000 our effective tax rate was 26%, as compared to 30% in 2001.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Revenues

     Premiums. Premiums increased $6.9 million, or 71%, from $9.7 million the year ended December 31, 1999 to $16.6 million for the comparable period in 2000. A majority of this increase was caused by a $6.6 million increase in premiums relating to the full-year impact of the Financial Freedom Builder Monthly Renewable Term Agreement that we entered into with Western Reserve in October 1999. The remaining increase in premiums was attributable to the increasing duration of the policies insured since reinsurance premiums increase with the advancing age of the insureds.

     Reinsured Policy Revenues. Reinsured policy revenues decreased $612,000, or 5%, from $13.5 million for the year ended December 31, 1999 to $12.9 million for the same period in 2000. The overall revenue decline was due to a $2.8 million decline in revenues associated with our variable universal life coinsurance and modified coinsurance agreement with Western Reserve, partially offset by a $2.2 million increase in revenues attributable to our variable annuity reinsurance agreements, which was reflective of an increase in the contract benefits from existing policies reinsured and new business reinsured under these agreements. The decline in revenues associated with the variable universal life business was caused by Western Reserve's October 1, 1999 recapture of certain policies previously ceded to us under our reinsurance agreements. This recapture was in conjunction with the execution of the monthly renewable term agreement discussed above in "Premiums."

     Net Investment Income and Net Realized Gain (Loss) on Investments. Net investment income increased $178,000, or 51%, from $350,000 for the year ended December 31, 1999 to $528,000 for the same period in 2000, primarily due to the increased size of our portfolio from new purchases of fixed maturity securities.

     The sale of fixed maturity securities for the year ended December 31, 1999 resulted in a net realized loss on investments of $66,000 compared to a net realized gain on investments of $3,000 for the same period in 2000. This shift was caused by a decline in market yields, which resulted in an increase in the fair value of invested securities.

     Loss on Recapture of Business. The recapture of business by Western Reserve, discussed above, during the fourth quarter of 1999 resulted in a loss of $823,000 for the year ended December 31, 1999. This loss related to the recapture of the Financial Freedom Builder variable universal life policies and riders and 75% of the Freedom Wealth Creator variable annuity policies, issued from January 1, 1999 through September 30, 1999, which were reinsured on a coinsurance and modified coinsurance basis for Western Reserve. Of the $823,000 loss on recapture of business, $556,000 related to the variable universal life coinsurance and modified coinsurance business. The balance of $267,000 related to the variable annuity coinsurance and modified coinsurance business. No recapture occurred during 2000.

Benefits and Expenses

     Benefits, Claims and Settlement Expenses. Benefits, claims and settlement expenses increased $3.1 million, or 68%, from $4.5 million for the year ended December 31, 1999 to $7.6 million for the same period in 2000. The increase was the result of greater claims activity than otherwise expected, an increase in volume of policies reinsured and the increasing age of the policies reinsured. The aggregate face value of insurance underlying the policies we reinsure was $8.0 billion at December 31, 1999 compared to $9.4 billion at December 31, 2000, which represented a $1.4 billion, or 17%, increase.

     Change in Future Policy Benefits. Change in future policy benefits increased $1.7 million, or 554%, from $314,000 for the year ended December 31, 1999 to $2.0 million in the same period of 2000. This change was tied to an increase in the liability for future policy benefits under our monthly renewable term reinsurance agreements, which rose by $2.0 million, or 188%, from $1.1 million at December 31, 1999 to

$3.1 million at December 31, 2000. The Financial Freedom Builder Monthly Renewable Term Agreement we entered into with Western Reserve in October 1999 was the primary cause of this increase.

     Reinsurance Expense Allowances, Net. Net reinsurance expense allowances increased $2.2 million, or 41%, from $5.3 million for the year ended December 31, 1999 to $7.5 million for the same period in 2000. Consistent with the increase in premium revenues, the increase in net reinsurance expense allowances was due to increased business placed under the Financial Freedom Builder Monthly Renewable Term Agreement, placement of the variable annuity business reinsured on a coinsurance and modified coinsurance basis and premiums on existing policies reinsured on a renewable term basis.

     Amortization of Deferred Acquisition Costs. Amortization of deferred acquisition costs increased $227,000, or 6%, from $3.8 million for the year ended December 31, 1999 to $4.0 million for the same period in 2000. The increase was attributable to a $1.3 million increase in amortization for business reinsured on a coinsurance and modified coinsurance basis, which was driven by increased gross profits during 2000 from existing policies reinsured and new policies reinsured. Offsetting this increase was (1) amortization of $976,000 in 1999 associated with the Western Reserve coinsurance and modified coinsurance business that was recaptured on October 1, 1999 and (2) a decrease in amortization of deferred acquisition costs for business reinsured on a monthly renewable term basis of $55,000, which was driven by a shift in the mix of business toward more Financial Freedom Builder variable universal life policies, which do not have associated deferred acquisition costs.

     Operating Expenses. Operating expenses increased $273,000, or 28%, from $983,000 for the year ended December 31, 1999 to $1.3 million for the same period in 2000. These expenses include professional fees for legal, actuarial and accounting expenses, operating expenses and other miscellaneous expenses. The increase in expenses was primarily associated with an increase in salaries due to the employment of additional staff in 2000. The increase was also attributable to increases in legal, accounting and actuarial fees for general corporate activities, tax consulting and actuarial consulting services.

     Interest Expense. Interest expense decreased $489,000, or 42%, from $1.2 million for the year ended December 31, 1999 to $665,000 for the comparable period in 2000. During 1999, interest expense included $285,000 of reinsurance fees associated with deferred settlements on the variable annuity and variable universal life policies that are no longer applicable. The decrease was also due to lower interest costs associated with principal payments on our $5.0 million line of credit and, to a lesser extent, the restructuring in 1999 of our debt owed to Money Services, Inc., which involved a decrease in the annual interest rate from 9.0% to 7.5%.

     Income Taxes. Income taxes decreased $405,000, or 18%, from $2.2 million for the year ended December 31, 1999 to $1.8 million for the same period in 2000. We earned statutory taxable income during 2000, which was attributable to lower payments of policy acquisition costs due to a decline in new business reinsured under our coinsurance and modified coinsurance agreements. Our effective tax rate was 34% and 26% for 1999 and 2000, respectively. Current tax expense of $411,000 was payable as of December 31, 2000. The remaining income tax expense for the year ended December 31, 2000, as well as the entire income tax expense for 1999, was deferred.

QUARTERLY RESULTS OF OPERATIONS


     The following table presents certain unaudited quarterly consolidated statements of income data for the eight-quarter period ending March 31, 2002, as well as the percentage of total revenue represented by each item. The information has been derived from the unaudited consolidated financial statements. The unaudited consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements contained herein and all adjustments, consisting only of normal recurring adjustments, which we consider to be necessary to present fairly this information when read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.



                                                                                  QUARTER ENDED
                                                 -------------------------------------------------------------------------------
                                                 JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                                                  2000       2000      2000      2001      2001       2001      2001      2002
(Dollars in thousands)                           -------   --------   -------   -------   -------   --------   -------   -------
Revenues:
  Premiums.....................................  $4,087     $4,334    $4,522    $4,656    $4,796     $4,908    $4,880    $4,557
  Reinsurance policy revenues..................   3,192      3,215     3,466     2,940     2,806      2,728     2,762     3,596
  Net investment income........................     149        149       159       161       206        221       223       214
  Net realized gain (loss) on investments......      --          3        --         6        --         (2)       41         8
  Loss on recapture of business................      --         --        --        --        --         --        --        --
                                                 ------     ------    ------    ------    ------     ------    ------    ------
Total revenue..................................   7,428      7,701     8,147     7,763     7,808      7,855     7,906     8,375
                                                 ------     ------    ------    ------    ------     ------    ------    ------
Benefits and expenses:
  Benefits, claims and settlement expenses.....   1,845      1,860     2,019     1,503     1,583      1,407     1,800     2,034
  Change in future policy benefits.............     413        602       602       644       548        742       477       447
  Reinsurance expense allowances, net..........   1,799      2,145     2,030     2,096     2,154      2,094     2,156     2,209
  Amortization of deferred acquisition costs...   1,105        930       895     1,002       877        741     1,325     1,119
  Operating expenses...........................     286        362       283       477       362        515       597       727
  Interest expense.............................     206        147       108        96        93         95        95        94
                                                 ------     ------    ------    ------    ------     ------    ------    ------
Total benefits and expenses....................   5,654      6,046     5,937     5,818     5,617      5,594     6,450     6,630
                                                 ------     ------    ------    ------    ------     ------    ------    ------
  Income before income tax.....................   1,774      1,655     2,210     1,945     2,191      2,261     1,456     1,745
Income tax (expense) benefit...................    (552)         1      (823)     (654)     (743)      (653)     (341)     (593)
                                                 ------     ------    ------    ------    ------     ------    ------    ------
Net income.....................................  $1,222     $1,656    $1,387    $1,291    $1,448     $1,608    $1,115    $1,152
                                                 ======     ======    ======    ======    ======     ======    ======    ======


     The following table sets forth, as a percentage of total revenue, certain line items in the consolidated statement of income for the periods indicated:


                                                                                  QUARTER ENDED
                                                 -------------------------------------------------------------------------------
                                                 JUNE 30   SEPT. 30   DEC. 31   MAR. 31   JUNE 30   SEPT. 30   DEC. 31   MAR. 31
                                                  2000       2000      2000      2001      2001       2001      2001      2002
                                                 -------   --------   -------   -------   -------   --------   -------   -------
                                                                       (AS A PERCENTAGE OF TOTAL REVENUE)
Revenues:
  Premiums.....................................     55%       56%        56%       60%       61%       62%        62%       54%
  Reinsurance policy revenues..................     43        42         42        38        36        35         35        43
  Net investment income........................      2         2          2         2         3         3          3         3
  Net realized gain on investments.............      0         0          0         0         0         0          0         0
  Loss on recapture of business................      0         0          0         0         0         0          0         0
                                                   ---       ---        ---       ---       ---       ---        ---       ---
Total revenue..................................    100%      100%       100%      100%      100%      100%       100%      100%
                                                   ---       ---        ---       ---       ---       ---        ---       ---
Benefits and expenses:
  Benefits, claims and settlement expenses.....     25        24         25        20        20        18         23        24
  Change in future policy benefits.............      5         8          7         8         7         9          6         5
  Reinsurance expense allowances, net..........     24        28         25        27        28        27         27        27
  Amortization of deferred acquisition costs...     15        12         11        13        11         9         17        13
  Operating expenses...........................      4         5          4         6         5         7          8         9
  Interest expense.............................      3         2          1         1         1         1          1         1
                                                   ---       ---        ---       ---       ---       ---        ---       ---
Total benefits and expenses....................     76%       79%        73%       75%       72%       71%        82%       79%
                                                   ---       ---        ---       ---       ---       ---        ---       ---
  Income before income tax.....................     24        21         27        25        28        29         18        21
Income tax (expense) benefit...................     (7)        0        (10)       (8)       (9)       (8)        (4)       (7)
                                                   ---       ---        ---       ---       ---       ---        ---       ---
Net income.....................................     17%       21%        17%       17%       18%       21%        14%       14%
                                                   ===       ===        ===       ===       ===       ===        ===       ===


     Historically, our operations and related revenues and operating results have varied substantially from quarter to quarter, and we expect variations to continue. Our quarterly operating results will continue to vary significantly depending on a number of factors, including fluctuations in demand for reinsurance products and variable life insurance and annuity products, as well as the sales price and resulting gross margin for specific reinsurance contracts. A high percentage of our operating expenses, particularly personnel, marketing and rent are relatively fixed in advance of any particular quarter.

SEGMENT REPORTING

     We have defined our reportable segments based on the nature of our reinsurance agreements and the accounting treatment used for the various reinsurance agreements. Based on this definition, we have identified two reportable segments: non-universal life-type agreements and universal life-type agreements (as each is referenced in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, paragraphs 44 and 45).

     Our first segment, reported as non-universal life-type, relates to those variable universal life policies that are reinsured on a renewable term basis. These policies are accounted for under SFAS No. 60 accounting principles and, as such, revenues therefrom are classified as premiums revenue.

     Our second segment, reported as universal life-type, relates to all variable annuity contracts and those variable universal life policies that are reinsured on a coinsurance and modified coinsurance basis. The products reinsured on a coinsurance and modified coinsurance basis are accounted for under SFAS No. 97 accounting principles and, as such, revenues therefrom are classified as reinsured policy revenues.

     Items not directly related to the business segments and unallocated corporate items (i.e., other income, interest expense on corporate debt and unallocated operating expenses) are shown separately, consistent with our internal measurement process. Segment assets reported include those assets directly attributable to the reinsurance agreements such as reinsurance balances receivable, deferred acquisition costs, policy loans, prepaid expenses, invested assets and cash. Invested assets are allocated to the agreements consistent with our internal measurement process.


                                                               THREE MONTHS ENDED MARCH 31,
                               --------------------------------------------------------------------------------------------
                                                   2001                                           2002
                               --------------------------------------------   ---------------------------------------------
                               NON-UNIVERSAL   UNIVERSAL                      NON-UNIVERSAL   UNIVERSAL
                                 LIFE-TYPE     LIFE-TYPE   OTHER     TOTAL      LIFE-TYPE     LIFE-TYPE    OTHER     TOTAL
(Dollars in thousands)         -------------   ---------   ------   -------   -------------   ---------   -------   -------
Premiums.....................     $4,656        $    --    $   --   $ 4,656      $4,557        $    --    $    --   $ 4,557
Reinsured policy revenues....         --          2,940        --     2,940          --          3,596         --     3,596
Benefits, claims and
  settlement expenses(1).....      2,080             66        --     2,146       1,999            482         --     2,481
Reinsurance expense
  allowances, net............      1,653            443        --     2,096       1,612            597         --     2,209
Amortization of deferred
  acquisition costs..........         85            918        --     1,003          25          1,094         --     1,119
                                  ------        -------    ------   -------      ------        -------    -------   -------
Underwriting profit..........        838          1,513        --     2,351         921          1,423         --     2,344
Net investment income........         57             42        68       167          38             61        115       214
Net realized gain on
  investment.................         --             --        --        --          --             --          8         8
Other expenses...............         28             76       469       573          26             39        756       821
                                  ------        -------    ------   -------      ------        -------    -------   -------
Segment operating income
  (loss) before tax..........        867          1,479      (401)    1,945         933          1,445       (633)    1,745
Income tax expense
  (benefit)..................        292            497      (135)      654         317            491       (215)      593
                                  ------        -------    ------   -------      ------        -------    -------   -------
Segment net income (loss)....     $  575        $   982    $ (266)  $ 1,291      $  616        $   954    $  (418)  $ 1,152
                                  ------        -------    ------   -------      ------        -------    -------   -------
Preferred dividends..........         --             --        69        69          --             --         --        --
                                  ------        -------    ------   -------      ------        -------    -------   -------
Segment net income (loss)
  available to common
  stockholders...............     $  575        $   982    $ (335)  $ 1,222      $  616        $   954    $  (418)  $ 1,152
                                  ======        =======    ======   =======      ======        =======    =======   =======
Segment assets...............     $6,770        $47,472    $5,258   $59,500      $8,475        $57,055    $13,524   $79,054
                                  ======        =======    ======   =======      ======        =======    =======   =======


---------------

(1) Benefits, claims and settlement expenses include change in future policy benefits.


     Of the total premiums and reinsured policy revenues above, 89% and 91% relates to business issued by Western Reserve for the three months ended March 31, 2001 and 2002, respectively. Of the total underwriting profit above, 82% and 89% relates to business issued by Western Reserve for the three months ended March 31, 2001 and 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal sources of cash flow have been premiums received from the ceding life companies, investment income, proceeds from the sale of invested assets, issuance of common and preferred stock, and short- and long-term financing. In addition to cash flow to meet operating expenses, our liquidity requirements relate primarily to the payment of gross reinsurance allowances, investment purchases, debt service and reinsurance claims.

     We generally receive premiums in advance of our making related benefits and claims payments. Under the renewable term reinsurance agreements, premiums typically vary in proportion to the expected mortality claims reinsured. Our cash inflows under the renewable term agreements are premiums for the mortality risk reinsured. Our cash outflows are reinsurance expense allowances, policy benefits and death benefit claims. The reinsurance expense allowances represent our share of acquisition and maintenance expenses incurred by the ceding life company that are attributable to the risks reinsured by us.

     Under the coinsurance and modified coinsurance agreements, since we are reinsuring risks on essentially the same basis as that of the original policy, reinsurance premiums are materially greater than premiums received on the renewable term reinsurance. During the first year in which a policy is reinsured on a coinsurance basis, we are required to reimburse the ceding life company for our share of acquisition costs, including first year commissions and issuance expenses. Thereafter, we reimburse the ceding life company for our share of renewal commissions and maintenance expenses. Further, under modified coinsurance, we allow the ceding life company to retain assets related to reserves in support of reinsured policy benefits (e.g., cash values). Accordingly, because of the type of reinsurance and the basis reinsured, the net first year cash outlays could be as much as, or more than, that year's premiums paid for variable universal life insurance, and as much as 10% of variable annuity premiums. In year two and beyond, however, our cash outlays for reinsurance allowances are significantly lower than in the first year of a policy.

     In the first quarter of 1999, we negotiated amendments to our coinsurance and modified coinsurance agreements with Western Reserve in contemplation of completing a private offering of our stock we had begun in 1998. The amendments provided that: (1) we could defer payment to Western Reserve of reinsurance expense allowances on new policies reinsured in 1999, until the earlier of the completion of our offering, or December 31, 1999; (2) a reinsurance fee at an effective rate of 9% per year accrued on the deferred payments; and (3) Western Reserve could recapture the reinsurance on the policies issued during 1999 if the expense allowances were not paid by December 31, 1999. As contemplated by the new amendments, payment by us to Western Reserve of a portion of the reinsurance expense allowances on policies issued in 1999 was deferred pending the completion of our capital raising efforts in 1999. When the funding had not been completed by September 30, 1999, the reinsurance of all variable universal life policies and riders and 75% of the variable annuity policies issued from January 1, 1999 through September 30, 1999 that had been entered into on a coinsurance and modified coinsurance basis was recaptured. These recapture rights exercised by Western Reserve in 1999 were created specifically to address the possibility that we would not complete our contemplated capital raising in 1999. Concurrent with the recapture, we began reinsuring, on a monthly renewable term basis, 20% of certain variable universal life policies and riders issued by Western Reserve on or after January 1, 1999. Additionally, we further amended our reinsurance agreements to reduce our quota share percentage on the reinsurance of the Western Reserve variable annuity business for 1999 and thereafter. However, we retained the right to convert our monthly renewable term reinsurance of the variable universal life business to a coinsurance and modified coinsurance basis for all policies issued from January 1999 through March 2003 and the right to increase our quota share percentage of the reinsurance of Western Reserve variable annuity business. We intend to use a substantial portion of the proceeds from this offering to exercise these rights.

     The general terms of our reinsurance agreements, including our agreements with Western Reserve, include only limited rights to recapture such as: after the passage of stated time periods (ten years or more) from the policy issue date, upon a determination, relative to some products, that the total volume of policies reinsured for the product is below a minimum threshold, upon a default by Global Preferred and upon the insolvency of Global Preferred. Oftentimes if a reinsurance agreement provides for early recapture based on criteria such as low product sales volume, then there may be a recapture allowance paid to the reinsurer to

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

compensate for lost future revenues and profits associated with the recaptured policies. Receipt of the recapture allowance would result in an increase in revenues for the period. Similarly, any associated unamortized deferred acquisition cost would be written off in the same reporting period. The net effect of these amounts would then result in either a gain or loss associated with the recaptured policies.


     Consistent with our business plan, effective as of January 1, 2002, we amended certain of our reinsurance agreements with Western Reserve to: (1) convert our reinsurance of certain existing variable universal life policies from a monthly renewable term basis to a coinsurance and modified coinsurance basis; (2) increase our reinsurance quota share on certain variable annuity policies; and (3) begin reinsuring certain newly issued variable universal life and variable annuity policies. As a result of these amendments, we had an increase in deferred acquisition costs of $8.1 million, an increase in reinsurance balances payable of $7.2 million and an increase in future policy benefits of $929,000 at March 31, 2002, as compared to December 31, 2001. These transactions also resulted in a decrease in premium revenues of $99,000 and an increase in reinsured policy revenues of $656,000 for the three months ended March 31, 2002 over the same period in 2001. This is the first set in a series of similar transactions we expect to complete using the proceeds we receive from this offering.



     Our cash requirements for operating and investment expenses consist of: salaries and benefits; management service fees; investment management and custodial fees; accounting and consulting services fees; expenses related to regulatory issues and compliance with corporate and tax matters; and other incidental administrative expenses. We have incurred no capital expenditures during 2002.



     Net cash flows provided by operating activities were $2.3 million and $2.0 million for the three months ended March 31, 2001 and 2002, respectively. Changes in cash provided by operating activities primarily relate to: amounts of reinsurance premiums and policy revenues received; claims, reinsurance expense allowances and operating expenses paid; and changes in working capital. The amount of cash provided by operations increased in 2001 because we utilized less cash to acquire new reinsurance business.



     On July 30, 1999, we issued a $5 million, five-year convertible term note to Money Services, Inc. due on July 29, 2004. Money Services is a subsidiary of AEGON USA, Inc. Proceeds of this note were used to reduce a portion of the outstanding principal balance on a line of credit with Money Services from $10 million to $5 million. Interest is payable on the note at 7.5% per annum (except in the event of redemption), on the 29th of each succeeding January and July through and including July 29, 2004. Money Services has the right to convert the outstanding principal balance of this note into common stock at any time. Upon conversion, Money Services will receive 6.25 shares of common stock for each $100 of the outstanding principal amount of the note, which reflects our three-for-two stock split in 2001. Global Preferred has the option to redeem the note, in whole or in part, between July 29, 2002 and July 29, 2004. To redeem the note before maturity, we must pay all principal, plus interest accrued from the date of the note through the redemption date at a higher effective interest rate of 9% per annum. As of March 31, 2002, we had an outstanding principal balance on the term note of $5 million and accrued interest of $63,000.



     In addition, we had a $5 million line of credit with Money Services that we paid in full, together with the related accrued interest, on February 15, 2001. Principal payments totaled $277,285 during 2001.



     Our primary source of liquidity was $10.5 million in cash and cash equivalents at March 31, 2002. The effective duration of our fixed maturity portfolio is 2.6 years with 100% of the fixed maturity securities having an effective maturity of less than 10 years. Our fixed maturity portfolio represents all of our total invested assets, and has an average Moody's quality rating of Aa2. A majority of our cash and cash equivalents balance was used to pay $7.2 million to Western Reserve on April 2, 2002 to fund the reinsurance amendments effective January 1, 2002.



     Net cash flows provided by (used in) investing activities were $(4.6) million and $370,000 for the three months ended March 31, 2001 and 2002, respectively. Changes in cash used in investing activities are generally a result of our investment of excess capital generated by operating activities to purchase fixed maturity securities. The $4.6 million cash used in investing activities in 2001 primarily relates to our purchase of fixed maturity securities.


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


     Net cash flows used in financing activities were $277,000 and $0 for the three months ended March 31, 2001 and 2002, respectively. Changes in cash used in financing activities primarily related to the principal payments on the Money Services line of credit, which was paid in full in February 2001.



     We are a holding company with no direct operations, and our principal assets are the capital stock of Global Preferred Re and $3.5 million of cash and invested assets, as of March 31, 2002. We rely primarily on funds retained at the holding company level, debt service on amounts loaned to Global Preferred Re and potential dividends from Global Preferred Re to meet ongoing cash requirements. The ability of Global Preferred Re to pay us dividends is subject to, among other things, regulatory restrictions under the insurance laws of Bermuda. For more information, please see "Dividend Policy" above. During the three months ended March 31, 2002, Global Preferred Re paid us no dividends.


     Under our reinsurance agreements, we are required to provide security through a letter of credit for the benefit of the ceding life companies. We have three letters of credit issued by Comerica Bank, our custodian, for the benefit of Western Reserve, Pacific Life and Zurich Life, in the amounts of $8.5 million, $50,000 and $300,000, respectively. We assess our letter of credit needs in support of each new reinsurance agreement. If determined to be necessary, we will undertake to develop facilities for future letters of credit and trust arrangements in support of additional reinsurance agreements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We seek to earn a favorable risk-adjusted total return on our assets by engaging in an investment strategy that employs strategies to manage investment risk. We attempt to maintain adequate liquidity in our fixed income portfolio to fund operations and protect against unexpected events. We have diversified our portfolio to reduce volatility. We seek to manage our credit risk through industry and issuer diversification, and interest rate risk by monitoring the duration and structure of our investment portfolio relative to the duration and structure of our liability portfolio. We are exposed to potential loss from various market risks, primarily changes in interest rates and equity prices. Accordingly, earnings would be affected by these changes. We manage our market risk based on investment policies approved by our board of directors.

     We do not directly control the allocation of our assets to strategies or underlying funds, nor do we control the manner in which they are invested by underlying fund managers. We utilize an independent investment manager to invest our assets in accordance with our investment guidelines. Conning Asset Management Inc., a subsidiary of Swiss Reinsurance Company, has been our investment manager since June 1998. Conning has discretionary authority to manage our non-cash investment portfolio. As a result, the performance of our aggregate investment portfolio depends largely on the ability of Conning to select and manage appropriate investments. However, we consistently and systematically monitor the strategies and funds in which we are invested, and we believe our overall risk is limited as a result of our selected strategy. We do not have, nor have we ever had, an affiliation with Conning, nor has Conning disclosed any affiliation with the ceding life companies.


     At March 31, 2002, the impact on our investment portfolio from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in fair value of 1.1%, or approximately $237,000, and the impact on our investment portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in fair value of 1.0%, or approximately $216,000.


CURRENCY


     At March 31, 2002, we had written all of our reinsurance business in U.S. dollars. If, in the future, we write business in currencies other than the U.S. dollar, we intend to invest a portion of the premiums collected on the reinsurance contract in securities denominated in the same foreign currency as the premium received. We also intend to consider and evaluate our foreign currency exchange risk and hedge our exposure.


INFLATION

     The effects of inflation have not had a material impact on our operations or the conduct of our business. Inflationary trends are typically countered by a tightening monetary policy by the U.S. Federal Reserve,

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

resulting in increases in interest rates. Rapid and severe interest rate increases could have a significant and negative impact on the value of our fixed income portfolio.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative will be included in either earnings or other comprehensive income depending on the intended use of the derivative instrument. The provisions of SFAS No. 133 did not have an impact on our financial statements.

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, not previously required under SFAS No. 125. The provisions of SFAS No. 140 did not have a significant impact on Global Preferred's financial statements.

     FASB issued four new accounting standards in 2001. SFAS No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144 primarily address the accounting for goodwill, business combinations, and the impairment and disposition of long-lived assets. The adoption of these standards in 2002 is not expected to have a material impact on the Company's financial statements.

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

                    LIFE INSURANCE AND REINSURANCE OVERVIEW

LIFE INSURANCE

     According to A.M. Best, life insurance in force in the United States at December 31, 2000 totaled $23.1 trillion. Life insurance products typically fall within a spectrum ranging from insurance protection products that pay a sum of money upon the death of the insured to asset accumulation products that offer the insured a tax-advantaged investment vehicle for long-term savings. At the insurance protection end of the spectrum is term life insurance. Term life insurance is often renewable on a yearly basis and pays a sum of money upon the death of the insured. In general, as you move along the spectrum, the investment component becomes increasingly more meaningful, with the end point being a variable annuity product, which is an asset accumulation product. Variable annuities provide the policyholder the opportunity to vary benefit payments depending on the investment results of the assets held in the account. According to The VARDS Report, a variable annuity data publication, variable annuity sales totaled $138 billion in 2000.

     As illustrated below, in the spectrum between term life and variable annuities, a variety of products exist that offer policyholders some combination of a guaranteed death benefit and a return on invested capital.

                                    (CHART)

     We currently reinsure two types of insurance products: variable universal life and variable annuities. We have the capability, and it is our intent, to expand the scope of our reinsurance to include other life insurance products, such as term life, whole life, universal life and fixed annuities.

     Variable Universal Life. Variable universal life is an investment-oriented insurance product that combines an investment product with a death benefit. This product enables the policyholder to vary the timing and amount of premium payments, the level of death benefit protection, and the investment allocation of policy funds. Premiums paid by the policyholder, which comprise a separate pool of assets, are placed in the insurance company's fixed account or separate accounts. For the funds in the separate accounts, the policyholder may choose among alternative investment vehicles, usually including stock funds, corporate or government bonds, and money-market accounts. The death benefits and cash values in variable universal life policies vary to reflect the investment experience of the policy's fixed or separate accounts. The policy may have a guaranteed minimum death benefit while cash values vary with the investment performance of the fixed or separate account.

     Variable Annuities. Variable annuity contracts provide for flexible premium payments and guarantee that the contract holder will receive periodic benefit payments beginning on a specified date. Prior to the specified date, premium payments made and resulting income earned accumulate on a tax-deferred basis. Similar to variable universal life, variable annuity contract holders may allocate their account balances among a variety of investment vehicles. Accordingly, the resulting benefit payments to the annuity contract holder will vary depending on the performance of the invested assets. Variable annuity contracts may provide a guaranteed minimum death benefit prior to the commencement of annuity benefit payments.

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

REINSURANCE

     Life insurance companies spread the risks they assume by purchasing insurance, known as reinsurance, from other insurers, known as reinsurers. A reinsurer agrees to indemnify another insurance company, commonly referred to as the ceding life company, for all or a portion of the insurance risks underwritten by the ceding life company under one or more of its own insurance policies.

     Ceding life companies receive a number of direct benefits from reinsurance, including:

     -  Reduced net liability on individual risks;

     - Catastrophe protection from large events or an aggregation of multiple small claims;

     - Reduced fluctuations in profit and loss margins that are inherent to the insurance industry;

     -  Assistance in maintaining acceptable leverage ratios; and

     - Additional underwriting capacity by permitting them to assume larger risks and underwrite a greater number of policies without being required to increase their capital and surplus.

     In addition to the direct benefits of reinsurance, a ceding life company that reinsures through an organization that has a relationship with the distribution channel that sells the product that is reinsured may receive a number of indirect benefits that more closely align their economic interests with those of the distribution channel. These indirect benefits may include higher quality, more profitable business, longer-term relationships, and higher sales volumes.

     In exchange for assuming a portion of the risk associated with a reinsured policy, the reinsurer receives a portion of the revenue stream associated with the policy so long as the reinsurance remains in effect.

     Reinsurance can be written on either a proportional, also known as quota share or pro rata, basis or a non-proportional, referred to as excess share or excess of loss, basis. Under quota share reinsurance, the reinsurer indemnifies the ceding life company against a predetermined percentage or share of the benefits paid by the ceding life company under policies it has issued. In reinsurance written on an excess share basis, the reinsurer indemnifies the ceding life company against that portion of benefits paid on the original policy in excess of a specified dollar amount.

     According to A.M. Best, the percentage of new life insurance business written in the United States that is reinsured has risen from 34% in 1990 to 52% in 2000. Additionally, the percentage of United States life insurance in force that was reinsured has grown from 20% in 1990 to 32% in 2000. We believe that the recent conversions of a number of large mutual insurance companies to publicly traded stock companies may provide additional reinsurance opportunities as these companies become interested in restructuring their balance sheets and stabilizing their operating margins through long-term reinsurance agreements.

TYPES OF REINSURANCE ARRANGEMENTS WE USE

     We currently write three types of reinsurance on a quota share basis: renewable term (consisting of monthly renewable term and yearly renewable term), coinsurance and modified coinsurance.

     Renewable Term. Renewable term, also referred to as risk premium reinsurance, which includes monthly renewable term and yearly renewable term, is a plan of reinsurance in which the premium rates are not directly related to the premium rates on the original plan of insurance. Under renewable term reinsurance, the ceding life company reinsures the mortality risk with us. The amount reinsured in any one period is not based on the face amount of the policy, but rather on the net amount of risk we reinsure. The net amount of risk is typically defined as the difference between the death benefit and the cash value of a policy. The ceding life company establishes the policy reserves, which are reduced for the mortality risk reinsured with us, and pays all policy benefits, commissions and expenses involved in issuing and maintaining the business and, correspondingly, we establish reserves specific to the mortality risk reinsured.

     Under renewable term reinsurance, we may also be subject to persistency risk, although it is not part of the risk transferred from the ceding life company. Persistency risk is the risk that a policyholder stops paying premiums, which would cause the policy to lapse, or chooses to surrender the policy for the cash surrender
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

value. The effect of persistency risk on us is that possible future revenue will be reduced, potentially reducing profits such that we may not be able to fully recover our deferred acquisition expenses.

     Coinsurance. Under a coinsurance arrangement, the insured risks are ceded to us on essentially the same basis as underwritten by the ceding life company. The ceded risks include mortality, persistency, investment and expense. We share the risks pro rata with the ceding life company. We receive a proportionate share of gross premiums from the ceding life company and provide contractual expense allowances to the ceding life company in recognition of expenses associated with the reinsured policies. Expenses include commissions and costs associated with underwriting, marketing, policy issue and maintenance. We also pay the ceding life company our proportionate share of death benefits and other policy benefits. We hold the reserves on the ceded portion of the policy and are responsible for the associated obligations of the policy.

     Modified Coinsurance. Modified coinsurance is similar to coinsurance except the ceding life company retains the reserves, and the assets related to the reserves. Modified coinsurance is used primarily for products that develop cash values and allows the ceding life company to retain the associated assets for investment purposes.

     Under coinsurance and modified coinsurance agreements, our reinsurance premiums are materially higher than premiums paid on the renewable term reinsurance since we are reinsuring more risks. During the first year in which a policy is reinsured on a coinsurance basis, we are required to reimburse the ceding life company for our share of acquisition costs, including first year commissions and issuance expenses. Consequently, our net cash outlays could be as much as, or more than, the first year life insurance premiums and as much as 10% of annuity premiums. In year two and beyond, however, our cash outlays for reinsurance allowances are significantly lower than in the first year of a policy.

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                                    BUSINESS

OVERVIEW

     Global Preferred, through our subsidiary, Global Preferred Re, provides reinsurance for life insurance and annuity products. The strength of our reinsurance business is based on our historical relationship with the independent agents of World Financial Group, Inc., which is an independent marketing organization that markets the products we reinsure. An independent marketing organization is an organization of independent agents that contracts with one or more insurance companies to distribute and market securities and insurance products. World Financial Group is an indirect subsidiary of AEGON USA, Inc. and, as of April 12, 2002, had over 7,800 associated independent registered agents licensed to sell securities and insurance products. The foundation for our strong relationship with the agents associated with World Financial Group is the equity participation that many of them have in our company. We believe that our relationship with these agents has motivated life insurance companies to enter into favorable reinsurance arrangements with us as they seek to gain preferential access to life insurance distribution channels. We believe this distinguishes us from other companies in our industry. We intend to continue to grow our reinsurance business with World Financial Group and diversify and develop new IMO relationships by offering various financial incentives, which may include stock, warrants and other forms of equity in our company designed to create an ongoing economic interest in the reinsurance business that IMOs direct to us.


     Although the reinsurance business is directed to us through our IMO relationship, the variable universal life insurance and variable annuity policies that we currently reinsure are underwritten and issued by various ceding life companies. In the insurance industry, the term "ceding" refers to the use of reinsurance to transfer from one insurance company to another some or all of the risks associated with one or more insurance policies. We often refer to the life insurance companies that reinsure life insurance and annuity policies through us as a "ceding life company." We currently have ceding relationships with Western Reserve, American Skandia, Pacific Life and Zurich Life. As reported by A.M. Best, each of these companies had over $25 billion of admitted assets in the United States as of December 31, 2000. Currently, our largest reinsurance relationship is with Western Reserve, which accounted for 91% of our reinsurance premiums and reinsured policy revenues as of March 31, 2002.


     When we reinsure a policy for a ceding life company, we continue to reinsure that policy for as long as it remains in effect. Although the ceding life company may have the right to cancel the reinsurance on one or more policies, generally, this right can occur only upon certain defaults or after a period of 10 years or longer, depending on the particular reinsurance agreement. By maintaining a continued financial interest in these policies, we share the ongoing revenue streams associated with the policies. Additionally, as we reinsure new policies, we expand the base of policies in which we maintain an economic interest.


     For the three months ended March 31, 2002, we earned $1.2 million on revenues of $8.4 million. Our total assets and stockholders' equity at March 31, 2002 was $79.1 million and $43.0 million, respectively. As of March 31, 2002, we had reinsured approximately 288,000 life insurance policies with an aggregate face value of approximately $9.2 billion and more than 48,000 annuities with aggregate contract benefits of approximately $290.9 million.


INDUSTRY TRENDS

     We believe that over the last few decades the production and distribution of life insurance has experienced several fundamental trends.

Trends in the Production of Life Insurance Products

     - Product Proliferation. The life insurance market has evolved from one offering a handful of industry-standardized products to one with products that are highly differentiated across the industry and even within a particular company. This has been driven primarily by the market's demand for more complex, investment-oriented products, as well as technological improvements that have enabled the support and administration of such products.

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

     - Demutualization. A number of large mutual life insurance companies have converted into publicly traded stock companies. We believe that this conversion has caused those companies to focus more on maximizing product profitability and stockholder value.

     - Consolidation among Life Insurance Companies. Industry pressures on profitability and the desire to achieve economies of scale have driven consolidation of life insurance companies. Although we believe that larger, stronger insurance companies have a more focused approach to distribution channels, it has also created a greater degree of competition among fewer insurers for access to those distribution channels. This increased competition has pressured insurance companies to increase agent commissions, thereby lowering their profit margins, and increasing the insurers' focus on securing stable, reliable access to distribution channels.

Trends in the Distribution of Life Insurance Products

     - Diversification of Distribution Channels. Historically, most life insurers distributed their products through their own captive agency sales force. Although this traditional distribution channel is still utilized, insurers are now increasingly selling their products through IMOs (including independent agents, brokerage firms, banks and other alternative distribution channels), enabling the insurers to focus their resources on their principal expertise: product development, underwriting and policy administration. As a result, insurers increasingly rely on IMOs for agent recruitment, training and sales support.

     - Increasingly Complex Regulatory Environment. Regulation of insurance sales has become more extensive as products have become more complicated and the distribution systems have become more diverse. As a result, the cost of compliance with such regulations has risen dramatically and has made it more difficult for IMOs to manage a diverse portfolio of products.

     - Consolidation among Distribution Channels and the Emergence of National Distribution Franchises. In order to achieve economies of scale and increased bargaining power, a number of IMOs have grown and acquired other, smaller IMOs.

     We believe that these trends have led to a misalignment of interests between the distributors of life insurance products and the life insurance companies that create those products. The separation of life insurance companies from distribution channels, followed by the growing strength of those distribution channels, creates an environment where the distributors control access to the life insurance consumers. The independent distributors' ability to select the products to sell to the public has given them significantly greater influence over product development. Often, product selection decisions are driven by a desire for immediate commissions rather than on the value provided by long-term relationships focused on writing persistent, high quality business. Additionally, this short-term focus has inhibited the product development process, as life insurance companies are reluctant to invest in the development of products for distribution relationships that may not be long lasting. We believe that these trends have created an environment in which life insurance companies seek more stable and reliable distribution networks in which distributors have long-term incentives to write persistent, high quality business and the insurance companies have less pressure to pay higher commissions to the distributors solely to gain and maintain access to the consumers.

THE GLOBAL PREFERRED VALUE PROPOSITION

     We strive to align the interests between life insurance distributors and life insurance companies by developing long-term, collaborative reinsurance relationships. The foundation for these relationships is providing the distribution channels a meaningful financial incentive, tied to the profitability of the reinsurance business directed to us. Among these possible financial incentives is equity participation in the reinsured business, with such levels of equity participation driven by the volume and quality of reinsurance business directed to us.

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     Through these collaborative relationships, both the distributors and the insurers benefit as shown below:

                                    (CHART)

Benefits to Distributors

     - Participates in Benefits from Reinsurance. Through the financial incentives we provide, distributors receive financial benefits in addition to traditional commissions.

     - Increases in Net Operating Margins. Similarly, to the extent that the receipt of financial incentives results in a recognizable item for income statement purposes, distributors will be able to substantially increase their net operating margins without incurring additional costs.

     - Enhances Ability to Assess Quality of Business. As the overall economic package to the distributor is increasingly influenced by the long-term performance of the business they sell, distributors will be driven to gain more information regarding the drivers of profitability and they will seek to enhance the quality of business they produce.

     - Increases Involvement in Product Development. As distributors become increasingly focused on long-term product success, they will want to become more involved in product development decisions to improve sales volume and profitability within the products they sell.

Benefits to Insurers

     - Stabilizes Product Distribution. Reinsurance-driven partnerships with distribution channels interested in performance-based incentives should result in more stable relationships with the channels, as the financial benefits are realized over a number of years as opposed to immediate commission payouts, which create no need for a long-term tie between the distribution channels and the insurers.

     - Motivates Distributor to Focus on Quality of Business. As distributors' economic interests become more aligned with those of the insurers whose policies they sell, they will become more focused on the quality of that business.

     - Helps Alleviate Downward Margin Pressure. By complementing commission dollars with the other financial incentives we provide, distributors should be less inclined to seek continual commission increases from insurers, resulting in measurable improvements in the insurers' margins. As insurers recognize the long-term benefits we are creating for them with the distribution channels and improved margins, those insurers will be more likely to choose us for reinsurance to help assure continued long-term distribution relationships.

     - Focuses Distribution System on Specific Products. Since the financial incentives paid by us will be linked to the sale of specific products, distributors will place an emphasis on selling those products in order to receive the additional financial benefits.

     By providing these benefits to both the distribution channel and the insurer, we are able to develop long-term relationships with both parties, thereby contributing to our continued overall success.

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

GROWTH STRATEGY

     Our objectives are to build strong financial performance, loyal IMOs and stockholder value. We aim to achieve these objectives through the following growth strategies:

     - Expanding Reinsurance Coverage of Currently Reinsured Policies. Some of our existing reinsurance agreements provide us the right to expand the scope of our reinsurance of policies we are already reinsuring through the exercise of contractual rights. Expansion of this coverage requires additional capital and we intend to use a substantial portion of the proceeds from this offering to increase our level of economic participation in the policies we are currently reinsuring by exercising these contractual rights. Specifically, our agreement with Western Reserve provides us with the right to convert our reinsurance of certain variable universal life policies from a monthly renewable term basis to a coinsurance and modified coinsurance basis. Further, we are contractually able to increase the quota share on certain Western Reserve variable annuity products on a coinsurance and modified coinsurance basis from 10% to at least 40% for policies written since January 1, 1999. By expanding this coverage, we will be able to further diversify our exposure and participate more fully in the ongoing revenue streams generated by the life insurance and annuity products reinsured under these agreements.

     - Expanding Reinsurance Coverage of New Policies Under Existing Agreements. These same reinsurance agreements also permit us to reinsure certain new policies as they are written and increase our participation in those new policies reinsured by reinsuring them on a coinsurance and modified coinsurance basis and at higher quota share percentages. Additionally, in June 2001, we entered into the First Right Agreement with Western Reserve that provides us a first right to reinsure new products offered by Western Reserve, or its U.S. affiliates, that are sold by agents associated with World Financial Group. This agreement covers new variable universal life policies issued through March 31, 2006 and new variable annuity policies issued through December 31, 2002. The reinsurance of new policies and products will continue to increase our base of policies reinsured and generate additional revenues under our existing reinsurance agreements.

     - Broadening Existing Relationships. We will also seek to grow our business by (1) broadening the pool of products that we reinsure for the ceding life companies with which we have existing reinsurance arrangements and (2) establishing new reinsurance arrangements with other life insurance companies that sell products through World Financial Group. We believe that our new agreements with World Financial Group and Western Reserve provide the foundation for future cooperation in the development, distribution and underwriting of new life insurance and annuity products. We also believe that the reinsurance agreement that we recently entered into with Pacific Life is an example of the new relationships that we are striving to establish with additional life insurance companies that desire to establish distribution relationships with the agents associated with World Financial Group.

     - Forming Relationships with Other IMOs. Through the use of financial incentives, which may include stock, warrants and other forms of equity in our company, we intend to form new relationships with other IMOs distributing both variable and fixed life insurance and annuity products. These new relationships may be with other independent insurance agencies, broker/dealers, regional investment firms, banks or other financial institutions.

DISTRIBUTION RELATIONSHIPS AND SALES STRATEGIES

     Our strategy is to generate reinsurance business through strong, incentive-based relationships with IMOs that have the desire and ability to establish long-term reinsurance relationships with the life insurance companies whose products they sell. We believe that IMOs that develop long-term relationships have a greater incentive to place profitable and persistent business with those life insurers that reinsure through their reinsurance partner. This three-party relationship creates positive economic opportunities for each party, as the IMO may benefit above and beyond commissions, and we and the life insurance company benefit through increased sales and incremental profitability of the business.

     All of the policies we currently reinsure have been generated through the marketing efforts of the independent agents who have been associated with World Financial Group and its predecessor, WMA Agency. Our relationship with World Financial Group was formed in June 2001, when certain assets of WMA Agency were sold to World Financial Group. As a result of the asset acquisition, substantially all of the agents of WMA Agency became associated with World Financial Group. Our relationship with WMA Agency dates back to our founding in 1995, when we were principally formed to provide an opportunity for its agents to participate indirectly in the reinsurance of the policies they sold. Many of those individual agents purchased an equity ownership in our company through a private sale of common stock in 1995 and a subsequent sale of preferred stock in 2000. We believe that this equity participation provides an effective incentive for those individuals to establish strong relationships with the ceding life companies that reinsure through us.

     We expect to generate additional reinsurance business through the continuing efforts of World Financial Group, as contemplated by the following agreements:

     - An agreement between World Financial Group and us, which requires that World Financial Group will, for a period extending through June 8, 2008, use its commercially reasonable efforts to assist us in attaining the opportunity to reinsure all insurance products sold by its agents for insurance companies with which World Financial Group has selling agreements, other than Western Reserve and Western Reserve's affiliates. Additionally, the agreement provides that World Financial Group will use commercially reasonable efforts to cooperate with us in our negotiations to establish reinsurance relationships with life insurance companies and provide benefits to the companies that reinsure their business through us not otherwise available to them, such as access to events and conferences sponsored by World Financial Group for its independent agents and the opportunity to participate in World Financial Group sponsored communications, which may include mailings, conference calls or televised broadcasts; and

     - An agreement ("First Right Agreement") with Western Reserve that provides us a first right to reinsure certain business sold by agents associated with World Financial Group and underwritten by Western Reserve or its U.S. affiliates, as further described below in "Reinsurance Relationships."

     Additionally, we intend to form new relationships with other IMOs and ceding life companies by:

     - Marketing directly to IMOs with which we do not currently have relationships;

     - Leveraging our existing IMO relationship to establish reinsurance relationships with additional ceding life companies;

     - Employing our existing IMO relationship to establish relationships with other IMOs; and

     - Utilizing relationships with ceding life companies to establish relationships with additional IMOs.

REINSURANCE RELATIONSHIPS

Current Reinsurance Business

     We currently provide reinsurance for variable universal life and variable annuity policies issued by four large life insurance companies. Our reinsurance agreements with these ceding life companies provide for our assumption of a portion of defined risks associated with specified products sold by agents of the IMO with which we have a relationship. Reinsurance under these agreements is automatic, meaning we are required to accept the business ceded to us so long as the ceding life companies satisfy the terms of the reinsurance agreements.

     The following table indicates, by ceding life company, the types of policies we are currently reinsuring and the type of reinsurance applicable to each.

                                                                  TYPE OF REINSURANCE
                                                       ------------------------------------------
                                                                                       MODIFIED
CEDING LIFE INSURANCE COMPANY                          RENEWABLE TERM   COINSURANCE   COINSURANCE
-----------------------------                          --------------   -----------   -----------
Western Reserve
  variable universal life............................         X              X             X
  variable annuity...................................                        X             X
American Skandia
  variable annuity...................................                                      X
Pacific Life
  variable universal life............................         X
Zurich Life
  variable universal life............................         X

     We have four separate reinsurance agreements with Western Reserve that cover policies on Western Reserve variable universal life and variable annuity products issued on or after January 1, 1992 that were sold by the agents of the IMO with which we have a relationship. These agreements were entered into on July 1, 1996, January 1, 1998, April 1, 1998, and October 1, 1999, respectively. The agreement with American Skandia began on January 1, 1997 and covers policies on an American Skandia variable annuity product sold by these agents after that date. The Zurich Life agreement was effective September 1, 1996 and covers all policies on a Zurich Life variable universal life product issued between September 1, 1996 and March 31, 2001 sold by these agents.

     Our agreement with Pacific Life was signed on June 25, 2001 and covers policies on a variable universal life product issued on or after January 1, 2001, which were sold by the agents of the IMO with whom we have a relationship. We believe our relationship with Pacific Life is a significant event in the growth of our business because this reinsurance agreement was entered into after World Financial Group purchased certain assets of the WMA Agency.

     We believe that the terms of our reinsurance arrangements are favorable for our industry and that we were able to obtain these terms in part because of our strong relationship with the agents associated with World Financial Group. Our right to reinsure new business under our reinsurance agreements generally extends for an initial term of 3 to 5 years, with automatic renewals and one-year notices of termination following the initial term. Termination of our right to reinsure new business does not, however, affect our right to continue to reinsure the policies reinsured at the time of termination. Under our agreements, we have the right to continue to reinsure a policy for as long as it remains in effect or until the ceding life company otherwise recaptures it. A ceding life company may have the right to recapture a reinsured policy only upon certain defaults or after a period of 10 years or longer, depending on the terms of the relevant reinsurance agreement.

Increased Business under Existing Contracts

     Expand Reinsurance Business by Exercising Contractual Rights. We intend to use a substantial portion of the proceeds from this offering to increase our level of economic participation in our reinsurance of policies we currently reinsure by exercising the following contractual expansion rights that we have under our existing reinsurance agreements:

     - We currently reinsure certain Western Reserve variable universal life products on a monthly renewable term basis. We intend to exercise our contractual right to convert our reinsurance of these policies to a coinsurance and modified coinsurance basis.

     - We currently reinsure certain Western Reserve variable annuity products on a coinsurance and modified coinsurance basis at a quota share of 10%. We intend to exercise our contractual right to increase the quota share to between 40% and 50% for policies written since January 1, 1999.

     Reinsurance of New Business with Western Reserve. Following World Financial Group's purchase of a substantial portion of the assets of WMA Agency in June 2001, we entered into the First Right Agreement with Western Reserve that provides us a first right to reinsure certain new products issued by Western Reserve or its U.S. affiliates that are sold by agents associated with World Financial Group, as follows:

     - We have the right, subject to minimum sales volume thresholds, to reinsure up to 20% of all single life variable universal life products introduced for sale after July 1, 2001, on a coinsurance and modified coinsurance basis for all policies issued through March 31, 2003 and on a monthly renewable term basis for all policies issued through March 31, 2006.

     - We have the right to reinsure between 40% and 50% of all variable annuity products introduced after December 31, 2000 and issued through December 31, 2002, depending upon the volume of direct written variable annuity premiums issued by Western Reserve or its U.S. affiliates in the previous calendar year.

     These rights automatically extend for one-year renewal periods unless either party gives notice of termination 180 days prior to the expiration of the applicable initial or renewal term. Our decisions to reinsure these products will be made from time to time during the term of the First Right Agreement and such decisions will be based on a number of relevant factors, including the attractiveness of the reinsurance rates prescribed by the agreement, the volume of business and our available capital capacity.

INVESTMENTS

     Our investments are selected with the objective of achieving favorable investment returns consistent with appropriate credit, diversification, tax and regulatory consideration, while providing sufficient liquidity to enable us to meet our obligations as a reinsurance company on a timely basis. We have developed specific investment guidelines that stress diversification of risk, conservation of principal and liquidity. Our investments, however, will be subject to market risks and fluctuations, as well as to the risks inherent in particular securities. Our board of directors has established an Investment Committee to periodically review the guidelines and investment portfolio and to make recommendations to the board of directors regarding any changes. The board of directors reviews the guidelines annually.

     We utilize an independent investment manager to invest our assets in accordance with our investment guidelines. Conning Asset Management Inc., a subsidiary of Swiss Reinsurance Company, has been our investment manager since June 1998. Conning has discretionary authority to manage our non-cash investment portfolio. We consistently and systematically monitor the strategies and funds in which we are invested, and we believe our overall risk is limited as a result of our selected strategy. The Investment Committee of the board of directors periodically reviews the performance of, and the fees paid to, Conning. We are not aware of any affiliation by us with Conning or by Conning with the ceding life companies. The fees paid to Conning for services rendered during 2001 totaled $62,500.


     As of March 31, 2002, we had invested assets totaling $22.2 million with a net unrealized gain of $166,434. The table below shows the aggregate amounts of fixed maturity securities and cash and cash equivalents comprising our portfolio of invested assets:



                                                AT DECEMBER 31,               AT MARCH 31,
                                    ---------------------------------------   ------------
                                       1999          2000          2001           2002
                                    -----------   -----------   -----------   ------------
Fixed maturity securities.........  $ 2,054,231   $ 5,912,379   $12,214,279   $11,695,346
Cash and cash equivalents.........    3,475,950     4,259,153     8,062,110    10,457,147
                                    -----------   -----------   -----------   -----------
Total invested assets.............  $ 5,530,181   $10,171,532   $20,276,389   $22,152,493
                                    ===========   ===========   ===========   ===========

     As of March 31, 2002, the fixed maturity portion of our invested asset portfolio had a dollar weighted average Moody's rating of Aa2, an average duration of 2.6 years and an average yield to maturity of 6.5% before investment expenses.



     Market Sensitive Instruments. Our investment portfolio includes investments that are subject to changes in market values with changes in interest rates. The aggregate hypothetical loss generated from an immediate 100 basis point increase in market interest rates would have resulted in an estimated decrease in fair value of approximately 1.1%, or approximately $237,000, on a portfolio valued at approximately $22.2 million at March 31, 2002. The impact on our investment portfolio from an immediate 100 basis point decrease in market interest rates would have resulted in an estimated increase in fair value of approximately 1.0%, or approximately $216,000. The foregoing reflects the use of an immediate time horizon. Credit spreads are assumed to remain constant in these hypothetical examples.


     The following table summarizes the fair value of our investments at the dates indicated.


                                                        AT DECEMBER 31,               AT MARCH 31
                                             --------------------------------------   -----------
                                                1999         2000          2001          2002
                                             ----------   -----------   -----------   -----------
  U.S. government agency...................  $       --   $        --   $   216,308   $   212,616
  Corporate................................     785,524     4,004,700     7,434,498     7,142,617
  Asset-backed securities..................     933,686       880,457     1,661,456     1,633,228
  Mortgage-backed securities...............     335,021     1,027,222     2,902,017     2,706,885
                                             ----------   -----------   -----------   -----------
Total fixed maturity securities............  $2,054,231   $ 5,912,379   $12,214,279   $11,695,346
Cash and cash equivalents..................   3,475,950     4,259,153     8,062,110    10,457,147
                                             ----------   -----------   -----------   -----------
Total......................................  $5,530,181   $10,171,532   $20,276,389   $22,152,493
                                             ==========   ===========   ===========   ===========


     The following table summarizes the fair value by contractual maturities of our fixed maturity securities portfolio at the dates indicated.


                                                       AT DECEMBER 31,               AT MARCH 31,
                                            --------------------------------------   ------------
                                               1999         2000          2001           2002
                                            ----------   -----------   -----------   ------------
  Due in less than one year...............  $       --   $        --   $   615,406   $ 1,306,996
  Due after one through five years........     211,930     3,613,946     6,825,383     5,840,390
  Due after five through ten years........     573,594       390,754       210,017       207,847
  Asset-backed securities.................     933,686       880,457     1,661,456     1,633,228
  Mortgage-backed securities..............     335,021     1,027,222     2,902,017     2,706,885
                                            ----------   -----------   -----------   -----------
Total.....................................  $2,054,231   $ 5,912,379   $12,214,279   $11,695,346
                                            ==========   ===========   ===========   ===========


     Quality of Fixed Maturity Securities in Portfolio. The following table summarizes the composition of the fair value of our fixed maturity securities portfolio at the dates indicated by rating as assigned by S&P or Moody's, using the higher of these ratings for any security where there is a split rating.


                                                              AT DECEMBER 31,     AT MARCH 31,
                                                             ------------------   ------------
                                                             1999   2000   2001       2002
RATING                                                       ----   ----   ----   ------------
  AAA/Aaa..................................................   61%    33%    43%        42%
  AA/Aa2...................................................   10     13     17          9
  A/A2.....................................................   20     51     39         49
  BBB/Baa2.................................................    9      3      1         --
  BB/Ba2...................................................   --     --     --         --
  B/B2.....................................................   --     --     --         --
  CCC/Caa or lower, or not rated...........................   --     --     --         --
                                                             ---    ---    ---        ---
Total......................................................  100%   100%   100%       100%
                                                             ===    ===    ===        ===

UNDERWRITING AND POLICY ADMINISTRATION

     As an automatic reinsurer, we rely upon the underwriting of the ceding life companies on policies we reinsure. We review and monitor the underwriting standards and procedures of the ceding life companies, including rules for policy continuations, changes, re-entries, reinstatements and conversions.

     The ceding life companies administer policies we reinsure and provide us with all information necessary for processing the reinsurance. We have conducted only a limited review of the administrative practices of our ceding life companies. Therefore, we may not have sufficient information to properly evaluate the administration of the business we reinsure or the accuracy of the information provided by the ceding life companies.

     Our reinsurance agreements give us the right to periodically audit the books and records of the ceding life companies to ensure that all business is being properly ceded and administered. Management also communicates frequently with the ceding life companies regarding the administration of the business, business policies and practices, underwriting procedures, quality of business considerations and reinsured policy experience.

RETROCESSION

     Our profitability depends, in part, on the volume and amount of death claims incurred. While death claims are reasonably predictable over a period of many years, claims become less predictable over shorter periods and are subject to fluctuation from period to period. Actual mortality experience in a particular period may be greater than expected mortality experience and, consequently, may adversely affect our operating results for such period.

     As a partial hedge against the unpredictability of claims experience, we have entered into a pool retrocession agreement. Under the pool retrocession agreement, multiple reinsurers participate in the risks ceded by us. Standard mortality risks in excess of our retention limit of $100,000 per life are retroceded to pool participants, which include: ERC Life Reinsurance Corporation, Swiss Re Life & Health America, Inc., The Lincoln National Life Insurance Company, and Transamerica Occidental Life Insurance Company.

REGULATION OF GLOBAL PREFERRED RE

Bermuda

     The Bermuda Insurance Act 1978 and related regulations of Bermuda (the "Insurance Act"), which regulates the insurance business of Global Preferred Re, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the Bermuda Monetary Authority (the "Authority"). Under the Insurance Act, insurance business includes reinsurance business. The Authority, in deciding whether to grant registration, has broad discretion to act as the Authority thinks fit in the public interest. The Authority is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the Authority may impose from time to time.

     An Insurance Advisory Committee appointed by the Minister of Finance advises the Authority on matters related to the discharge of the Authority's functions and sub-committees thereof supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures.

     The Insurance Act also imposes solvency and liquidity standards and auditing and reporting requirements and grants to the Authority powers to supervise, investigate and intervene in the affairs of Bermuda insurance companies.

     Classification of Insurers. The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. Global Preferred Re is registered as a long-term insurer in Bermuda and is regulated as such under the Insurance Act.

     Cancellation of Insurer's Registration. An insurer's registration may be canceled by the Authority on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the Authority after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Global Preferred Re, are required to be filed annually with the Authority. The independent auditor of the insurer must be approved by the Authority and may be the same person or firm that audits the insurer's financial statements and reports for presentation to its shareholders. Global Preferred Re's independent auditor is KPMG, Bermuda.

     Statutory Financial Statements. An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements, which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto. The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with accounting principles generally accepted in the United States of America and are distinct from the financial statements prepared for presentation to the insurer's stockholders under the Companies Act 1981 of Bermuda, which financial statements may be prepared in accordance with accounting principles generally accepted in the United States of America. Global Preferred Re, as a long-term insurer, is required to submit to the Authority the annual statutory financial statements as part of its annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the Authority.

     Minimum Solvency Margin; Restrictions on Dividends. Under the Insurance Act, Global Preferred Re:

     - Must maintain the required minimum solvency margin (the value of its long-term business assets exceed the amount of its long-term business liabilities by at least $250,000) and is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or if the declaration or payment of such dividends would cause it to fail to meet such margin (if it fails to meet its minimum solvency margin on the last day of any financial year, Global Preferred Re will be prohibited, without the approval of the Authority, from declaring or paying any dividends during the next financial year);

     - Is prohibited, without the approval of the Authority, from reducing its total statutory capital as set out in its previous year's financial statements by 15% or more, during a single calendar year;

     -  Is required to establish and maintain a long-term business fund; and

     - Is prohibited from declaring or paying a dividend to any person other than a policyholder unless the value of the assets of its long-term business fund as certified by Global Preferred Re's approved actuary, exceeds the extent (as so certified) of the liabilities of Global Preferred Re's long-term business. The amount of any such dividend shall not exceed the aggregate of the excess referenced in the preceding sentence and other funds properly available for the payment of dividends, being funds arising out of its business, other than its long-term business.

     Long-term Business Fund. An insurer carrying on long-term business is required to keep its accounts in respect of its long-term business separate from any accounts kept in respect of any other business and all receipts of its long-term business form part of its long-term business fund. No payment may be made directly or indirectly from an insurer's long-term business fund for any purpose other than a purpose related to the insurer's long-term business, unless such payment can be made out of any surplus certified by the insurer's approved actuary to be available for distribution otherwise than to policyholders. Upon the winding-up of a long-term business insurer, the assets in the insurer's long-term business fund shall be available only for meeting the liabilities of the insurer attributable to its long-term business and all its other assets shall be available only for meeting the liabilities of the insurer attributable to its other business - these restrictions shall not apply if the value of the assets exceeds the amount of liabilities to the extent of the assets in excess.

     Restrictions on Transfer of Business and Winding-Up. Global Preferred Re, as a long-term insurer, is subject to the following provisions of the Insurance
Act:

     - All or any part of the long-term business, other than long-term business that is reinsurance business, may be transferred only with and in accordance with the sanction of the applicable Bermuda court; and

     - An insurer or reinsurer carrying on long-term business may only be wound-up or liquidated by order of the applicable Bermuda court, and this may increase the length of time and costs incurred in the winding-up of Global Preferred Re when compared with a voluntary winding-up or liquidation.

     Supervision, Investigation and Intervention. The Authority may appoint an inspector with extensive powers to investigate the affairs of an insurer if the Authority believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the Authority, the Authority may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

     If it appears to the Authority that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration, the Authority may, among other things, direct the insurer to:

     -  Not take on any new insurance business;

     - Not vary any insurance contract if the effect would be to increase the insurer's liabilities;

     -  Not make certain investments;

     -  Realize certain investments;

     - Maintain, or transfer to the custody of a specified bank, certain assets;

     - Not declare or pay any dividends or other distributions or restrict the making of such payments; and

     -  Limit its premium income.

     Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Global Preferred Re's principal representative is CFM Insurance Managers, Ltd. and its principal office is located at 44 Church Street, 3rd Floor, Hamilton HM 12, Bermuda. Without a reason acceptable to the Authority, Global Preferred Re may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the Authority is given of the intention to do so. It is the duty of CFM Insurance Managers, Ltd., as Global Preferred Re's principal representative, within 30 days of reaching the view that there is a likelihood of it becoming insolvent or that a reportable event has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the Authority setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable event include failure by the insurer to comply substantially with a condition imposed upon the insurer by the Authority relating to a solvency margin or liquidity or other ratio.

     Certain Bermuda Law Considerations. Global Preferred Re has been designated as non-resident for exchange control purposes by the Authority and is required to obtain the permission of the Authority for the issue and free transferability of all of its shares. Global Preferred Re's common shares cannot be transferred without the consent of the Bermuda Monetary Authority. Because Global Preferred Re is designated as non-resident for Bermuda exchange control purposes, Global Preferred Re is allowed to engage in transactions, and to pay dividends to Bermuda non-residents who are holders of Global Preferred Re's common shares, in currencies other than the Bermuda Dollar.

     Global Preferred Re is exempt from Bermuda laws restricting the percentage of share capital that may be held by non-Bermudians, but as an exempted company it may not participate in certain business transactions, including:

     - Acquiring or holding land in Bermuda, except as required for business purposes and held by way of lease or tenancy for terms of not more than 50 years or with the consent of the Minister of Finance, and by way of lease or tenancy agreement for a term not exceeding 21 years in order to provide accommodation or recreational facilities for its officers and employees, without the express authorization of the Bermuda legislature;

     - Taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance;

     - Acquiring any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities; or

     - The carrying on of business of any kind in Bermuda, except in furtherance of business carried on outside Bermuda or under license granted by the Minister of Finance or the Authority. While Global Preferred Re is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Authority to insure Bermuda domestic risks or risks of lives of persons of, in or based in Bermuda.

     Global Preferred Re must comply with the provisions of the Companies Act regulating the declaration and payment of dividends and making distributions from contributed surplus and reductions of capital. Global Preferred Re may declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: the company is, or would after the payment be, unable to pay its liabilities as they become due; or the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

     Further under the Bermuda Companies Act 1981:

     - Global Preferred Re may redeem or re-purchase its shares only as permitted by and in accordance with Companies Act 1981. Restrictions include the requirement to have the necessary power and maintenance of the minimum share capital required under the Companies Act 1981 and as stated in its memorandum of association (in the case of Global Preferred Re, the minimum share capital as currently stated in its memorandum of association is $250,000). Further redemption or re-purchase by Global Preferred Re of its shares may be effected if, there are reasonable grounds for believing that Global Preferred Re is, or after the redemption or re-purchase would be, unable to pay its liabilities as they become due. Any redemption or re-purchase may only be effected out of the paid-up capital thereon or out of the funds of Global Preferred Re which would otherwise be available for dividend or distributions or out of the proceeds of an issue of shares made for the purposes of the redemption or re-purchase of shares. Any premium (amounts over par value) payable on the redemption or re-purchase, must be provided out of the funds of Global Preferred Re which would otherwise be available for dividend or distribution or out of Global Preferred Re's share premium account, prior to such redemption or re-purchase.

     - Global Preferred Re may not reduce the amount of its share capital below the required minimum share capital unless there are reasonable grounds for believing that Global Preferred Re is, or after the reduction would be, unable to pay its liabilities as they become due.

     The Proceeds of Crime Act 1997 and the proceeds of Crime (Money Laundering) Regulations 1998 are anti-money laundering legislation, which apply to regulated institutions. The legislation is primarily aimed at preventing offenses relating to the proceeds of drug trafficking, serious crimes and other defined money laundering activities. In addition to creating offenses, the legislation confers expansive information gathering powers upon the Bermuda police relating to investigations into drug trafficking and whether a person has benefited from criminal conduct. The Bermuda court has been empowered to make confiscation orders.

     Regulated institutions have a duty of vigilance which require that Global Preferred Re:

     -  Verify their customers' bona fides;

     -  Monitor, recognize and report to the police suspicious transactions;

     -  Maintain certain records for the time period prescribed; and

     - Train employees and staff so as to recognize possible unlawful activities.

     Regulated institutions include a company registered under the Insurance Act to the extent that it is carrying out long-term insurance (but not reinsurance) business within the meaning of the Insurance Act, other than life insurance or disability insurance. While life insurance and disability insurance are not defined in the proceeds of crime legislation nor in the Insurance Act, such terms may be interpreted by using the meanings of similar terms defined in the Insurance Act. Guidance Notes were published in January 1998 (and amended in June 2001) by the government authority established under the proceeds of crime legislation. While the Guidance Notes are not mandatory, they are represented as good practice procedures to be followed in order to discharge the duty of vigilance. In the Guidance Notes, reference is made to "life assurance, pension or other risk management business. . . where the transaction at its simplest. . .. may involve placing cash in the purchase of a single premium product from an insurer followed by early cancellation and reinvestment." The implication is that long-term insurers that conduct variable life business, such as Global Preferred Re, may be regulated institutions.

United States

     In general, reinsurers domiciled outside the United States (referred to as "alien reinsurers") are not subject to substantial direct regulation in the United States. The insurance laws of each state of the United States generally do not regulate the sale of reinsurance within their jurisdictions by non-U.S. insurers. However, alien reinsurers, such as Global Preferred Re, that provide reinsurance to insurance companies domiciled or licensed in United States jurisdictions are indirectly regulated by state "credit for reinsurance" laws. These laws operate to deny statutory financial statement credit to ceding insurers unless the unauthorized alien reinsurer posts acceptable security for ceded liabilities and agrees to certain contract provisions.

     The state insurance laws in the United States restricting the investments of insurance companies are not applicable to Global Preferred Re. Unlike insurance regulations in the United States, Bermuda law does not limit or regulate investments of Global Preferred Re as a long-term insurer provided that such investments are made for its potential benefit and the minimum solvency ratios prescribed under the Insurance Act are not breached.

COMPETITION

     Reinsurance and insurance companies compete based on many factors, including:

     -  Premium charges;

     - Ability to structure innovative terms and conditions in product offerings;

     - The general reputation and perceived financial strength of the reinsurer or insurer;

     -  Relationships with reinsurance and insurance intermediaries;

     -  Ratings assigned by independent rating agencies;

     -  Speed of claims payment and administrative activities; and

     -  Experience in the particular risk to be underwritten.

     While we compete with numerous national and international reinsurance companies, primary insurance companies, underwriting syndicates and other financial services providers, many of which are well established, have significant operating histories and substantially greater underwriting, marketing and administrative resources than we do, we believe that our focus on building relationships with IMOs can be a distinguishing feature. Our growth strategy includes the expansion of our relationships with IMOs through the use of financial incentives, which may include stock, warrants and other forms of equity in our company. We believe that these incentives will motivate IMOs to influence ceding life companies to enter into favorable reinsurance arrangements with us, thereby distinguishing us from other companies in our industry. Our ability to compete with other potential reinsurers in this market will depend upon our ability to successfully develop and maintain strong relationships with IMOs. Aside from our experience in establishing our current IMO relationship, we have not yet attempted to develop new IMO relationships and cannot assure you that we will be able to compete successfully, and the inability to do so could have a material adverse effect upon our ability to implement our strategies.

     Direct insurance companies who are licensed to underwrite insurance are also licensed to underwrite reinsurance, making commercial access into the reinsurance business relatively uncomplicated. In addition, over the last several years, capital markets participants, including exchanges and financial intermediaries, have developed financial products intended to compete with traditional reinsurance. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products. Barriers to entry to the reinsurance industry for non-insurers are chiefly the time, capital, and talent necessary to attract, underwrite and manage the business.

EMPLOYEES

     As of April 15, 2002, we had eleven full-time employees. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be good.

     We believe our future success will depend in large part on our ability to recruit and retain qualified employees experienced in insurance and underwriting. The competition for such personnel is intense, and there can be no assurance that we will be successful in retaining or recruiting key personnel.

PROPERTIES

     We are currently tenants-at-will in approximately 2,100 square feet of office space in Duluth, Georgia. Western Reserve is the landlord on the space that we occupy. As tenants-at-will our landlord is required by law to provide us 60-days notice to vacate. Our monthly rent is $3,482, plus our proportionate share of the taxes. We are currently in the process of obtaining a new lease for office space. We do not own or lease any other properties.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers and their ages as of the date of this prospectus are as follows:


NAME                             AGE   POSITION
----                             ---   --------
Edward F. McKernan(3)..........  46    Director, Chief Executive Officer and President; President
                                       of Global Preferred Re
Bradley E. Barks...............  42    Chief Financial Officer and Senior Vice President -- Finance
Caryl P. Shepherd..............  32    Chief Accounting Officer, Treasurer, Controller, Secretary
                                       and Vice President; Vice President and Treasurer of Global
                                       Preferred Re
Thomas Bobowski................  43    Vice President of Marketing
Joseph F. Barone(1)(2)(3)......  64    Director and Chairman of the Board
Thomas W. Montgomery(3)........  53    Director; Director of Global Preferred Re
C. Simon Scupham(1)(2).........  47    Director; Director of Global Preferred Re
Eugene M. Howerdd, Jr.(2)(3)...  66    Director
Milan M. Radonich(1)...........  51    Director


---------------

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee
(3)  Member of the Investment Committee

     Edward F. McKernan has served as a Director since August 1997 and as Chief Financial Officer since December 1997. Mr. McKernan was elected as Chief Executive Officer in January 2002, as President in December 2000 and as President of Global Preferred Re in December 2000. Mr. McKernan has served as the Actuary for Global Preferred Re since April 1996. From August 1995 until December 2000, Mr. McKernan served as Senior Vice President and as Senior Vice President of Global Preferred Re. From April 1996 until June 2001, Mr. McKernan was also Senior Vice President and Actuary of WMA Agency. Prior to joining our company, he was a Senior Manager in the Life Actuarial Consulting Practice of KPMG LLP from 1993 through 1996. From August 1990 through September 1993, Mr. McKernan was the Marketing Actuary of U.S. Operations for Seaboard Life Insurance Company. Prior to his tenure with Seaboard Life, Mr. McKernan was employed as a consultant associated with Tillinghast, a Towers Perrin company, an international actuarial consulting firm. He is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

     Bradley E. Barks has served as our Chief Financial Officer and Senior Vice President -- Finance since March 2002. Prior to joining our company, Mr. Barks was self-employed as an independent financial and management consultant. From 1990 to 2000, Mr. Barks served as Senior Vice President -- Finance of LifeUSA Holding, Inc. and its successor company Allianz Life Insurance Company of North America. Prior to his tenure with LifeUSA, Mr. Barks was employed as a Senior Consultant for Touche Ross & Co. from 1981 to 1990. Mr. Banks is a certified public accountant, a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

     Caryl P. Shepherd has served as Chief Accounting Officer since February 2002, as Secretary since December 2001, as Vice President since December 2000, and as Vice President and Treasurer of Global Preferred Re since December 2000. Ms. Shepherd joined our company in November 1997 as Controller and was named Treasurer in December 1997, positions she continues to hold. Ms. Shepherd held the position of Assistant Secretary from December 2000 until her election as Secretary. From April 1995 through October 1997, Ms. Shepherd was a Senior Accountant with Western Reserve. Prior to her tenure with Western Reserve, Ms. Shepherd was a Senior Auditor for the public accounting firm of Ernst & Young LLP specializing in life insurance. Ms. Shepherd is a certified public accountant, a Fellow of the Life Management Institute and a member of the American Institute of Certified Public Accountants.

     Thomas Bobowski has served as our Vice President of Marketing since March 2002. Prior to joining our company, Mr. Bobowski served as the Vice President of Business Development for DotPlanet.com, Inc. From 1998 until 1999, Mr. Bobowski acted as Director of Global Operations for WMA Agency. Prior to his tenure at WMA Agency, Mr. Bobowski was Vice President of Business Development for The Midland Life Insurance Company from 1996 to 1998. Mr. Bobowski is a Chartered Life Underwriter and Certificate Fund Specialist.

     Joseph F. Barone has served as a Director since June 1998 and as Chairman since January 2002. Since July 1997, Mr. Barone has been Managing Director of Research for Firemark Investments, a private investment firm. From January 1992 through June 1997, he was a Senior Vice President with Swiss Re Insurance. Prior to his tenure with Swiss Re, Mr. Barone was a Managing Director of Investment Banking for the insurance industry at Bear, Stearns & Co., Inc. Mr. Barone is a Chartered Financial Analyst and a member of the New York Society of Security Analysts and the Association of Insurance and Financial Analysts.

     Thomas W. Montgomery has served as a Director since March 1995 and a Director of Global Preferred Re since August 1995. From March 1995 until December 2001, Mr. Montgomery served as Executive Vice President and Secretary. Mr. Montgomery served as Executive Vice President of Global Preferred Re from August 1995 until December 2001. Mr. Montgomery is president of WMA Agency. Mr. Montgomery serves as a director of World Money Group, Inc., a financial services holding company. Mr. Montgomery is a certified public accountant, member of the American Institute of Certified Public Accountants and a member of the Georgia Society of Certified Public Accountants.

     C. Simon Scupham has served as a Director since April 1996 and as a Director of Global Preferred Re since August 1995. Since 1991, Mr. Scupham has been Chairman of CFM Insurance Managers Ltd., a member of the Mutual Risk Management Ltd. group of companies, which provides professional management services to international companies operating in Bermuda. Prior to joining CFM, Mr. Scupham served as the General Manager of Bermuda operations of the Kemper Group. He is a qualified Chartered Accountant and Associate Fellow of the Institute of Mathematics and its Applications. Mr. Scupham is also a director of MRM Global Captive Group and Chairman of Shoreline Mutual Management (Bermuda) Ltd.

     Eugene M. Howerdd, Jr. has served as a Director since May 2001. Mr. Howerdd is Chairman and Chief Executive Officer of Howerdd Financial Corporation, a diversified financial company that he founded in 1989. Prior to 1989, he served as Chairman of William W. Lowry & Associates, which was acquired by USF&G Insurance Company. From 1996 through January 2001, Mr. Howerdd also served as President of WMA Investment Advisors, Inc., a firm offering asset allocation modeling, portfolio rebalancing and separate account money management.


     Milan M. Radonich has served as a Director since July 2001. Since May 2002, Mr. Radonich has been Chief Financial Officer of Benfield Blanch, Inc., a subsidiary of Benfield Group, a global provider of insurance, reinsurance and risk advisory services. From October 2001 to April 2002, Mr. Radonich was self-employed as an independent consultant. From September 2000 to September 2001, he was Chief Financial Officer of Allied North American Insurance Brokerage Corp. of New York, an independently owned, multi-line insurance brokerage firm. Prior to his affiliation with Allied, Mr. Radonich was with Ernst & Young LLP for 27 years. Since 1986, Mr. Radonich was a senior partner with Ernst & Young in New York where he was responsible for building an insurance industry practice serving major clients throughout the country. During his tenure with Ernst & Young, he served as their representative on the American Institute of Certified Public Accountants Insurance Agents and Brokers Task Force. Mr. Radonich is a certified public accountant, a Fellow of the Life Management Institute and serves as Co-Chairman of the Society of Insurance Financial Management's Accounting Committee. He also holds memberships in the American Institute of Certified Public Accountants, the FLMI Society of Greater New York, the New York Area IASA, and the Illinois and New York State Certified Public Accountant Societies.

TERMS OF DIRECTORS

     The board of directors currently consists of six members, each of which are elected for a one-year term that will expire upon the election and qualification of successor directors at the next Annual Meeting of stockholders. There are no family relationships between any of the directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. The board of directors has established a Compensation Committee, composed of independent directors, on which Messrs. Barone, Howerdd and Scupham serve. The Compensation Committee, reviews and evaluates the compensation and benefits of all the officers, reviews general policy matters relating to compensation and benefits of employees, including the administration of the Stock Incentive Plan and Directors Stock Option Plan, and makes recommendations concerning these matters to the board of directors.

     Audit Committee. The board of directors has also established an Audit Committee, comprised of independent directors, on which Messrs. Barone, Radonich and Scupham serve. The Audit Committee is responsible for:

     -  Engaging independent accountants;

     -  Approving independent audit fees;

     - Reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto;

     - Reviewing our system of controls and policies, including those covering conflicts of interest and business ethics;

     -  Evaluating reports of actual or threatened litigation; and

     - Considering significant changes in accounting practices; examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts.

     Investment Committee. The board of directors has established an investment committee, comprised of Messrs. Barone, McKernan, Montgomery and Howerdd, to periodically review the guidelines and investment portfolio and to make recommendations to the board of directors regarding any changes. Our Chief Accounting Officer, Treasurer and Controller, Ms. Shepherd, also participates in an advisory role in meetings of the Investment Committee. The board of directors reviews the guidelines annually.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     C. Simon Scupham is the Chairman of CFM Insurance Managers Ltd., which acts as the principal representative for Global Preferred Re in Bermuda.

COMPENSATION OF DIRECTORS

     The non-employee members of the board of directors, Messrs. Barone, Howerdd, Montgomery, Scupham and Radonich, receive compensation of $1,500 per quarter for their service on the board of directors. In addition, we pay non-employee directors $500 for each board meeting or committee meeting attended. Directors who are employees do not receive any compensation for services performed in their capacity as directors. We reimburse each director for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any of its committees.

     In addition, directors who are not employees are eligible to receive options under our Directors Stock Option Plan. Under this plan, eligible directors may receive an option to purchase shares of common stock upon becoming a director and additional shares each subsequent year immediately following the annual meeting of stockholders. Upon completion of this offering, we intend to grant the following options, with an exercise price equal to the initial public offering price per share, to each of our five non-employee directors pursuant to the Directors Stock Option Plan:

Thomas W. Montgomery.............  35,000 shares
Joseph F. Barone.................  30,000 shares
C. Simon Scupham.................  20,000 shares
Eugene M. Howerdd, Jr. ..........  10,000 shares
Milan M. Radonich................  10,000 shares

EXECUTIVE COMPENSATION

     The following table shows compensation we paid to our Chief Executive Officer and next most highly compensated executive officers for the last three fiscal years (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                                         LONG-TERM
                                                                           ANNUAL COMPENSATION          COMPENSATION
                                                                    ---------------------------------   ------------
                                                                                                         SECURITIES
                                                                                          ALL OTHER      UNDERLYING
NAME AND PRINCIPAL POSITION                                  YEAR    SALARY     BONUS    COMPENSATION     OPTIONS
---------------------------                                  ----   --------   -------   ------------   ------------

S. HUBERT HUMPHREY, JR.(1).................................  2001         --        --    $  23,616(2)         --
  Former Chief Executive Officer                             2000         --        --       48,922(2)    450,000(4)
                                                             1999         --        --       48,851(2)         --

EDWARD F. MCKERNAN.........................................  2001   $258,333   $40,000    $  33,462(3)         --
  Chief Executive Officer and President                      2000    203,347        --       84,948(3)     52,500(4)
                                                             1999    181,867        --           --            --

CARYL P. SHEPHERD..........................................  2001   $ 85,731   $20,000    $      --            --
  Chief Accounting Officer, Treasurer,                       2000     80,300        --           --         3,750(4)
  Controller, Secretary and Vice President                   1999     77,975        --           --            --


---------------

(1)  Mr. Humphrey retired effective December 28, 2001.
(2) Amounts shown represent payments made to entities controlled by Mr. Humphrey pursuant to written agreements between these entities and us. These payments, while not paid directly to Mr. Humphrey, may be deemed indirect compensation to Mr. Humphrey.
(3) Amounts shown represent payments made to Mr. McKernan by WMA Agency, which may be deemed to be indirect compensation from us to Mr. McKernan based on the common control of Global Preferred and WMA Agency by Mr. Humphrey until June 2001.
(4) All of these options were granted under our 1999 Stock Option Plan and by their terms expired on January 1, 2002. Accordingly, these options had no value as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table summarizes the value of the outstanding options held by the Named Executive Officers at December 31, 2001:

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED IN-THE-
                                                          OPTIONS AT FISCAL YEAR-END     MONEY OPTIONS AT FISCAL YEAR-END
                                                        ------------------------------   ---------------------------------
NAME                                                    EXERCISABLE   UNEXERCISABLE(1)   EXERCISABLE      UNEXERCISABLE(1)
----                                                    -----------   ----------------   -----------      ----------------
S. HUBERT HUMPHREY, JR................................         --         450,000           $ --                $ --
EDWARD F. MCKERNAN....................................         --          52,500           $ --                $ --
CARYL P. SHEPHERD.....................................         --           3,750           $ --                $ --

---------------
(1) All of these options were granted under our 1999 Stock Option Plan and by their terms expired on January 1, 2002. Accordingly, these options had no value as of December 31, 2001.

STOCK OPTION AND OTHER COMPENSATION PLANS

     1999 Stock Option Plan. Our 1999 Stock Option Plan became effective on June 15, 1999. The aggregate number of shares of common stock reserved for issuance under the 1999 Stock Option Plan was 700,000 shares. The 1999 Stock Option Plan required that we raise additional capital on or before December 31, 1999 in order for any options to be exercisable, however, we raised no new capital prior to that date and the outstanding options could not, by their terms, be exercised. On May 12, 2000, we approved an amendment to the 1999 Stock Option Plan extending the deadline for receipt of additional capital to January 1, 2002. The exercise price of each option granted under the 1999 Stock Option Plan was $10 per share, as adjusted for our three-for-two stock split in 2001. We did not raise the required minimum amount of additional capital by January 1, 2002 and as of that date the outstanding options granted under the 1999 Stock Option Plan could no longer be exercised. The board of directors terminated the 1999 Stock Option Plan in February 2002.

     Global Preferred Holdings, Inc. Stock Incentive Plan. Our Stock Incentive Plan became effective on January 9, 2002. The aggregate number of shares of common stock reserved for issuance under the Stock Incentive Plan is 1.5 million shares. The purpose of the Stock Incentive Plan is to provide incentives for employees of Global Preferred and Global Preferred Re to promote our success, thereby benefiting stockholders and aligning the economic interests of the participants with those of the stockholders. Awards granted under the Stock Incentive Plan may be stock appreciation rights, restricted stock, options intended to qualify as "incentive stock options" or nonqualified stock options.

     No shares of common stock have been issued upon exercise of options granted under the Stock Incentive Plan. The Compensation Committee of the board of directors has approved the grant of options for an aggregate of 215,000 shares of common stock to be granted to certain employees upon completion of this offering, at an exercise price equal to the initial public offering price.

     Global Preferred Holdings, Inc. Directors Stock Option Plan. Our Directors Stock Option Plan became effective January 9, 2002. The aggregate number of shares of common stock reserved for issuance under the Directors Stock Option Plan is 280,000 shares. After the effective date of this offering, we intend to grant options to purchase shares of common stock at a price equal to the initial public offering price to each of our five non-employee directors pursuant to the Directors Stock Option Plan. Upon completion of the offering, the following options will be granted to our non-employee directors at an exercise price equal to the initial public offering price:

Thomas W. Montgomery............   35,000 shares
Joseph F. Barone................   30,000 shares
C. Simon Scupham................   20,000 shares
Eugene M. Howerdd, Jr. .........   10,000 shares
Milan M. Radonich...............   10,000 shares

     Other Options. Effective December 28, 2001, S. Hubert Humphrey, Jr. retired from his positions as a Director and Chairman of our Board of Directors and as our Chief Executive Officer. He also retired from his positions with Global Preferred Re as a Director, Chairman of the Board of Directors and Chief Executive Officer. In recognition of Mr. Humphrey's years of service, we agreed to grant to Mr. Humphrey, upon successful completion of this offering, options to purchase 100,000 shares of common stock. The options are exercisable for a period of five years from the date of grant at an exercise price equal to the initial offering price of shares sold in this offering.

EMPLOYMENT AGREEMENTS

     Edward F. McKernan is employed by us pursuant to a written employment agreement. Mr. McKernan's employment agreement has an initial term of three years beginning January 1, 2002 and is automatically renewed for additional one-year periods unless either party provides written notice of termination at least 60 days in advance of the expiration date of the current term. Mr. McKernan will receive a base salary of $325,000 for the year ended December 31, 2002, plus options to purchase 75,000 shares of common stock, to be granted upon completion of this offering. Mr. McKernan is eligible for an annual bonus in an amount to be determined by the board of directors. If, within 90 days of a change of control of Global Preferred, Mr. McKernan resigns for good reason, as defined in the agreement, or is terminated without cause we will pay him an amount equal to 35 months of his then-current base salary over a twelve month period or in one lump sum payment. Upon Mr. McKernan's resignation for good reason or termination not for cause unrelated to a change of control, we will pay his base salary for the greater of twelve months or the number of months remaining on his employment agreement, not to exceed 24 months. Mr. McKernan's employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

     Bradley E. Barks is employed by us pursuant to a written employment agreement. Mr. Barks' employment agreement has an initial term from March 4, 2002 through February 28, 2003 and is renewable by agreement of the parties for additional one-year periods. Mr. Barks will receive a base salary of $250,000 for the initial term, plus options to purchase 20,000 shares of common stock, to be granted upon completion of this offering. Global Preferred paid Mr. Barks a signing bonus of $9,200 and has agreed to pay $59,450 towards Mr. Barks' relocation expenses and up to six months of actual rental costs for temporary housing prior to his relocation. Mr. Barks is eligible for an annual bonus in an amount to be determined by the board of directors. If Mr. Barks resigns for good reason, as defined in the agreement, or is terminated without cause, we will pay him an amount equal to three months of his base salary if he is terminated prior to completion of this offering or twelve months of his then-current base salary if he is terminated after completion of this offering. Mr. Barks' employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

     Caryl P. Shepherd is employed by us pursuant to a written employment agreement. Ms. Shepherd's employment agreement has an initial term from February 1, 2002 through January 31, 2003 and is renewable by agreement of the parties for additional one-year periods. Ms. Shepherd will receive a base salary of $100,000 for the initial term, plus options to purchase 30,000 shares of common stock to be granted upon completion of this offering. Ms. Shepherd is eligible for an annual bonus in an amount to be determined by the board of directors. Upon Ms. Shepherd's resignation for good reason, as defined in the agreement, or termination not for cause, we will pay her base salary for twelve months. Ms. Shepherd's employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

     Thomas Bobowski is employed by us pursuant to a written employment agreement. Mr. Bobowski's employment agreement has an initial term from March 4, 2002 through February 28, 2003 and is renewable by agreement of the parties for additional one-year periods. Mr. Bobowski will receive a base salary of $122,000 for the initial term, plus options to purchase 12,500 shares of common stock to be granted upon completion of this offering. Mr. Bobowski is eligible for an annual bonus in an amount to be determined by the board of directors. Upon Mr. Bobowski's resignation for good reason, as defined in the agreement, or termination not for cause, we will pay his base salary for three months. For each month of Mr. Bobowski's employment over three months, his separation payment upon resignation for good reason or termination without cause will be increased by one month, with a maximum payment equal to twelve months his base salary. Mr. Bobowski's employment agreement includes post-employment restrictive covenants not to solicit our customers or recruit our employees.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

     We have also entered into agreements to indemnify our directors and certain of our officers to the fullest extent permitted under Delaware law. In these agreements, we have agreed to defend, hold harmless and indemnify our directors and certain of our officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he or she is a director or officer, as the case may be, or is serving, at our request, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided for any misappropriation of any business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Delaware law. Further, we will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.


     We have purchased directors' and officers' liability insurance in the aggregate primary limit of $10.0 million, and a $15.0 million excess policy.

                              CERTAIN TRANSACTIONS

     The following sections discuss various transactions and relationships between us and parties affiliated or related to us. We believe that each of our transactions with related parties are on terms as favorable to us as could have been obtained from unrelated third parties.

AGREEMENTS WITH MONEY SERVICES, INC. AND ITS AFFILIATES

     We issued a $5.0 million convertible note, due July 29, 2004, to Money Services, Inc., a subsidiary of AEGON USA, Inc. The note bears simple interest at a rate of 7.5% per year and is currently convertible into 312,750 shares of our common stock. If Money Services were to convert the note, it would own approximately 7% of our outstanding common stock prior to the offering. We have the option to redeem the note, in whole or in part, between July 29, 2002 and July 29, 2004. To redeem the note before maturity, we must pay all principal, plus interest accrued from the date of the note through the redemption date at a higher effective interest rate of 9% per annum.

     Each of World Financial Group and Western Reserve are subsidiaries of AEGON USA, Inc. and therefore are entities related to Money Services due to the common ownership.

     We entered into a agreement with World Financial Group, which requires that World Financial Group will use its commercially reasonable efforts to assist us in attaining the opportunity to reinsure all insurance products sold by its agents for insurance companies with which it has selling agreements, other than Western Reserve and Western Reserve's affiliates. This agreement is described in more detail above in the section titled "Business -- Reinsurance Relationships."

     We are currently tenants-at-will in approximately 2,100 square feet of office space in Duluth, Georgia. Western Reserve is the landlord on the space that we occupy. As tenants-at-will our landlord is required by law to provide us 60-days notice to vacate. Our monthly rent is $3,482, plus our proportionate share of the taxes.


     After its acquisition of certain of the assets of WMA Agency, World Financial Group continued to provide the services which WMA Agency provided to us under the Corporate Services Agreement described under "Relationship with our Former Chairman" below. We incurred $22,882 of costs for these services from World Financial Group for the year ended December 31, 2001. Effective January 1, 2002, World Financial Group provides these services to us as invoiced on a monthly basis. We incurred $40,643 of costs for these services during the three months ended March 31, 2002.


     We have four separate reinsurance agreements with Western Reserve that cover policies on Western Reserve variable universal life and variable annuity policies issued on or after various dates after January 1, 1992 which were sold by the agents of World Financial Group and its predecessor. Also in June 2001, we entered into the First Right Agreement with Western Reserve. The First Right Agreement provides us the right to reinsure certain policies issued by Western Reserve or its U.S. affiliates which are sold by agents associated with World Financial Group. These agreements are described in more detail above in the section titled "Business -- Reinsurance Relationships."

     The ceding life companies pay commissions to the agents of World Financial Group for sales of life insurance and annuity contracts reinsured by us. As a result of such relationships, the interests of World Financial Group may conflict with our interests in negotiating reinsurance agreements.

     Due to the relationships among us, World Financial Group, Western Reserve, Money Services and AEGON USA, conflicts of interest may arise with respect to existing and future business dealings, including:

     - The terms of World Financial Group's selling agreements (including commission arrangements) and our reinsurance relationships with life insurance companies;

     - Agreements among us, World Financial Group, Western Reserve, Money Services, AEGON USA and their affiliates;

     -  Potential acquisitions of properties or businesses;

     -  Potential divestitures of properties or businesses; and

     -  The issuance of additional securities by us.

MANAGEMENT AGREEMENT

     Global Preferred has an insurance management agreement with CFM Insurance Managers Ltd., a member of the Mutual Risk Management Ltd. group of companies, which provides professional insurance management services to companies operating in Bermuda. C. Simon Scupham, a director of our company and of Global Preferred Re, is the Chairman of CFM. Pursuant to this agreement, CFM acts as the managing agent and Principal Representative under the Bermuda Insurance Act 1978 for Global Preferred Re in Bermuda. This agreement is for an unlimited duration, but may be terminated by either party upon three months prior written notice or upon 30 days prior written notice under specified circumstances. We paid annual fees of $60,000 during 1999, 2000 and 2001 to CFM pursuant to the management agreement.

RELATIONSHIP WITH OUR FORMER CHAIRMAN

     Prior to this offering, S. Hubert Humphrey, Jr. owned more than 20% of our outstanding capital stock and, until December 28, 2001, served as a director, Chairman of our board of directors and Chief Executive Officer and as a director, Chairman of the board of directors and Chief Executive Officer of Global Preferred Re. Effective December 28, 2001, Mr. Humphrey retired from our board of directors and all of the positions he held with us and with Global Preferred Re. In recognition of Mr. Humphrey's distinguished years of service, we agreed to grant to Mr. Humphrey, upon successful completion of this offering, options to purchase 100,000 shares of common stock. The options are exercisable for a period of five years from the date of grant, at an exercise price equal to the initial offering price of shares sold in this offering. Mr. Humphrey controls WMA Agency and WMA Securities.

     Effective April 1, 1998, we entered into a Corporate Services Agreement with WMA Agency to provide to us corporate services and supplies for a fixed monthly fee of $2,250, adjustable annually. These services included our computer network system, facilities maintenance, security, mail services, utilities, postage, telephone and copier service. We incurred $48,851, $48,922 and $23,616 of costs for these services from WMA Agency for the years ended December 31, 1999, 2000 and 2001, respectively.

     In June 1998, we entered into a Directed Reinsurance Agreement with WMA Agency, under which WMA Agency agreed to use its best efforts to cause any life insurance company with which it had selling agreements to enter reinsurance agreements with us. In 1999, we amended the agreement to provide, among other things, that we would issue, for no monetary consideration, warrants to individuals designated by WMA Agency to purchase 300,000 shares of the common stock. These warrants were ultimately issued to key management personnel of WMA Agency. As subsequently amended, the warrants were contingent upon our raising additional capital by January 1, 2002. We raised no new capital by January 1, 2002 and the warrants expired. No shares of our common stock were issued under these warrants.

     In January 1998, we entered into a Sublease Agreement with WMA Agency for our office space in Duluth, Georgia. The sublease was on a triple-net basis for an initial term through January 2008. The annual base rent until January 2003 was $18,675. The sublease was terminated in June 2001 in conjunction with the purchase by World Financial Group of assets of WMA Agency.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding ownership of our common stock, as of May 1, 2002, assuming the completion of this offering, by:


     - Each person known to us to own beneficially more than 5% of our outstanding common stock;

     -  Each of our directors;

     -  Each of our executive officers named in the summary compensation table;
        and

     -  All of our directors and executive officers as a group.

                                                                                   PERCENTAGE OF SHARES
                                                            NUMBER OF                 OUTSTANDING(1)
                                                       SHARES BENEFICIALLY   --------------------------------
NAME                                                        OWNED(1)         BEFORE OFFERING   AFTER OFFERING
----                                                   -------------------   ---------------   --------------
S. Hubert Humphrey, Jr.(2)...........................       1,028,091             24.2%             7.5%
Monte Holm(3)........................................         327,969              7.9%             2.4%
Money Services, Inc.(4)..............................         312,750              7.0%             2.2%
Richard L. Thawley(5)................................         305,632              7.4%             2.2%
Thomas W. Montgomery(6)..............................          54,862              1.3%               *
Joseph F. Barone(7)..................................          30,000                *                *
C. Simon Scupham(8)..................................          20,000                *                *
Eugene M. Howerdd, Jr.(9)............................          10,000                *                *
Milan M. Radonich(10)................................          10,000                *                *
Edward F. McKernan...................................           7,500                *                *
Caryl P. Shepherd....................................              --                *                *
All directors and executive officers as a group (9
  persons)(11).......................................         132,362              3.1%             1.0%

---------------
* Less than one percent.

 (1) For purposes of calculating the percentage beneficially owned, the number of shares of common stock deemed outstanding prior to the offering includes (1) 4,141,684 shares outstanding as of May 1, 2002, and (2) shares issuable pursuant to options held by the respective person or group which may be exercised within 60 days following May 1, 2002 ("Presently Exercisable Options"). The number of shares of common stock deemed outstanding after this offering includes an additional 9,500,000 shares that are being offered for sale in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares. Presently Exercisable Options are deemed to be outstanding and beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

 (2) This number includes (a) 78,092 shares of common stock for which WMA Agency (of which Mr. Humphrey is the principal stockholder) holds voting proxies and (b) includes 100,000 shares subject to options exercisable within 60 days held by Mr. Humphrey. Mr. Humphrey's business address is 3975 Johns Creek Ct., Suite 100, Suwanee, Georgia 30024.
 (3) This number includes 60,000 shares held jointly with Mr. Holm's wife, 2,250 shares held jointly with Mr. Steve Marx, 165,000 shares held in seven trusts created by Mr. Holm and his wife. Mr. Holm's business address is 312 West Mesquite Blvd., Suite 11, Las Vegas, Nevada 89102.
 (4) This number includes 312,750 shares of common stock issuable on conversion of a $5.0 million convertible promissory note held by Money Services, Inc. that is immediately convertible. Money Services, Inc. is a wholly owned subsidiary of AEGON USA, Inc., with an address of 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499. AEGON USA, Inc. is a subsidiary of AEGON N.V., an international insurance holding company that is publicly traded on the New York Stock Exchange.
 (5) This number includes 137,700 shares are owned by two trusts for the benefit of Mr. Thawley and his wife and 30,000 shares are owned by Mr. Thawley's children. Mr. Thawley's business address is 1110 W. Kettleman Lane, Suite 24, Lodi, California 95240.
 (6) This number includes 35,000 shares subject to options exercisable within 60 days.
 (7) This number includes 30,000 shares subject to options exercisable within 60 days.
 (8) This number includes 20,000 shares subject to options exercisable within 60 days.
 (9) This number includes 10,000 shares subject to options exercisable within 60 days.
(10) This number includes 10,000 shares subject to options exercisable within 60 days.
(11) This number includes 105,000 shares subject to options exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

     Our certificate of incorporation authorizes the issuance of up to 50,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $2.00 par value per share, the rights and preferences of which may be established from time to time by our board of directors. As of the date of this prospectus, 4,141,684 shares of common stock and no shares of preferred stock will be outstanding.

COMMON STOCK

     Holders of record of common stock are entitled to one vote per share on all matters upon which stockholders have the right to vote. The rights attached to the shares of common stock do not provide for cumulative voting rights or preemptive rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election each year. All issued and outstanding shares of our common stock are, and the common stock to be sold in this offering, when issued and paid for, will be, validly issued, fully paid and non-assessable. Subject to the rights of any holders of preferred stock that may be issued in the future, holders of our common stock are entitled to such dividends as may be declared from time to time by our board of directors out of funds legally available for that purpose. Upon dissolution, holders of our common stock are entitled to share pro rata in the assets of our company remaining after payment in full of all of our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK


     We have designated 1,000,000 shares of our preferred stock as Series A Preferred Stock, par value of $2.00 per share, of which 266,047 shares were issued. The issued and outstanding shares of Series A Preferred Stock were automatically converted into common stock on January 1, 2002.


     Under our certificate of incorporation, the board of directors is authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series, less the 1,000,000 designated as Series A Preferred Stock. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions, including dividend rights and rates, conversion rights, voting rights, terms of redemption, sinking fund provisions, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our common stock, therefore delaying, deferring or preventing a change of control of our company.

STOCK OPTIONS

     We have reserved 1,780,000 shares of our common stock for issuance upon exercise of options granted under our Stock Incentive Plan and our Directors Stock Option Plan. Currently, there are no options outstanding under these plans. We have agreed to grant, upon completion of this offering, options pursuant to these plans to purchase 320,000 shares of common stock at an exercise price per share equal to the price per share to the public in this offering. In addition, we have agreed to grant to S. Hubert Humphrey, Jr., upon completion of this offering, an option to purchase 100,000 shares of common stock at an exercise price per share equal to the price per share to the public in this offering.

ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of Global Preferred or make removal of our management more difficult.

     Under Delaware law, all stockholder actions must be effected at a properly called annual or special meeting or by written consent. Our bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the board of directors, the chairman of the board or the chief executive officer, and stockholder action may not be effected by written consent. In addition, our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board.

     These provisions of our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. Such provisions are designed to reduce vulnerability to an unsolicited acquisition proposal and, accordingly, could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions may also have the effect of preventing changes in our management.

DELAWARE ANTI-TAKEOVER STATUTE

     Under Delaware law, we may not engage in a "business combination," which includes a merger or sale of more than 10% of our assets, with any "interested stockholder," namely, a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of any of these persons, for three years following the time that stockholder became an interested stockholder unless:

     - The transaction in which the stockholder became an interested stockholder is approved by our board of directors prior to the time the interested stockholder attained that status;

     - Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     - At or after the time the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     The authorization of undesignated preferred stock in our certificate of incorporation makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We believe that the provisions in our certificate of incorporation and bylaws are necessary to attract and retain qualified persons as directors and officers.

     We have entered into agreements to indemnify our executive officers and directors in addition to the indemnification protection provided for in our certificate of incorporation. These agreements, among other things, require us to indemnify these individuals against liabilities that arise by reason of their status or services as officers and directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses incurred as a result of any proceedings against them for which they could be indemnified. For a more detailed description of the terms and provisions of these agreements see "Management - Limitation of Liability and Indemnification of Officers and Directors."

LISTING

     We have filed an application with The Nasdaq National Market to have our common stock listed under the trading symbol "GPHO." There can be no assurance that our application for quotation will be accepted.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer & Trust is the transfer agent and registrar for our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and their telephone number is 800-937-5449.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have outstanding an aggregate of 13,641,684 shares of common stock. All of the shares sold in this offering, plus 788,234 of the shares outstanding prior to the offering, will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, unless these shares are held by our affiliates (within the meaning of Rule 144 under the Securities Act) or were purchased in our directed share program and subject to a three month trading restriction. Shares held by affiliates may generally only be sold in compliance with the limitations of Rule 144 of the Securities Act. The remaining 3,353,450 of our shares outstanding after this offering are subject to the lock-up agreements described below.


LOCK-UP AGREEMENTS


     We, and each of our directors and executive officers and certain of our other stockholders, who in the aggregate hold 3,353,450 shares of common stock, have agreed, subject to limited exceptions, for a defined period of time after the date of this prospectus, not to, without the prior written consent of William Blair & Company, L.L.C.:


     - Directly or indirectly, offer, sell (including "short" selling), assign, transfer, encumber, pledge, contract to sell, grant any option to purchase, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act, or otherwise dispose of any shares of common stock or any securities exercisable or exchangeable for or convertible into shares of common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

     - Enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     Either of the foregoing transfer restrictions will apply regardless of whether a covered transaction is to be settled by the delivery of common stock or such other securities, in cash or otherwise. In addition, during this lock-up period, we have also agreed not to file any registration statement for, and each of our officers and stockholders has agreed not to make any demand for, or exercise any right of, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of William Blair & Company, L.L.C.

     This agreement does not extend to bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to limited partners or stockholders, who agree to be bound by such restrictions. William Blair & Company, L.L.C. will take into account various factors, including the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, and market conditions generally in determining whether to consent to a transaction prohibited by these restrictions. We may grant options and issue common stock under existing stock option plans and issue unregistered shares in connection with any outstanding convertible securities or options during the lock-up period.

     The lock-up agreement provides that there is a complete restriction on transfers of all shares subject to the lock-up agreement for the first 180 days following the date of this prospectus. After the date following 180 days after the date of this prospectus, 25% of the shares subject to the lock-up agreements will be freely tradable, after the date following 270 days after the date of this prospectus, 50% of the shares subject to the lock-up agreements will be freely tradable, after the date following 360 days after the date of this prospectus, 75% of the shares subject to the lock-up agreements will be freely tradable, and after the date following 450 days after the date of this prospectus, 100% of the shares subject to the lock-up agreements will be freely tradable. Shares held by our affiliates are subject to volume and certain other restrictions under Rule 144 regardless of whether the shares are tradable under the terms of the lock-up agreement.


     The following table indicates approximately when the 3,353,450 shares of our common stock that are not being sold in this offering, but which will be outstanding and subject to lock-up agreements when this offering is complete, will be eligible for sale in the public market:


                         ELIGIBILITY OF LOCK-UP SHARES
                         FOR SALE IN THE PUBLIC MARKET


                                                                    SHARES RELEASED
                                                                      FROM LOCK-UP
                                                          ------------------------------------
                                                                        TRADABLE
                                                                       SUBJECT TO
                                                           FREELY       RULE 144
                                                          TRADABLE    RESTRICTIONS     TOTAL
                                                          ---------   ------------   ---------
At effective date.......................................          0           0              0
181 days after the effective date.......................    619,023     219,340        838,363
271 days after the effective date.......................  1,238,046     438,680      1,676,726
361 days after the effective date.......................  1,857,069     658,020      2,515,089
451 days after the effective date.......................  2,476,089     877,361      3,353,450


RULE 144

     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of our common stock then outstanding, which will equal approximately 136,417 shares immediately after this offering; or

     - The average weekly trading volume of our common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 concerning that sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company.

RULE 144(K)

     Under Rule 144(k) as currently in effect, a person who has not been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

NASD RESTRICTIONS

     In connection with this offering, certain of our officers, directors, employees, shareholders, agents associated with World Financial Group and other persons who are otherwise associated with us, including friends and family of our employees, our consultants and our strategic business partners, will have the opportunity to purchase shares in the offering directly from the underwriters as part of a directed share program. As required by NASD, registered representatives associated with an NASD member who purchase shares in the directed share program must agree to hold their shares subject to a three month lock-up from the date of the final prospectus in order to participate in the directed share program.

STOCK OPTIONS


     We have filed a registration statement on Form S-8 covering the shares of common stock reserved for issuance under our Stock Incentive Plan and Directors Stock Option Plan that will provide for awards of restricted shares and stock options and covering shares of common stock reserved for issuance under an additional, non-plan stock option that will be granted upon completion of this offering. This registration statement became effective automatically upon filing. Shares issued under the foregoing plans and non-plan option may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us.


STOCK OFFERING UNDER THE DIRECTED REINSURANCE AGREEMENT

     Under our Directed Reinsurance Agreement with World Financial Group, if we sell any shares of our capital stock, we have to offer, on a direct subscription basis or through a private placement, no less than 25% of those new shares to an offeree group consisting of agents associated with World Financial Group, key management employees of World Financial Group and its affiliates, and other persons, designated by World Financial Group. World Financial Group may waive our obligation to make such a stock offering and has waived our obligation for this offering. Also, we will be relieved of our obligation to offer shares to agents associated with World Financial Group, if in the opinion of the lead underwriter selected in a sale of shares, the direct offering would substantially impair or restrict an underwritten offering of stock by us.

                                  UNDERWRITING

     The underwriters named below, for which William Blair & Company, L.L.C., Raymond James & Associates, Inc. and Cochran, Caronia Securities LLC are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters and us, and we have agreed to sell to each of the underwriters, and the underwriters have agreed to purchase from us the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

                                                          NUMBER
UNDERWRITER                                             OF SHARES
-----------                                             ----------
William Blair & Company, L.L.C. .....................
Raymond James & Associates, Inc......................
Cochran, Caronia Securities LLC......................
                                                        ----------
Total................................................    9,500,000
                                                        ==========

     This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The representatives of the underwriters have advised us that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and to
selected dealers at such price less a concession of not more than $     per
share. The underwriters may allow, and such dealers may re-allow, a concession
not in excess of $     per share to certain other dealers. The underwriters will
offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository
Trust Company in New York, New York on or about                , 2002. At that
time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representatives may change the public offering price and other selling terms.

     We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to an aggregate of 1,425,000 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering the sale of shares in excess of the share initially allocated in the offering. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby.

     The following table summarizes the compensation to be paid by us to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

                                            WITHOUT            WITH
                                             OVER-            OVER-
PAID BY GLOBAL PREFERRED                   ALLOTMENT        ALLOTMENT
------------------------                 --------------   --------------
Per Share..............................     $                $
Total..................................     $                $

     We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $2,825,836.

     At our request, the underwriters have reserved up to 475,000 shares of common stock for sale to certain of our officers, directors, employees, agents associated with World Financial Group or persons who are otherwise associated with us, including friends and family of our employees, our consultants and our strategic business partners at the initial public offering price through a directed share program. The number of reserved shares sold will reduce the number of shares available for sale to the public in this offering. Any reserved shares not so purchased will be offered to the public on the same basis as the other shares offered hereby.


     We, and each of our directors and executive officers and certain of our other stockholders, who in the aggregate hold 3,353,450 shares of common stock, have agreed, subject to limited exceptions, for a defined period of time after the date of this prospectus, not to, without the prior written consent of William Blair & Company, L.L.C.:


     - Directly or indirectly, offer, sell (including "short" selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act, or otherwise dispose of any shares of common stock or securities convertible or exchangeable into, or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

     - Enter any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     This agreement does not extend to bona fide gifts to immediate family members of such persons who agree to be bound by such restrictions, or to limited partners or stockholders, who agree to be bound by such restrictions. William Blair & Company, L.L.C. will take into account various factors, including the number of shares requested to be sold, the anticipated manner and timing of sale, the potential impact of the sale on the market for the common stock, and market conditions generally in determining whether to consent to a transaction prohibited by these restrictions. We may grant options and issue common stock under existing stock option plans and issue unregistered shares in connection with any outstanding convertible securities or options during the lock-up period. For information on additional terms of the lock-up agreement and on shares available for sale following the offering, please refer to "Risk Factors -- Substantial sales of our common stock by our existing stockholders after this offering could result in a lower market price of our common stock" and "Shares Eligible for Future Sale."

     We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

     The representatives have informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representatives have also informed us that the underwriters intend to deliver all copies of this prospectus via hand delivery or through mail or courier services and only printed forms of the prospectus are intended to be used.

     Prior to this offering, there was no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiations among the representatives and us. Among the factors which will be considered in such negotiations are:

     -  The prevailing market conditions;

     -  Our results of operations in recent periods;

     - The market capitalizations and stages of development, and recent market prices of securities, of other companies which the representatives and we believe to be comparable to us;

     -  Estimates of our business potential;

     -  The present state of our development;

     - The general condition of the securities markets at the time of this offering; and

     -  Other factors which are deemed relevant.

     There can be no assurance that an active trading market will develop for the common stock or that the common stock will trade in the public market after this offering at or above the initial public offering price.

     In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions, which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

     In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they have received, and may in the future receive, customary fees or other compensation.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the common stock will be passed upon for us by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sonnenschein Nath & Rosenthal, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Global Preferred Holdings, Inc., formerly known as The WMA Corporation, as of December 31, 1999, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.

     You may read and copy all or any portion of the registration statement and the exhibits at the Securities and Exchange Commission's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 233 Broadway, New York, New York 10279 and Citicorp Center, Suite 1400, 500 W. Madison Street, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Securities and Exchange Commission. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Securities and Exchange Commission's public reference rooms. In addition, the Securities and Exchange Commission maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

     We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy and information statements and other information with the Securities and Exchange Commission. These periodic reports, proxy, and information statements and other information are available for inspection and copying at the public reference facilities, regional offices and Securities and Exchange Commission's website referred to above.

                        GLOBAL PREFERRED HOLDINGS, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                               PAGE
                                                               ----
FINANCIAL STATEMENTS:
Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of December 31, 2000 and
  2001......................................................    F-3
Consolidated Statements of Income for the Years Ended
  December 31, 1999, 2000 and 2001..........................    F-4
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the Years Ended December 31,
  1999, 2000 and 2001.......................................    F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1999, 2000 and 2001..........................    F-6
Notes to Consolidated Financial Statements..................    F-7
Consolidated Balance Sheets as of December 31, 2001 and
  March 31, 2002 (unaudited)................................   F-28
Consolidated Statements of Income for the Three Months Ended
  March 31, 2001 and 2002 (unaudited).......................   F-29
Consolidated Statements of Stockholders' Equity and
  Comprehensive Income for the Three Months Ended March 31,
  2002 (unaudited)..........................................   F-30
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 2001 and 2002 (unaudited).................   F-31
Unaudited Notes to Consolidated Financial Statements........   F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Global Preferred Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of Global Preferred Holdings, Inc. and subsidiaries (formerly known as The WMA Corporation) as of December 31, 2000 and 2001, and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Global Preferred's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Preferred Holdings, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows, for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Atlanta, Georgia
March 8, 2002

                        GLOBAL PREFERRED HOLDINGS, INC.
                          Consolidated Balance Sheets

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 2000          2001
                                                              -----------   -----------
                           Assets
Fixed maturity securities -- available for sale (amortized
  cost of $5,817,900 and $11,480,749 for 2000 and 2001,
  respectively).............................................  $ 5,912,379   $12,214,279
Cash and cash equivalents...................................    4,259,153     8,062,110
Investment income due and accrued...........................      113,558       172,055
Reinsurance balances receivable.............................    2,632,949     2,842,908
Reinsured policy loans......................................      867,023     1,013,629
Deferred acquisition costs..................................   42,752,339    42,800,269
Prepaid expenses............................................       31,210       659,538
Fixed assets (net of accumulated depreciation of $102,992
  and $147,750 for 2000 and 2001, respectively).............       48,806        88,114
                                                              -----------   -----------
          Total assets......................................  $56,617,417   $67,852,902
                                                              ===========   ===========
            Liabilities and Stockholders' Equity
Liabilities:
  Future policy benefits....................................  $ 8,025,748   $11,911,532
  Reinsurance balances payable..............................      388,016       188,818
  Accrued expenses and accounts payable.....................      140,118       544,683
  Accrued interest payable..................................      161,356       158,219
  Dividend payable..........................................       12,245            --
  Current income tax payable................................      405,431       413,299
  Short term debt...........................................      277,285            --
  Long term debt............................................    5,000,000     5,000,000
  Deferred tax liability....................................    5,618,285     7,667,767
                                                              -----------   -----------
          Total liabilities.................................   20,028,484    25,884,318
                                                              -----------   -----------
Stockholders' equity:
  Preferred stock, par value $2.00, 10,000,000 shares
     authorized; Series A Preferred Stock, 1,000,000 shares
     authorized; 266,047 shares issued for 2000 and 2001....      532,094       532,094
  Common stock, par value $.001, 50,000,000 shares
     authorized; 2,500,000 shares and 3,750,000 shares
     issued for 2000 and 2001, respectively.................        2,500         3,750
  Additional paid-in capital................................   22,795,581    22,794,331
  Accumulated other comprehensive income....................       62,357       246,531
  Retained earnings.........................................   13,246,301    18,441,145
  Treasury stock, at cost (7,485 shares and 7,390 shares for
     2000 and 2001, respectively)...........................      (49,900)      (49,267)
                                                              -----------   -----------
          Total stockholders' equity........................   36,588,933    41,968,584
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $56,617,417   $67,852,902
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
                       Consolidated Statements of Income

                                                                 YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1999          2000          2001
                                                          -----------   -----------   -----------
Revenues:
  Premiums..............................................  $ 9,692,649   $16,618,927   $19,240,551
  Reinsured policy revenues.............................   13,505,823    12,893,664    11,237,610
  Net investment income.................................      349,683       527,613       810,544
  Net realized gain (loss) on investments...............      (66,000)        2,606        44,807
  Loss on recapture of business.........................     (822,814)           --            --
                                                          -----------   -----------   -----------
     Total revenue......................................   22,659,341    30,042,810    31,333,512
                                                          -----------   -----------   -----------
Benefits and expenses:
  Benefits, claims and settlement expenses..............    4,511,469     7,559,164     6,292,392
  Change in future policy benefits......................      313,679     2,052,733     2,411,335
  Reinsurance expense allowances, net...................    5,362,263     7,539,492     8,501,197
  Amortization of deferred acquisition costs............    3,789,318     4,016,629     3,944,660
  Operating expenses....................................      983,148     1,256,080     1,951,634
  Interest expense......................................    1,153,958       665,119       378,145
                                                          -----------   -----------   -----------
     Total benefits and expenses........................   16,113,835    23,089,217    23,479,363
                                                          -----------   -----------   -----------
     Income before income tax...........................    6,545,506     6,953,593     7,854,149
  Income tax expense....................................   (2,225,472)   (1,820,717)   (2,391,568)
                                                          -----------   -----------   -----------
     Net income.........................................  $ 4,320,034   $ 5,132,876   $ 5,462,581
                                                          -----------   -----------   -----------
  Preferred dividends...................................           --       155,198       267,104
                                                          -----------   -----------   -----------
     Net income available to common stockholders........  $ 4,320,034   $ 4,977,678   $ 5,195,477
                                                          ===========   ===========   ===========
Basic earnings per share................................  $      1.15   $      1.33   $      1.39
                                                          ===========   ===========   ===========
Diluted earnings per share..............................  $      1.15   $      1.30   $      1.32
                                                          ===========   ===========   ===========
Weighted average common shares outstanding..............    3,742,610     3,742,610     3,742,610
                                                          ===========   ===========   ===========
Total weighted average common and common equivalent
  shares outstanding....................................    3,742,610     3,943,897     4,141,684
                                                          ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
    Consolidated Statements of Stockholders' Equity and Comprehensive Income
                 Years ended December 31, 1999, 2000, and 2001

                                                                                                  ACCUMULATED
                                     NUMBER OF               NUMBER OF             ADDITIONAL        OTHER
                                     PREFERRED   PREFERRED    COMMON     COMMON      PAID-IN     COMPREHENSIVE    RETAINED
                                      SHARES       STOCK      SHARES      STOCK      CAPITAL     INCOME (LOSS)    EARNINGS
                                     ---------   ---------   ---------   -------   -----------   -------------   -----------
Balance, January 1, 1999...........        --    $     --    2,500,000   $2,500    $20,228,973     $ 242,977     $ 3,948,589
  Comprehensive income.............
  Net income.......................                                                                                4,320,034
Other comprehensive loss, net of
  tax..............................        --          --           --       --             --      (285,529)             --
                                      -------    --------    ---------   ------    -----------     ---------     -----------
  Total comprehensive income.......
Balance, December 31, 1999.........        --          --    2,500,000    2,500     20,228,973       (42,552)      8,268,623

  Comprehensive income
  Net income.......................                                                                                5,132,876
Other comprehensive income, net of
  tax..............................                                                                  104,909
  Total comprehensive income.......
Preferred stock issued.............   266,047     532,094                            2,566,608
Preferred dividends................        --          --           --       --             --            --        (155,198)
                                      -------    --------    ---------   ------    -----------     ---------     -----------
Balance, December 31, 2000.........   266,047     532,094    2,500,000    2,500     22,795,581        62,357     $13,246,301

  Comprehensive income
  Net income.......................                                                                                5,462,581
Other comprehensive income, net of
  tax..............................                                                                  184,174
  Total comprehensive income.......
Three-for-two stock split..........                          1,250,000    1,250         (1,250)
Preferred dividends................                                                                                 (267,104)
Treasury stock reissued (95
  shares)..........................        --          --           --       --             --            --            (633)
                                      -------    --------    ---------   ------    -----------     ---------     -----------
Balance, December 31, 2001.........   266,047    $532,094    3,750,000   $3,750    $22,794,331     $ 246,531     $18,441,145
                                      =======    ========    =========   ======    ===========     =========     ===========


                                                    TOTAL
                                     TREASURY   STOCKHOLDERS'   COMPREHENSIVE
                                      STOCK        EQUITY          INCOME
                                     --------   -------------   -------------
Balance, January 1, 1999...........  $(49,900)   $24,373,139
  Comprehensive income.............
  Net income.......................                4,320,034     $4,320,034
Other comprehensive loss, net of
  tax..............................        --       (285,529)      (285,529)
                                     --------    -----------     ----------
  Total comprehensive income.......                              $4,034,505
                                                                 ==========
Balance, December 31, 1999.........   (49,900)    28,407,644
  Comprehensive income
  Net income.......................                5,132,876     $5,132,876
Other comprehensive income, net of
  tax..............................                  104,909        104,909
                                                                 ----------
  Total comprehensive income.......                              $5,237,785
                                                                 ==========
Preferred stock issued.............                3,098,702
Preferred dividends................        --       (155,198)
                                     --------    -----------
Balance, December 31, 2000.........   (49,900)   $36,588,933
  Comprehensive income
  Net income.......................                5,462,581     $5,462,581
Other comprehensive income, net of
  tax..............................                  184,174        184,174
                                                                 ----------
  Total comprehensive income.......                              $5,646,755
                                                                 ==========
Three-for-two stock split..........
Preferred dividends................                 (267,104)
Treasury stock reissued (95
  shares)..........................       633             --
                                     --------    -----------
Balance, December 31, 2001.........  $(49,267)   $41,968,584
                                     ========    ===========


          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
                     Consolidated Statements of Cash Flows

                                                                      YEARS ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                  1999          2000          2001
                                                              ------------   -----------   -----------
Cash flows from operating activities:
  Net income................................................  $  4,320,034   $ 5,132,876   $ 5,462,581
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization and depreciation...........................     3,924,990     4,064,604     3,989,418
    Deferred tax expense....................................     2,225,472     1,304,642     1,954,605
    Net realized (gain) loss on investments.................        66,000        (2,606)      (44,807)
    Loss on recapture of business...........................       822,814            --            --
  Change in:
    Investment income due and accrued.......................       116,753       (94,115)      (58,497)
    Reinsurance balances receivable.........................    (1,944,005)      352,989      (209,959)
    Reinsured policy loans..................................      (283,265)     (580,060)     (146,606)
    Deferred acquisition costs..............................   (36,612,052)   (7,018,868)   (3,992,590)
    Prepaid expenses........................................      (130,148)      315,684      (628,328)
    Other assets............................................       183,317            --            --
    Future policy benefits..................................     2,651,956     3,530,962     3,885,784
    Reinsurance balances payable............................    13,398,265      (328,314)     (199,198)
    Accrued expenses and accounts payable...................       (16,090)      (20,022)      404,565
    Accrued interest payable................................       564,690      (504,433)       (3,137)
    Current income tax payable..............................            --       405,431         7,868
                                                              ------------   -----------   -----------
      Net cash provided by (used in) operating activities...   (10,711,269)    6,558,770    10,421,699
                                                              ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of available for sale securities.......     6,924,903       194,856     1,674,272
  Proceeds from maturities and principal payments on
    mortgage-backed securities of available for sale
    securities..............................................       391,924       127,730       474,925
  Purchase of available-for-sale securities.................            --    (4,019,176)   (8,127,239)
  Purchase of fixed assets..................................       (50,880)       (8,449)      (84,066)
                                                              ------------   -----------   -----------
      Net cash provided by (used in) investing activities...     7,265,947    (3,705,039)   (6,062,108)
                                                              ------------   -----------   -----------
Cash flows from financing activities:
  Issuance of preferred stock...............................            --     3,098,702            --
  Preferred dividends.......................................            --      (142,953)     (279,349)
  Purchase of treasury stock and warrants...................            --            --            --
  Proceeds from short term debt.............................            --            --      (277,285)
  Proceeds from (repayment of) long term debt...............     5,000,000    (5,026,277)           --
  Decrease in principal due on short term debt..............    (4,696,438)           --            --
                                                              ------------   -----------   -----------
      Net cash provided by (used in) financing activities...       303,562    (2,070,528)     (556,634)
                                                              ------------   -----------   -----------
      Net increase (decrease) in cash and cash
        equivalents.........................................    (3,141,760)      783,203     3,802,957
Cash and cash equivalents at beginning of period............     6,617,710     3,475,950     4,259,153
                                                              ------------   -----------   -----------
Cash and cash equivalents at end of period..................  $  3,475,950   $ 4,259,153   $ 8,062,110
                                                              ============   ===========   ===========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $         --   $ 1,169,552   $   381,282
                                                              ============   ===========   ===========
  Income taxes paid.........................................  $         --   $   110,644   $   429,095
                                                              ============   ===========   ===========
  Change in preferred dividend accrual......................  $         --   $    12,245   $   (12,245)
                                                              ============   ===========   ===========
  Recapture of reinsurance business:
    Reduction of deferred acquisition costs.................  $ 20,610,500            --            --
    Reduction of reinsured policy loans.....................        41,804            --            --
    Increase in reinsurance balances receivable.............      (940,898)           --            --
    Reduction of future policy benefits.....................      (781,190)           --            --
    Reduction of reinsurance balances payable...............   (18,107,402)           --            --
                                                              ------------   -----------   -----------
    Loss on recapture of business...........................  $    822,814            --            --
                                                              ============   ===========   ===========
  Non-cash financing activities:
    Treasury shares issued for stock split fractional
      shares................................................            --            --            95
                                                              ============   ===========   ===========

          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
                   Notes to Consolidated Financial Statements
                        December 31, 1999, 2000 and 2001

1.  ORGANIZATION

     Global Preferred Holdings, Inc. (formerly known as The WMA Corporation) was formed March 9, 1995 as an insurance holding company.

     The consolidated financial statements include the assets, liabilities, and results of operations of Global Preferred Holdings, Inc. ("Global Preferred") and its wholly-owned subsidiary, Global Preferred Re Limited (formerly known as WMA Life Insurance Company Limited), a Bermuda company registered as a long-term insurer under the Bermuda Insurance Act 1978 ("Global Preferred Re" together with Global Preferred shall be referred to collectively as "Global Preferred" unless the context otherwise requires or otherwise as expressly stated).

     Global Preferred, through its subsidiary, Global Preferred Re, provides reinsurance for variable universal life insurance and variable annuity products. Historically, Global Preferred's reinsurance business has been based on its relationship with the independent agents of World Financial Group, Inc., which is an independent marketing organization ("IMO") that markets the products Global Preferred Re currently reinsures. World Financial Group is an indirect subsidiary of AEGON USA, Inc. An independent marketing organization is an organization of independent agents that contracts with one or more insurance companies to distribute and market securities and insurance products. The foundation for Global Preferred's relationship with the agents associated with World Financial Group is the equity participation that many of them have in Global Preferred.

     Reinsurance is an arrangement under which an insurance company (the "reinsurer") agrees to indemnify another insurance company (the "ceding life company") for all or a portion of the insurance risks underwritten by the ceding life company. The reinsurer, in turn, assumes a portion of the underwritten risk in exchange for a portion of the premium collected. Global Preferred currently assumes portions of mortality and other risks relating to variable universal life insurance and variable annuity policies in order to share in the net profits generated through the sale of such policies by the independent registered agents associated with World Financial Group.

     To date, all life insurance and annuity policies reinsured by Global Preferred have been sold by the agents associated with World Financial Group who, until June 2001, were associated with World Marketing Alliance, Inc. ("WMA Agency"). In June 2001, World Financial Group acquired certain assets of WMA Agency. As a result of the acquisition, substantially all of the agents became associated with World Financial Group. Global Preferred has been informed that World Group Securities, Inc., the broker-dealer affiliated with World Financial Group, is in the process of obtaining approval for the transfer of the securities licenses of agents from WMA Securities, Inc., the broker-dealer affiliated with WMA Agency. Global Preferred understands that the formation of World Group Securities and its business plan have been approved by the National Association of Securities Dealers and World Group Securities is awaiting state regulatory approvals.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation and Basis of Presentation. The consolidated financial statements of Global Preferred have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Accounts that Global Preferred deems to be sensitive to changes in estimates include deferred acquisition costs and future policy benefits. In all instances, actual results could differ from estimates.

     The accompanying financial statements consolidate the accounts of Global Preferred and its subsidiary. All significant inter-company balances and transactions have been eliminated.

     Investments. Global Preferred classifies all fixed maturity securities and equity securities as "available for sale" and accordingly, such securities are reported at fair value. Fixed maturity securities available for sale are so classified based upon the possibility that such securities could be sold prior to maturity if that action enables Global Preferred to execute its investment philosophy and appropriately match investment results to operating and liquidity needs. Unrealized gains and losses on marketable equity securities and fixed maturity securities available for sale, less applicable deferred income taxes, are reported as a separate component of accumulated other comprehensive income within stockholders' equity.

     Global Preferred's policy is to reflect an other-than-temporary impairment in securities when the fair value of these securities is lower than the cost basis for an extended period of time. Any such impairment identified would result in a write-down of the cost basis of the individual security to its fair value to establish a new cost basis and to reflect a realized capital loss in the consolidated statements of income. No impairments in value have occurred which would require Global Preferred to make such an adjustment.

     Investment income is recognized as it accrues or is legally due. Income on mortgage-backed securities includes amortization and accretion of purchase premiums and discounts using a method that approximates a level yield, taking into consideration assumed prepayment patterns. The retrospective adjustment method is used to adjust for prepayment activity. Realized gains and losses on investments using the specific identification method are included in income.

     Fair Value Disclosure. The carrying values of cash and cash equivalents, reinsurance receivables and payables, short-term debt, accrued expenses and accounts payable approximate their fair values due to the short-term nature of these accounts. Taking into consideration the basis of reinsurance under the reinsurance agreements, the carrying value of future policy benefits approximates its fair value. See Note 3 for fair value information covering Global Preferred's investment portfolio.

     Cash and Cash Equivalents. Cash and cash equivalents include cash on hand and on deposit purchased with an original maturity of three months or less.

     Deferred Acquisition Costs. Costs of acquiring new business, which vary with and are primarily related to the production of new business, have been deferred to the extent that such costs are deemed recoverable from future revenues. Such costs include reinsurance commission and expense allowances paid to ceding life companies, and certain other underwriting costs, including actuarial, legal and accounting fees. Deferred acquisition costs are amortized over the lives of the underlying policies with regard to the terms of the reinsurance agreement.

     On those policies reinsured under a monthly renewable term agreement, deferred acquisition costs are amortized in proportion to the premium revenue related to the mortality risk reinsured. Such premium revenue is estimated using the same assumptions used for computing liabilities for future policy benefits. Such assumptions include estimates of expected investment yields, mortality, persistency and expenses applicable at the time the policies are reinsured. Original assumptions on monthly renewable term business continue to be used in subsequent accounting periods to determine changes in the deferred acquisition costs unless a premium deficiency exists. Under the renewable term agreements, the rate of amortization depends on the approach utilized, static or dynamic. Under the static approach, the amortization is in proportion to the ratio of premiums collected during the then current period to total anticipated premiums. Often the static approach is used in the first policy year or until the business is sufficiently large to warrant the complexity of the dynamic approach. Under the dynamic approach, the amortization under the static approach is adjusted to reflect actual persistency of the insurance in effect. Currently, we use the dynamic amortization approach for all our policies reinsured under our renewable term agreements.

     For policies reinsured under a coinsurance or modified coinsurance agreement, deferred acquisition costs are amortized in proportion to the expected gross profits associated with mortality charges, investment margins, surrender charges and expense loads reinsured. Management periodically reviews Global Preferred's assumptions concerning future experience with regard to mortality, persistency, investment yields and expenses in determining its estimates of future gross profits. Upon adoption of any change in assumptions used with regard to future experience, the amortization of Global Preferred's deferred acquisition costs will be recalculated and will be reflected during the then current accounting period.

     Reinsurance Expense Allowances. Allowances generally represent a percentage of each reinsurance premium that is paid or allowed by Global Preferred to the ceding life company for each policy reinsured in recognition of commissions and other expenses associated with the reinsured policies. These other expenses relate to costs associated with underwriting, marketing, policy issue and maintenance. The reinsurance expense allowances represent Global Preferred's share of acquisition and maintenance expenses incurred by the ceding life company that are attributable to the risks reinsured. Allowances are shown net of amounts deferred as policy acquisition costs.

     Fixed Assets. Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line basis over the estimated useful lives of the related assets, which range from three to seven years.

     Future Policy Benefits. Liabilities for future benefits on life policies are established in an amount believed to be adequate to meet the estimated future obligations on policies in force. Liabilities for future policy benefits under long-term life insurance policies have been computed based on estimates of investment yields, mortality and withdrawal rates expected at the time the policies are reinsured, and other assumptions including estimates for incurred but not reported claims. These assumptions include a margin for adverse deviation and vary with the characteristics of the plan of insurance, year of issue, age of insured and other appropriate factors. The assumptions for estimated investment yields are based upon various factors including then current yields on Global Preferred's investment portfolio and market rates for new investments. Interest rates used in estimating future policy benefits range from 5.5% to 7.0%. The mortality and withdrawal assumptions are based on Global Preferred's experience, industry experience and industry standards. Policy and contract reserves are included in future policy benefits on the consolidated balance sheets.

     Liabilities for future policy benefits under the coinsurance and modified coinsurance agreements equal reinsured policy account balances on the underlying variable universal life policies and variable annuity contracts. With regard to the separate account benefits reinsured on a modified coinsurance basis, Global Preferred records such liabilities as an offset to related assets as its intentions and rights under the agreements with the ceding life companies meet the appropriate conditions governing rights of setoff. The nature of separate account benefits do not permit Global Preferred to reinsure those benefits on a coinsurance basis. Global Preferred currently reinsures the fixed account portion of variable annuity contracts and variable universal life policies only on a coinsurance basis and, accordingly, the liabilities for that portion of the reinsurance are recorded as future policy benefits.

     Income Taxes. Global Preferred uses the asset and liability method to record deferred income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using an effective federal tax rate of 34%. Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes specifically excludes recognition of the "small life insurance company deduction" available under Section 806 of the Internal Revenue Code for qualifying life insurance companies. This special deduction can reduce the effective federal income tax rate from 34% to less than 20% depending upon the amount of taxable income. Consequently, the effective tax rate on Global Preferred's earnings may ultimately prove to be less than the deferred income tax liabilities and related expenses determined under SFAS No. 109, at December 31, 2001.

     Recognition of Revenues and Related Expenses. Reinsurance premiums received under the monthly renewable term agreements are recognized as revenue over the premium paying periods of the reinsured policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the related contract. This association is accomplished through the provision for future policy benefits and the amortization of deferred acquisition costs. Other revenue consists of non-recurring items other than reinsurance premiums or investment earnings and is recognized upon completion of the related earnings process.

     Reinsured Policy Revenues. Reinsured policy revenues are recognized as earned and represent the policy mortality and expense charges, cost of insurance charges net of retrocession reinsurance premiums, policy administration charges, asset-based allowances and deferred sales charges that have been assessed against the reinsured policy account balances under the coinsurance and modified coinsurance agreements, as they relate to variable universal life and variable annuity contracts.

     Earnings Per Share. Basic earnings per share is computed based on the weighted-average number of common shares outstanding during the period, in accordance with SFAS No. 128, Earnings Per Share. Shares of convertible preferred stock issued in June and July 2000 are included in the calculations of total weighted-average common and common equivalent shares outstanding. The dilution effect on earnings per share from the issuance of convertible preferred stock is shown on the consolidated statements of income.

     Common Stock. On July 12, 2001, the board of directors declared a three-for-two stock split in the form of a stock dividend, consisting of 1.25 million shares, payable to stockholders of record at the close of business on August 24, 2001. The stock split was distributed on September 7, 2001. Fractional shares were adjusted up to the next share using shares of treasury stock. 95 treasury shares were issued for the fractional shares. Share and per-share amounts have been retroactively adjusted to reflect the stock split on the consolidated statements of income.

     Stock Compensation Plans. Global Preferred applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for stock-based compensation plans. Global Preferred has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation.

     Recent Accounting Pronouncements. SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative will be included in either earnings or other comprehensive income depending on the intended use of the derivative instrument. The provisions of SFAS No. 133 did not have any impact on Global Preferred's financial statements.

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, not previously required under SFAS No. 125. The provisions of SFAS No. 140 did not have any impact on Global Preferred's financial statements.

     FASB issued four new accounting standards in 2001. SFAS No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144 primarily address the accounting for goodwill, business combinations, and the impairment and disposition of long-lived assets. The adoption of these standards in 2002 is not expected to have a material impact on Global Preferred's financial statements.

     Reclassification. Global Preferred has reclassified the presentation of certain 1999 and 2000 information to conform to the 2001 presentation.

3.  INVESTMENTS

     Major categories of net investment income consist of the following:

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       2000       2001
                                                              --------   --------   --------
Fixed maturity securities...................................  $361,830   $365,536   $718,583
Cash and cash equivalents...................................    59,431    230,200    147,447
                                                              --------   --------   --------
                                                               421,261    595,736    866,030
Investment expenses.........................................   (71,578)   (68,123)   (55,486)
                                                              --------   --------   --------
Net investment income.......................................  $349,683   $527,613   $810,544
                                                              ========   ========   ========

     The amortized cost, unrealized gains and losses, and estimated fair values of fixed maturity securities at December 31, 2000 and 2001 are as follows:

                                        AMORTIZED    UNREALIZED   UNREALIZED
                                          COST         GAINS        LOSSES     FAIR VALUE
                                       -----------   ----------   ----------   -----------
                2000
Fixed maturity securities, available
  for sale:
U.S. Government and government
  agencies...........................  $        --    $     --     $    --     $        --
Corporate............................    3,929,520      83,240       8,060       4,004,700
Asset-backed securities..............      874,058       7,799       1,400         880,457
Mortgage-backed securities...........    1,014,322      17,284       4,384       1,027,222
                                       -----------    --------     -------     -----------
  Total..............................  $ 5,817,900    $108,323     $13,844     $ 5,912,379
                                       ===========    ========     =======     ===========
                2001
Fixed maturity securities, available
  for sale:
U.S. Government and government
  agencies...........................  $   209,704    $  6,604     $    --     $   216,308
Corporate............................    7,158,877     279,551       3,930       7,434,498
Asset-backed securities..............    1,611,012      50,444          --       1,661,456
Mortgage-backed securities...........    2,861,156      41,194         333       2,902,017
                                       -----------    --------     -------     -----------
  Total..............................  $11,840,749    $377,793     $ 4,263     $12,214,279
                                       ===========    ========     =======     ===========

     There were no investments in any entity in excess of 10% of stockholders' equity at December 31, 2001. Fixed maturity securities are valued based upon quoted market prices.

     At December 31, 2001, the contractual maturities of investments in fixed maturity securities were as follows:

                                                    AMORTIZED COST   FAIR VALUE
                                                    --------------   -----------
Available for sale:
Due in one year or less...........................   $   598,405     $   615,406
Due after one year through five years.............     6,570,310       6,825,383
Due after five years through ten years............       199,866         210,017
Asset-backed securities...........................     1,611,012       1,661,456
Mortgage-backed securities........................     2,861,156       2,902,017
                                                     -----------     -----------
  Total...........................................   $11,840,749     $12,214,279
                                                     ===========     ===========

     Expected maturities will differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

     Proceeds from sales of fixed maturity securities for the years ended December 31, 1999, 2000 and 2001, were $6,924,903, $194,856 and $1,674,272, respectively. Components of realized gains and losses are summarized in the following table:

                                                               1999      2000     2001
                                                             --------   ------   -------
Fixed maturity securities:
Gross realized gains.......................................  $ 27,267   $2,606   $47,180
Gross realized losses......................................   (93,267)      --    (2,373)
                                                             --------   ------   -------
  Net realized gain (loss) on investments..................  $(66,000)  $2,606   $44,807
                                                             ========   ======   =======

     Changes in net unrealized gains (losses) were $(432,622), $158,953 and $279,051 for the years ended December 31, 1999, 2000 and 2001, respectively.

4.  RECAPTURE OF BUSINESS

     In the first quarter of 1999, Global Preferred negotiated amendments to its coinsurance and modified coinsurance agreements with Western Reserve Assurance Co. of Ohio ("Western Reserve") in contemplation of completing a private offering of Global Preferred's stock begun in 1998. The amendments provided that: (1) Global Preferred could defer payment to Western Reserve of reinsurance expense allowances on new policies reinsured in 1999, until the earlier of the completion of its stock offering, or December 31, 1999; (2) a reinsurance fee at an effective rate of 9% per year accrued on the deferred payments; and (3) Western Reserve could recapture the reinsurance on the policies issued during 1999 if the expense allowances were not paid by December 31, 1999. As contemplated by the new amendments, payment by Global Preferred to Western Reserve of a portion of the reinsurance expense allowances on policies issued in 1999 was deferred pending the completion of Global Preferred's capital raising efforts in 1999. When the funding had not been completed by September 30, 1999, the reinsurance of all Financial Freedom Builder variable universal life policies and riders and 75% of the Freedom Wealth Creator variable annuity policies issued from January 1, 1999 through September 30, 1999 that had been entered into on a coinsurance and modified coinsurance basis was recaptured. These recapture rights exercised by Western Reserve in 1999 were created specifically to address the possibility that Global Preferred would not complete its contemplated capital raising in 1999. Concurrent with the recapture, Global Preferred began reinsuring, on a monthly renewable term basis, 20% of the Financial Freedom Builder variable universal life policies and riders issued by Western Reserve on or after January 1, 1999. Additionally, Global Preferred further amended its reinsurance agreements to reduce its quota share percentage on the reinsurance of the Western Reserve variable annuity business for 1999 and thereafter. However, Global Preferred retained the right to convert its monthly renewable term reinsurance of the variable universal life business to a coinsurance and modified coinsurance basis for all policies issued from January 1999 through March 2003 and the right to increase its quota share percentage of the reinsurance of Western Reserve variable annuity business.

     The general terms of Global Preferred's reinsurance agreements, including its agreements with Western Reserve, include only limited rights to recapture such as: after the passage of stated periods (ten years or more) from the policy issue date, upon determination, relative to some products, that the total volume of policies reinsured for the product is below a minimum threshold, upon default by Global Preferred and upon the insolvency of Global Preferred. Oftentimes, if a reinsurance agreement provides for early recapture based on criteria such as low product sales volume, then there may be a recapture allowance paid to the reinsurer to compensate for lost future revenues and profits associated with the recaptured policies. Receipt of the recapture allowance would result in an increase in revenues for the period. Similarly, any associated unamortized deferred acquisition cost would be written off in the same reporting period. The net effect of these amounts would then result in either a gain or a loss associated with the recaptured policies.

     The recapture of business during 1999 resulted in a loss of $822,814. Of the $822,814 loss, $556,304 related to the variable universal life coinsurance and modified coinsurance business, and is composed of $14.3 million in gross revenues due to Global Preferred for recapture allowances, net of $14.9 million in expenses from the amortization of the related deferred acquisition costs, and the release of the related policy reserve and reinsurance expense allowance accruals. The remaining loss of $266,510, related to the variable annuity coinsurance and modified coinsurance business, is composed of $5.7 million in gross revenues from recapture allowances, net of $5.9 million in expenses from the amortization of the related deferred acquisition costs.

     The loss on recapture of business included a reinsurance fee relating to the deferral of financial settlements due to Western Reserve during the period in which Global Preferred reinsured the underlying business. Such reinsurance fee in the amount of $722,858 was effectively offset by interest in the amount of $390,761 due to Global Preferred for amounts previously remitted to Western Reserve on business subsequently recaptured.

5.  POLICY LIABILITIES

     Changes in the liability for unpaid policy claims are summarized as follows for the years ended December 31:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
Unpaid life claims -- January 1 ...................  $1,109,567   $1,590,232   $2,119,151
                                                     ----------   ----------   ----------
Add claims incurred during the year related to:
  Current year.....................................   4,030,903    7,118,899    6,577,441
  Prior years......................................     174,000      290,248       32,000
                                                     ----------   ----------   ----------
          Total incurred(1)........................   4,204,903    7,409,147    6,609,441
                                                     ----------   ----------   ----------
Less claims paid during the year:
  On claims incurred during current year...........   3,236,049    6,150,172    6,068,109
  On claims incurred during prior years............     488,189      730,056    1,122,098
                                                     ----------   ----------   ----------
          Total paid...............................   3,724,238    6,880,228    7,190,207
                                                     ----------   ----------   ----------
Unpaid life claims -- December 31..................  $1,590,232   $2,119,151   $1,538,385
                                                     ==========   ==========   ==========

---------------

(1) Total incurred plus the change in the experience refund for the year equals the amount shown on the consolidated statements of income on line titled "Benefits, claims and settlement expenses."

6.  REINSURANCE

     As of December 31, 2001, Global Preferred has seven reinsurance contracts and one retrocession agreement in place. All policies reinsured under the reinsurance agreements are self-administered by the ceding life companies. The ceding life companies provide Global Preferred with all information necessary for processing the reinsurance, including claims. On June 25, 2001, Global Preferred entered into a new reinsurance agreement with Pacific Life Insurance Company. The new agreement provides monthly renewable term reinsurance for certain individual life plans, including Pacific Life's Select Exec II variable universal life insurance policies, issued on or after January 1, 2001, which are sold by the registered agents associated with World Financial Group.

     Pursuant to agreements with Western Reserve, Global Preferred has the contractual right to prospectively increase the reinsurance percentages, up to a maximum ranging from 40% to 50%, on Western Reserve's Freedom Wealth Creator and Freedom Premier variable annuity policies which were issued from January 1, 1999 through December 31, 2002 and reinsured by Global Preferred. In order to exercise this contractual right, Global Preferred must demonstrate "sufficient capacity," which is defined as having unassigned invested securities and anticipated cash flows in a sufficient amount to meet expected reinsurance settlements for the ensuing two calendar years with regard to the increased reinsurance. The right to increase the reinsurance percentage for the variable annuity coinsurance and modified coinsurance expires on December 31, 2002.

     Pursuant to agreements with Western Reserve, Global Preferred also has the contractual right to convert its monthly renewable term reinsurance of the Financial Freedom Builder variable universal life policies and riders issued by Western Reserve from January 1, 1999 through March 31, 2003, to coinsurance and modified coinsurance, provided Global Preferred demonstrates sufficient capacity. The right to convert the monthly renewable term reinsurance to coinsurance and modified coinsurance expires on March 31, 2003.

     In 1998, Global Preferred entered into an agreement with WMA Agency under which WMA Agency agreed to use its best efforts to encourage life insurance companies to reinsure policies sold by its agents with Global Preferred. In conjunction with the acquisition of WMA Agency's assets, World Financial Group assumed this best efforts agreement between Global Preferred and WMA Agency, with certain amendments. Under the amended agreement, World Financial Group will, for a period extending through June 8, 2008, use commercially reasonable efforts to assist Global Preferred in attaining the opportunity to reinsure all insurance products sold by its agents for insurance companies with which World Financial Group has selling agreements, other than Western Reserve and Western Reserve's affiliates. Additionally, the agreement provides that World Financial Group will use commercially reasonable efforts to cooperate with Global Preferred in its negotiations to establish reinsurance relationships with life insurance companies and provide certain benefits to the companies that reinsure their business through Global Preferred.

     In June 2001, Global Preferred entered into the First Right Agreement with Western Reserve that provides Global Preferred Re a first right to reinsure certain new products issued by Western Reserve or its U.S. affiliates that are sold by agents associated with World Financial Group. Global Preferred has the right, subject to minimum sales volume thresholds, to reinsure up to 20% of all single life variable universal life products introduced for sale after July 1, 2001 on a coinsurance and modified coinsurance basis for all policies issued through March 31, 2003 and on a monthly renewable term basis for all policies issued through March 31, 2006. Global Preferred also has the right to reinsure between 40% and 50% of all variable annuity products introduced after December 31, 2000 and issued through December 31, 2002, depending upon the volume of direct written variable annuity premiums issued by Western Reserve or its U.S. affiliates in the previous calendar year. These rights automatically extend for one-year renewal periods unless either party gives notice of termination 180 days prior to the expiration of the applicable initial or renewal term. Global Preferred's decisions to reinsure these products will be made from time to time during the term of the First Right Agreement and such decisions will be based on a number of relevant factors, including the attractiveness of the reinsurance rates prescribed by the agreement, the volume of business and Global Preferred's available capital capacity.

     Global Preferred has a pool retrocession agreement with four reinsurance companies, whereby Global Preferred retrocedes, or reinsures, standard mortality risks in excess of $100,000 per life to the pool. The retrocession agreement serves to reduce the impact of fluctuations in death claims from period to period and limits Global Preferred's exposure on any one policy reinsured. This retrocession reinsurance agreement does not relieve Global Preferred from its obligations to ceding life companies. Failure of retrocessionaires to honor their obligations could result in losses to Global Preferred; consequently, allowances are established for amounts deemed uncollectible. Currently, no amounts are deemed uncollectible.

     The net effect of all reinsurance agreements on premiums and policy revenues is as follows:

                                                         YEARS ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                     1999          2000          2001
                                                  -----------   -----------   -----------
Reinsurance assumed.............................  $23,435,657   $29,977,786   $30,993,041
Reinsurance ceded...............................     (237,185)     (465,195)     (514,880)
                                                  -----------   -----------   -----------
Net premiums and policy revenues................  $23,198,472   $29,512,591   $30,478,161
                                                  ===========   ===========   ===========

     The net effect of all reinsurance agreements on benefits, claims and settlement expenses is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
Reinsurance assumed................................  $4,511,469   $7,705,566   $6,299,510
Reinsurance ceded..................................          --     (146,402)      (7,118)
                                                     ----------   ----------   ----------
Net benefits, claims and settlement expenses.......  $4,511,469   $7,559,164   $6,292,392
                                                     ==========   ==========   ==========

     The impact of reinsurance on life insurance in force is as follows (in millions):

LIFE INSURANCE IN FORCE                              DIRECT   ASSUMED   CEDED    NET
-----------------------                              ------   -------   -----   ------
December 31, 1999..................................     --    $8,030    $122    $7,908
December 31, 2000..................................     --    $9,378    $169    $9,209
December 31, 2001..................................     --    $9,082    $156    $8,926

7.  DEFERRED ACQUISITION COSTS

     The amount of policy acquisition costs deferred and amortized is as follows:

                                                       YEARS ENDED DECEMBER 31,
                                                       -------------------------
                                                          2000          2001
                                                       -----------   -----------
Beginning of year....................................  $39,750,100   $42,752,339
  Capitalized........................................    7,018,868     3,992,590
  Amortized..........................................   (4,016,629)   (3,944,660)
                                                       -----------   -----------
End of year..........................................  $42,752,339   $42,800,269
                                                       ===========   ===========

     Retrocession premiums are offset against reinsured policy revenues and premiums for the respective issue years. Consequently, retrocession premiums, benefit claims and allowances lose their identity in calculating estimated gross profits as used in amortizing capitalized acquisition costs. As such, there are no separate, reportable deferred acquisition costs or associated amortization.

8.  INCOME TAX

     Under current Bermuda law, Global Preferred Re is not required to pay taxes in Bermuda on either income or capital gains. Global Preferred Re has received an assurance from the Minister of Finance in Bermuda under the Exempted Undertaking Tax Protection Act 1966 of Bermuda that if any legislation is enacted in Bermuda that would impose tax on profits or income, or on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Global Preferred Re or to any of Global Preferred's operations or shares, debentures or other obligations until March 28, 2016.

     Effective January 1, 1996, Global Preferred Re made an irrevocable election to be treated as a domestic insurance company for United States Federal income tax purposes under section 953(d) of the Internal Revenue Code of 1986, as amended (the "Code"). As a result of this "domestic" election, Global Preferred Re is subject to U.S. taxation on its worldwide income as if it were a U.S. corporation. Global Preferred determines its income tax expense and liability in accordance with SFAS No. 109, Accounting for Income Taxes.

     Total income taxes (benefit) for the years ended December 31, 1999, 2000 and 2001 were allocated as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
Tax attributable to:
Income from continuing operations..................  $2,225,472   $1,820,717   $2,391,568
                                                     ----------   ----------   ----------
Unrealized gains (losses) on securities available
  for sale.........................................  $ (147,093)  $   54,044   $   94,877
                                                     ==========   ==========   ==========

     The federal income tax expense from continuing operations for the years ended December 31, 1999, 2000, and 2001 is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
Current............................................  $       --   $  516,075   $  436,963
Deferred...........................................   2,225,472    1,304,642    1,954,605
                                                     ----------   ----------   ----------
     Total.........................................  $2,225,472   $1,820,717   $2,391,568
                                                     ==========   ==========   ==========

     The income tax expense from continuing operations for the years ended December 31, 1999, 2000 and 2001 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1999         2000         2001
                                                     ----------   ----------   ----------
Computed expected tax expense......................  $2,225,472   $2,364,222   $2,670,411
Small life insurance company deduction.............          --     (605,880)    (269,976)
Other, net.........................................          --       62,375       (8,867)
                                                     ----------   ----------   ----------
     Total.........................................  $2,225,472   $1,820,717   $2,391,568
                                                     ==========   ==========   ==========

     During 2000 and 2001, Global Preferred Re was able to benefit from the "small life insurance company deduction" available under Section 806 of the Code and the "alternative minimum tax" treatment available under Section 55 of the Code at rates less than 34%.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and federal income tax purposes. The net deferred tax liability at December 31, 2000 and 2001 is composed of the following amounts:

                                                          2000          2001
                                                       -----------   -----------
Deferred tax assets:
Alternative minimum tax credit.......................  $    35,646   $     8,597
Capital losses realized in excess of gains...........       20,535         7,247
Reserve differences..................................    8,262,095     6,139,342
Net operating loss carry-forward.....................      779,960     1,030,018
DAC tax capitalized..................................           --       258,252
Other................................................       81,506        29,216
                                                       -----------   -----------
     Gross deferred tax assets.......................    9,179,742     7,472,672
                                                       -----------   -----------
Deferred tax liabilities:
Policy benefit reserves..............................      230,110       461,348
Deferred acquisition costs...........................   14,535,795    14,552,091
Unrealized gain on securities held for sale..........       32,122       127,000
                                                       -----------   -----------
     Gross deferred tax liabilities..................   14,798,027    15,140,439
                                                       -----------   -----------
     Net deferred tax liabilities....................  $ 5,618,285   $ 7,667,767
                                                       ===========   ===========

     There were no valuation allowances for deferred tax assets as of December 31, 2000 and 2001 since it is management's belief that it is more likely than not that the deferred tax assets will be realized. This assessment is made based on the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. At December 31, 2001, Global Preferred had net operating loss carry-forwards for income tax purposes of $3,029,000, which begin to expire in 2018.

     Global Preferred Re does not have a policyholder surplus account. Therefore, Global Preferred Re is not subject to the potential addition to federal income tax imposed by Section 815 of the Code.

9.  RELATED PARTY TRANSACTIONS

     Global Preferred issued a $5.0 million convertible note, due July 29, 2004, to Money Services, Inc., a subsidiary of AEGON USA, Inc. The note bears simple interest at a rate of 7.5% per year and is currently convertible into 312,750 shares of Global Preferred common stock. If Money Services were to convert the note, it would own approximately 8% of Global Preferred's outstanding common stock as of December 31, 2001.

     Each of World Financial Group and Western Reserve are subsidiaries of AEGON USA, Inc. and therefore are entities related to Money Services due to the common ownership.

     Global Preferred entered into an agreement with World Financial Group, which requires that World Financial Group will use its commercially reasonable efforts to assist Global Preferred in attaining the opportunity to reinsure all insurance products sold by its agents for insurance companies with which World Financial Group has selling agreements, other than Western Reserve and Western Reserve's affiliates.

     Global Preferred is a tenant-at-will in approximately 2,100 square feet of office space in Duluth, Georgia. Western Reserve is the landlord on the space that Global Preferred occupies. Global Preferred's monthly rent is $3,482, plus its proportionate share of the taxes.

     After its acquisition of certain of the assets of WMA Agency, World Financial Group continued to provide the services that WMA Agency provided to Global Preferred under the Corporate Services Agreement described below. Global Preferred incurred $22,882 of costs for these services from World Financial Group for the year ended December 31, 2001.

     Global Preferred has four separate reinsurance agreements with Western Reserve that cover policies on Western Reserve variable universal life and variable annuity policies issued on or after various dates after January 1, 1992 which were sold by the agents of World Financial Group and its predecessor. Also in June 2001, Global Preferred entered into the First Right Agreement with Western Reserve. The First Right Agreement provides Global Preferred the right to reinsure certain policies issued by Western Reserve or its U.S. affiliates which are sold by agents associated with World Financial Group.

     In 1995, Global Preferred Re entered into an agreement with CFM Insurance Managers, Ltd. ("CFM"), a member of the Mutual Risk Management Ltd. group of companies, which provides professional insurance management services to international companies operating in Bermuda. C. Simon Scupham, a director of Global Preferred and of Global Preferred Re, is the Chairman of CFM. Pursuant to this agreement, CFM acts as the managing agent and the Principal Representative for Global Preferred Re in Bermuda. This agreement is for an unlimited duration, but may be terminated by either party upon three months prior written notice or upon 30 days prior written notice under specified circumstances. Global Preferred paid $60,000 in fees during each of the years ended December 31, 1999, 2000 and 2001 pursuant to the agreement with CFM.

     Prior to December 28, 2001, S. Hubert Humphrey, Jr. served as a director, Chairman of the Board and Chief Executive Officer of Global Preferred and of Global Preferred Re. Effective December 28, 2001, Mr. Humphrey retired from Global Preferred's and Global Preferred Re's boards of directors and all of the positions he held with Global Preferred and with Global Preferred Re. As of December 31, 2001, Mr. Humphrey was the beneficial owner of 22.7% of Global Preferred's outstanding common stock. Mr. Humphrey controls WMA Agency and WMA Securities. Global Preferred agreed to grant to Mr. Humphrey, upon successful completion of a firm commitment, underwritten registered public offering, options to purchase 100,000 shares of Global Preferred common stock. The options are exercisable for a period of five years from the date of grant, at an exercise price equal to the initial offering price of shares sold in the underwritten offering.

     Effective April 1, 1998, Global Preferred entered into a Corporate Services Agreement with WMA Agency to provide to Global Preferred corporate services and supplies for a fixed monthly fee of $2,250, adjustable annually. These services included computer network system, facilities maintenance, security, mail services, utilities, postage, telephone and copier service. Global Preferred incurred $48,851, $48,922 and $23,616 of costs for these services from WMA Agency for the years ended December 31, 1999, 2000 and 2001, respectively.

     In June 1998, Global Preferred entered into a Directed Reinsurance Agreement with WMA Agency, under which WMA Agency agreed to use its best efforts to cause any life insurance company with which it had selling agreements to enter reinsurance agreements with Global Preferred. In 1999, the parties amended the agreement to provide, among other things, that Global Preferred would issue, for no monetary consideration, warrants to individuals designated by WMA Agency to purchase 300,000 shares of Global Preferred common stock. These warrants were ultimately issued to key management personnel of WMA Agency. As subsequently amended, the warrants were contingent upon Global Preferred raising additional capital by January 1, 2002. Global Preferred raised no new capital by January 1, 2002 and the warrants expired. No shares of common stock were issued under these warrants.

     In June 1998, Global Preferred entered into a Sublease Agreement with WMA Agency for office space in Duluth, Georgia. The sublease was on a triple-net basis for an initial term through January 2008. The annual base rent until January 2003 was $18,675. The sublease was terminated in June 2001 in conjunction with the purchase by World Financial Group of assets of WMA Agency.

10.  STATUTORY RESTRICTIONS

     Global Preferred Re is a Bermuda company registered as a long-term insurer under the Bermuda Insurance Act 1978 (the "Insurance Act") and as such is subject to the restrictions of the Insurance Act. The Insurance Act requires that Global Preferred Re maintain a solvency margin, defined as the excess of statutory assets over statutory liabilities, of at least $250,000. Statutory assets and liabilities refer to those assets and liabilities recorded on the statutory balance sheet required by the Insurance Act. As of December 31, 2001, Global Preferred Re had total statutory capital and surplus, the excess of statutory assets over statutory liabilities, as determined under the Insurance Act, of $9.6 million.

     Global Preferred relies, and will continue to rely, primarily on funds retained at the holding company level, dividends and other permitted payments, such as debt service payments, from Global Preferred Re to meet ongoing cash requirements. The payment of dividends by Global Preferred Re to Global Preferred is subject to Bermuda law and regulations. Under the Insurance Act, Global Preferred Re must maintain long-term assets with a value of at least $250,000 more than its long-term liabilities and is prohibited from declaring or paying dividends that would result in noncompliance if, among other things, it has reasonable grounds for believing that after making such a payment, it would not be able to pay its liabilities as they become due. During 2001, Global Preferred Re paid no dividends to Global Preferred.

11.  COMMITMENTS AND CONTINGENT LIABILITIES

     From time to time Global Preferred may be subject to litigation and arbitration in the normal course of business. Management does not believe that Global Preferred is a party to any such pending litigation or arbitration that would have a material adverse effect on its financial position or future operations.

     Global Preferred has obtained letters of credit in favor of unaffiliated insurance companies with whom Global Preferred has reinsurance agreements. The posting of a letter of credit allows the ceding life company to take statutory reserve credit for reinsurance ceded, which would otherwise not be available as Global Preferred Re is not a licensed reinsurer by the ceding life company's state of domicile. At December 31, 2001, the outstanding letters of credit totaled $8.85 million. The letters of credit were issued by Global Preferred's custodian and secured by Global Preferred's investments held by the custodian.

     Prior to June 2001, Global Preferred subleased office space in Duluth, Georgia from WMA Agency. The sublease was terminated in June 2001 in conjunction with World Financial Group's purchase of WMA Agency's assets. Since the termination of the lease, Global Preferred has been a tenant-at-will in approximately 2,100 square feet of the same office space in Duluth, Georgia.

     Global Preferred does not own or lease any other properties.

12.  SHORT-TERM AND LONG-TERM DEBT

     At December 31, 2000 and 2001, short-term and long-term debt were as follows, in summary:

                                                                 2000         2001
                                                              ----------   ----------
Line of credit - short term.................................  $  277,285   $       --
Line of credit - long term..................................          --           --
  Convertible Term Note - 7.5% interest, principal and
    interest due at July 29, 2004...........................   5,000,000    5,000,000
                                                              ----------   ----------
         Total short and long-term debt.....................   5,277,285    5,000,000
Less anticipated current maturity of line of credit.........     277,285           --
                                                              ----------   ----------
         Total long-term debt...............................  $5,000,000   $5,000,000
                                                              ==========   ==========

     In July 1999, Global Preferred issued a $5 million, five-year convertible term note to Money Services, Inc. due on July 29, 2004. Money Services is a subsidiary of AEGON USA, Inc. Proceeds of this note were used to reduce a portion of the outstanding principal balance on a line of credit with Money Services from $10 million to $5 million. Interest is payable at 7.5% per annum (except in the event of redemption), on the 29th of each succeeding January and July through and including July 29, 2004. Money Services has the right to convert the outstanding principal balance of this note into shares of Global Preferred's common stock at any time. Upon conversion, Money Services will receive 6.25 shares of common stock for each $100 of the outstanding principal amount of the note, which reflects our three-for-two stock split in 2001. Global Preferred has the option to redeem the note, in whole or in part, between July 29, 2002 and July 29, 2004. To redeem the note before maturity, Global Preferred must pay all principal, plus interest accrued from the date of the note through the redemption date at a higher effective interest rate of 9% per annum. As of December 31, 2001, Global Preferred had an outstanding principal balance on the note of $5 million and accrued interest of $158,000.

     Global Preferred also had a $5 million line of credit with Money Services which was paid in full on February 15, 2001 together with the related accrued interest. Principal payments totaled $277,285 during 2001.

13.  COMPREHENSIVE INCOME

     The following table sets forth the amounts of other comprehensive income
(loss) along with the related tax effects allocated to other comprehensive income (loss) for the years ended December 31, 1999, 2000, and 2001:

                                                                              TAX
                                                              BEFORE-TAX   (EXPENSE)   NET-OF-TAX
                                                                AMOUNT      BENEFIT      AMOUNT
                                                              ----------   ---------   ----------
                            1999
Net unrealized holding losses arising during period.........  $(366,622)   $124,653    $(241,969)
Plus: reclassification adjustment for losses realized in net
  income....................................................    (66,000)     22,440      (43,560)
                                                              ---------    ---------   ---------
Other comprehensive loss....................................  $(432,622)   $147,093    $(285,529)
                                                              =========    =========   =========
                            2000
Net unrealized holding gains arising during period..........  $ 161,559    $(54,930)   $ 106,629
Less: reclassification adjustment for gains realized in net
  income....................................................      2,606        (886)       1,720
                                                              ---------    ---------   ---------
Other comprehensive income..................................  $ 158,953    $(54,044)   $ 104,909
                                                              =========    =========   =========
                            2001
Net unrealized holding gains arising during period..........  $ 323,858    $(110,111)  $ 213,747
Less: reclassification adjustment for gains realized in net
  income....................................................     44,807     (15,234)      29,573
                                                              ---------    ---------   ---------
Other comprehensive income..................................  $ 279,051    $(94,877)   $ 184,174
                                                              =========    =========   =========

14.  SEGMENT REPORTING

     We have defined our reportable segments based on the nature of the reinsurance agreements and the accounting treatment used for the various reinsurance agreements. Based on this definition, we have identified two reportable segments: non-universal life-type agreements and universal life-type agreements (as each is referenced in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-duration Contracts and for Realized Gains and Losses from the Sale of Investments, paragraphs 44 and 45). Global Preferred reinsures certain variable universal life policies on a renewable term basis, which are reported below as Non-Universal Life-Type Agreements and, as such, revenues therefrom are classified as premiums revenue. Renewable term reinsurance involves the reinsurance of mortality risk whereby premiums are not directly related to the premium rates on the original plan of insurance and the ceding life company is liable for the total net amount of risk of the policies reinsured. Global Preferred's renewable term agreements are accounted for under SFAS No. 60 accounting principles. Global Preferred reinsures variable annuity policies and certain other variable universal life policies on a coinsurance and modified coinsurance basis, which are reported below as Universal Life-Type Agreements and, as such, revenues therefrom are classified as reinsured policy revenues. Coinsurance involves the reinsurance of mortality and investment risks on the same basis as that of the underlying policies. The ceding life companies and Global Preferred share in these risks on a pro rata basis. Global Preferred's existing coinsurance and modified coinsurance agreements are accounted for under SFAS No. 97 accounting principles.

     Items not directly related to the business segments and unallocated corporate items (i.e., other income, interest expense on corporate debt and unallocated operating expenses) are shown separately, consistent with Global Preferred's internal measurement process. Segment assets reported include those assets directly attributable to the reinsurance agreements such as reinsurance balances receivable, deferred acquisition costs, policy loans, prepaid expenses, invested assets and cash. Cash and invested assets are allocated to the agreements based upon statutory reserves, the letters of credit posted in support of the statutory reserves held, and allocated surplus which is consistent with Global Preferred's internal measurement process.

SEGMENT REPORTING
YEAR ENDED DECEMBER 31                                                          1999
----------------------                                        -----------------------------------------
                                                                NON-
                                                              UNIVERSAL   UNIVERSAL
                                                              LIFE-TYPE   LIFE-TYPE    OTHER     TOTAL
(Dollars in thousands)                                        ---------   ---------   -------   -------
Premiums....................................................   $9,693      $    --    $    --   $ 9,693
Reinsured policy revenues...................................       --       13,506         --    13,506
Benefits, claims and settlement expenses....................    3,215        1,610         --     4,825
Reinsurance expense allowances, net.........................    2,775        2,588         --     5,363
Amortization of deferred acquisition cost...................      171        3,618         --     3,789
Loss on recapture of business...............................       --          823         --       823
                                                               ------      -------    -------   -------
Underwriting profit.........................................    3,532        4,867         --     8,399
Net investment income.......................................      118          132        100       350
Net realized loss on investments............................       --           --        (66)      (66)
Other expenses..............................................       22          422      1,693     2,137
                                                               ------      -------    -------   -------
Segment operating income (loss) before income tax...........    3,628        4,577     (1,659)    6,546
Income tax expense (benefit)................................    1,234        1,556       (564)    2,226
                                                               ------      -------    -------   -------
Segment net income (loss)...................................   $2,394      $ 3,021    $(1,095)  $ 4,320
                                                               ------      -------    -------   -------
Preferred dividends.........................................       --           --         --        --
                                                               ------      -------    -------   -------
Segment net income (loss) available to common
  stockholders..............................................   $2,394      $ 3,021    $(1,095)  $ 4,320
                                                               ======      =======    =======   =======
Segment assets..............................................   $7,762      $40,220    $ 1,026   $49,008
                                                               ======      =======    =======   =======

SEGMENT REPORTING
YEAR ENDED DECEMBER 31                                                          2000
----------------------                                        -----------------------------------------
                                                                NON-
                                                              UNIVERSAL   UNIVERSAL
                                                              LIFE-TYPE   LIFE-TYPE    OTHER     TOTAL
(Dollars in thousands)                                        ---------   ---------   -------   -------
Premiums....................................................   $16,619     $    --    $    --   $16,619
Reinsured policy revenues...................................        --      12,894         --    12,894
Benefits, claims and settlement expenses....................     8,658         954         --     9,612
Reinsurance expense allowances, net.........................     5,711       1,829         --     7,540
Amortization of deferred acquisition cost...................       116       3,901         --     4,017
                                                               -------     -------    -------   -------
Underwriting profit.........................................     2,134       6,210         --     8,344
Net investment income.......................................       213         171        144       528
Net realized gain on investments............................        --          --          3         3
Other expenses..............................................       150         184      1,588     1,922
                                                               -------     -------    -------   -------
Segment operating income (loss) before income tax...........     2,197       6,197     (1,441)    6,953
Income tax expense (benefit)................................       589       1,659       (428)    1,820
                                                               -------     -------    -------   -------
Segment net income (loss)...................................   $ 1,608     $ 4,538    $(1,013)  $ 5,133
                                                               -------     -------    -------   -------
Preferred dividends.........................................        --          --        155       155
                                                               -------     -------    -------   -------
Segment net income (loss) available to common
  stockholders..............................................   $ 1,608     $ 4,538    $(1,168)  $ 4,978
                                                               =======     =======    =======   =======
Segment assets..............................................   $ 9,279     $44,688    $ 2,650   $56,617
                                                               =======     =======    =======   =======

SEGMENT REPORTING
YEAR ENDED DECEMBER 31                                                          2001
----------------------                                        -----------------------------------------
                                                                NON-
                                                              UNIVERSAL   UNIVERSAL
                                                              LIFE-TYPE   LIFE-TYPE    OTHER     TOTAL
(Dollars in thousands)                                        ---------   ---------   -------   -------
Premiums....................................................   $19,240     $    --    $    --   $19,240
Reinsured policy revenues...................................        --      11,238         --    11,238
Benefits, claims and settlement expenses....................     7,833         871         --     8,704
Reinsurance expense allowances, net.........................     6,859       1,642         --     8,501
Amortization of deferred acquisition cost...................       197       3,748         --     3,945
                                                               -------     -------    -------   -------
Underwriting profit.........................................     4,351       4,977         --     9,328
Net investment income.......................................       215         230        366       811
Net realized gain on investments............................        --          --         45        45
Other expenses..............................................       123         216      1,991     2,330
                                                               -------     -------    -------   -------
Segment operating income (loss) before income tax...........     4,443       4,991     (1,580)    7,854
Income tax expense (benefit)................................     1,353       1,520       (481)    2,392
                                                               -------     -------    -------   -------
Segment net income (loss)...................................   $ 3,090     $ 3,471    $(1,099)  $ 5,462
                                                               -------     -------    -------   -------
Preferred dividends.........................................        --          --        267       267
                                                               -------     -------    -------   -------
Segment net income (loss) available to common
  stockholders..............................................   $ 3,090     $ 3,471    $(1,366)  $ 5,195
                                                               =======     =======    =======   =======
Segment assets..............................................   $ 8,615     $46,748    $12,490   $67,853
                                                               =======     =======    =======   =======

     During 1999, 2000, and 2001, the percentages of total premiums and reinsured policy revenues that relate to Western Reserve were 87%, 88% and 89%, respectively. The percentages of the total underwriting profit that relates to Western Reserve for 1999, 2000 and 2001 were 83%, 83% and 86%, respectively.

     Global Preferred estimates that approximately 43% of variable universal life premiums and 22% of variable annuity premiums, written through Western Reserve and sold by agents associated with World Financial Group, originated in California.

15.  CAPITAL INFUSION

     During 1999, Global Preferred conducted a private placement offering of up to 1,000,000 shares of Series A Preferred Stock to a limited number of individual investors that qualified as "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933. The Series A Preferred Stock was designated non-voting and unregistered with a par value of $2.00 per share. The Series A Preferred Stock had a liquidation preference equal to $2.00 per share in the event of any liquidation, dissolution, or winding up of the affairs of Global Preferred. The terms of the Series A Preferred Stock provided for automatic conversion into common stock upon the earlier of (i) the closing of any Qualifying Sale of shares of common stock or
(ii) January 1, 2002. A Qualifying Sale was defined as net proceeds to Global Preferred of at least $10 million from the sale of its shares of common stock.

     In August 2000, Global Preferred closed its offering of the Series A Preferred Stock, which resulted in approximately $4 million of gross proceeds to Global Preferred. Global Preferred issued 266,047 shares of Series A Preferred Stock to the investors in this offering. The net proceeds were loaned to Global Preferred Re, which were applied toward repayment of the line of credit with Money Services. On December 15, 2001, Global Preferred paid a 7% annual dividend to the preferred stockholders in the amount of $279,349.

16.  STOCK OPTIONS AND WARRANTS

Stock Options

     1999 Stock Option Plan. The 1999 Stock Option Plan became effective on June 15, 1999. The aggregate number of shares of common stock reserved for issuance under the 1999 Stock Option Plan was 700,000 shares. The exercise price of each option granted under the 1999 Stock Option Plan was $10 per share, as adjusted for Global Preferred's three-for-two stock split in 2001. The 1999 Stock Option Plan required that Global Preferred raise additional capital on or before December 31, 1999 in order for any options to be exercisable, however, Global Preferred raised no new capital prior to that date and the outstanding options could not, by their terms, be exercised. On May 12, 2000, the board of directors approved an amendment to the 1999 Stock Option Plan extending the deadline for receipt of a minimum of $15 million of additional capital from the sale of stock to January 1, 2002.

     Other Options. In connection with S. Hubert Humphrey, Jr.'s retirement in December 2001, Global Preferred agreed to grant to Mr. Humphrey options to purchase 100,000 shares of common stock upon successful completion of a firm commitment, underwritten registered public offering of common stock by December 31, 2003. The options are exercisable for a period of five years from the date of grant, at an exercise price equal to the initial offering price of shares sold in the underwritten offering.

Warrants

     In June 1998, Global Preferred entered into a Directed Reinsurance Agreement with WMA Agency, under which WMA Agency agreed to use its best efforts to cause any life insurance company with which it had selling agreements to enter reinsurance agreements with Global Preferred. In 1999, the board of directors approved an amendment to the agreement to provide, among other things, that Global Preferred would issue, for no monetary consideration, warrants to individuals designated by WMA Agency to purchase 300,000 shares of Global Preferred's common stock. These warrants were ultimately issued to key management personnel of WMA Agency. As subsequently amended, the warrants were contingent upon Global Preferred raising a minimum of $15 million of additional capital from the sale of stock prior to January 1, 2002. As amended, these warrants had an exercise price of $10 per share, as adjusted for Global Preferred's three-for-two stock split in 2001.

     Such options and warrants have been considered for purposes of stock compensation expense under SFAS No. 123, Accounting for Stock-Based Compensation, Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation. However, since no shares can be issued upon exercising the options or warrants until the amount of capital raised by Global Preferred from the sale of stock prior to January 1, 2002 is equal to or greater than $15 million, there is no compensation expense reflected in the accompanying financial statements. Additionally, the amount of compensation expense is indeterminable as the amount of options and warrants vary with the amount of capital raised.

17.  SUBSEQUENT EVENTS

     1999 Stock Option Plan and Warrants. Global Preferred did not raise the minimum of $15 million of additional capital from the sale of stock by January 1, 2002 and as of that date the outstanding options granted under the 1999 Stock Option Plan could no longer be exercised, the board of directors terminated the 1999 Stock Option Plan in February 2002. Additionally, since Global Preferred did not raise the minimum amount of additional capital by January 1, 2002, the warrants issued to the management personnel of WMA Agency expired. No shares of common stock were issued under the warrants.

     Preferred Stock Conversion. On January 1, 2002, 266,047 shares of Series A Preferred Stock issued were automatically converted into 399,074 shares of common stock. The conversion reflected the three-for-two stock split effective in September 2001.

     Stock Incentive Plan. Global Preferred's Stock Incentive Plan became effective on January 9, 2002. The aggregate number of shares of common stock reserved for issuance under the Stock Incentive Plan is 1.5 million shares. Awards granted under the Stock Incentive Plan may be stock appreciation rights, restricted stock, options intended to qualify as "incentive stock options" or nonqualified stock options. No shares of common stock have been issued upon exercise of options granted under the Stock Incentive Plan. The Compensation Committee of the board of directors has approved the grant of options to purchase an aggregate of 215,000 shares of common stock to certain employees to be granted upon completion of an initial public offering, at an exercise price equal to the initial public offering price.

     Directors Stock Option Plan. Global Preferred's Directors Stock Option Plan became effective January 9, 2002. The aggregate number of shares of common stock reserved for issuance under the Directors Stock Option Plan is 280,000 shares. Upon completion of an initial public offering prior to December 31, 2003, options to purchase 105,000 shares will be granted to Global Preferred's five non-employee directors under the Directors Stock Option Plan and options to purchase 100,000 shares will be granted outside of the Directors Stock Option Plan to a retired director. Each of these options will have an exercise price equal to the initial public offering price. Global Preferred has estimated that if the initial public offering is completed prior to December 31, 2003, then the resulting compensation charge from the grants of these options to current and retired directors will be between $335,000 and $980,000, depending upon numerous variables, including the exercise price of the options, the estimated effective life of the options and the volatility of the stock (estimated in part by reference to the stock performance of comparable companies).

     Employment Agreements. Global Preferred's executive officers, Edward F. McKernan, Bradley E. Barks, Caryl P. Shepherd and Thomas Bobowski, are employed pursuant to written employment agreements.

     Mr. McKernan, President and Chief Executive Officer, has an initial employment agreement term of three years beginning January 1, 2002 and is automatically renewed for additional one-year periods unless either party provides written notice of termination at least 60 days in advance of the expiration date of the current term. Mr. McKernan will receive a base salary of $325,000 for the year ended December 31, 2002, plus options to purchase 75,000 shares of common stock, to be granted upon completion of an initial public offering. If, within 90 days of a change of control of Global Preferred, Mr. McKernan resigns for good reason, as defined in the agreement, or is terminated without cause, Global Preferred will pay him an amount equal to 35 months of his then-current base salary over a 12 month period or in one lump sum payment. Upon Mr. McKernan's resignation for good reason or termination not for cause unrelated to a change of control, Global Preferred will pay his base salary for the greater of 12 months or the number of months remaining on his employment agreement, not to exceed 24 months.

     Mr. Barks, Chief Financial Officer and Senior Vice President -- Finance, has an initial employment agreement term from March 4, 2002 through February 28, 2003, which is renewable by agreement of the parties for additional one-year periods. Mr. Barks will receive a base salary of $250,000 for the initial term, plus options to purchase 20,000 shares of common stock, to be granted upon completion of an initial public offering. Global Preferred paid Mr. Barks a signing bonus of $9,200 and has agreed to pay $59,450 towards Mr. Barks' relocation expenses and up to six months of actual rental costs for temporary housing prior to his relocation. If Mr. Barks resigns for good reason, as defined in the agreement, or is terminated without cause, Global Preferred will pay him an amount equal to three months of his base salary if he is terminated prior to completion of an initial public offering, or twelve months of his then-current base salary if he is terminated after completion of an initial public offering.

     Ms. Shepherd, Chief Accounting Officer, Treasurer, Controller, Secretary and Vice President, has an initial employment agreement term from February 1, 2002 through January 31, 2003, which is renewable by agreement of the parties for additional one-year periods. Ms. Shepherd will receive a base salary of $100,000 for the initial term, plus options to purchase 30,000 shares of common stock, to be granted upon completion of an initial public offering. Upon Ms. Shepherd's resignation for good reason, as defined in the agreement, or termination not for cause, Global Preferred will pay her base salary for twelve months.

     Mr. Bobowski, Vice President of Marketing, has an initial employment agreement term from March 4, 2002 through February 28, 2003, which is renewable by agreement of the parties for additional one-year periods. Mr. Bobowski will receive a base salary of $122,000 for the initial term, plus options to purchase 12,500 shares of common stock to be granted upon completion of an initial public offering. Upon Mr. Bobowski's resignation for good reason, as defined in the agreement, or termination not for cause, Global Preferred will pay his base salary for three months. For each month of Mr. Bobowski's employment over three months, his separation payment upon resignation for good reason or termination without cause will be increased by one month, with a maximum payment equal to twelve months of his base salary.

     Mr. McKernan, Mr. Barks, Ms. Shepherd and Mr. Bobowski are eligible for an annual bonus in an amount to be determined by the board of directors. Mr. McKernan, Mr. Barks, Ms. Shepherd and Mr. Bobowski's employment agreements include post-employment restrictive covenants not to solicit Global Preferred's customers or recruit Global Preferred's employees.

     Registration Statement. On February 22, 2002, Global Preferred filed a registration statement with the Securities and Exchange Commission for an initial public offering of common stock at a proposed maximum aggregate offering price of $131,100,000.

18. PARENT COMPANY FINANCIAL INFORMATION.

                                 BALANCE SHEETS
                                (PARENT COMPANY)
                           DECEMBER 31, 2000 AND 2001

                                                                 2000          2001
                                                              -----------   -----------
                           Assets
Investment in common stock of subsidiary(1).................  $14,260,526   $14,260,526
Fixed maturity securities -- available for sale (amortized
  cost of $0 and
  $2,241,534 for 2000 and 2001, respectively)...............           --     2,296,563
Cash and cash equivalents...................................      443,277     1,374,016
Investment income due and accrued...........................        2,876        42,192
Investment income due and accrued -- intercompany(1)........      305,330       201,219
Intercompany receivables(1).................................    2,573,807       155,118
Note receivable -- intercompany(1)..........................    8,100,029     6,087,550
Prepaid expenses............................................       28,472       654,699
Current income tax receivable...............................           --         1,875
Fixed assets (net of accumulated depreciation of $102,992
  and $147,750 for
  2000 and 2001, respectively)..............................       48,806        88,114
Deferred tax benefit........................................      792,271     1,047,737
                                                              -----------   -----------
          Total assets......................................  $26,555,394   $26,209,609
                                                              ===========   ===========
            Liabilities and Stockholders' Equity
Liabilities:
  Accrued expenses and accounts payable.....................  $    79,102   $   530,880
  Accrued interest payable..................................      158,219       158,219
  Dividend payable..........................................       12,245            --
  Current income tax payable................................        7,306            --
  Long term debt............................................    5,000,000     5,000,000
                                                              -----------   -----------
          Total liabilities.................................    5,256,872     5,689,099
                                                              -----------   -----------
Stockholders' equity:
  Preferred stock, par value $2.00, 10,000,000 shares
     authorized; Series A Preferred Stock, 1,000,000 shares
     authorized; 266,047 shares issued for 2000 and 2001....      532,094       532,094
  Common stock, par value $.001, 50,000,000 shares
     authorized; 2,500,000 shares
     and 3,750,000 shares issued for 2000 and 2001,
     respectively...........................................        2,500         3,750
  Additional paid-in capital................................   22,795,581    22,794,331
  Accumulated other comprehensive income....................           --        36,319
  Retained earnings.........................................   (1,981,753)   (2,796,717)
  Treasury stock, at cost (7,485 shares and 7,390 shares for
     2000 and 2001, respectively)...........................      (49,900)      (49,267)
                                                              -----------   -----------
          Total stockholders' equity........................   21,298,522    20,520,510
                                                              -----------   -----------
Total liabilities and stockholders' equity..................  $26,555,394   $26,209,609
                                                              ===========   ===========

---------------

(1) Eliminated on consolidation

                              STATEMENTS OF INCOME
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                               1999          2000         2001
                                                            -----------   ----------   ----------
Revenues:
  Net investment income...................................  $    27,450   $   85,053   $  133,575
  Net realized gain (loss) on investments.................       (2,997)          --        4,904
  Intercompany interest income(1).........................           --      613,298      674,298
  Gain (loss) on dissolution of subsidiary................       (5,266)          --           --
                                                            -----------   ----------   ----------
          Total revenue...................................       19,187      698,351      812,777
                                                            -----------   ----------   ----------
Benefits and expenses:
  Operating expenses......................................      855,627       99,752    1,259,273
  Interest expense........................................      868,252      375,000      375,000
                                                            -----------   ----------   ----------
     Total benefits and expenses..........................    1,723,879      474,752    1,634,273
                                                            -----------   ----------   ----------
     Income before income tax and equity in undistributed
       net income of subsidiaries.........................   (1,704,692)     223,599     (821,496)
  Income tax benefit (expense)............................      579,595     (120,224)     274,269
                                                            -----------   ----------   ----------
     Income before equity in undistributed net income of
       subsidiaries.......................................  $(1,125,097)  $  103,375   $ (547,227)
  Equity in earnings of subsidiaries......................    5,445,131    5,029,501    6,009,808
                                                            -----------   ----------   ----------
  Net income..............................................    4,320,034    5,132,876    5,462,581
  Preferred dividends.....................................           --      155,198      267,104
                                                            -----------   ----------   ----------
  Net income available to common stockholders.............  $ 4,320,034   $4,977,678   $5,195,477
                                                            ===========   ==========   ==========

---------------

(1) Eliminated on consolidation

                            STATEMENTS OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                  YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001

                                                               1999            2000           2001
                                                            -----------    ------------    -----------
Cash flows from operating activities:
  Net income..............................................    4,320,034       5,132,876      5,462,581
  Less equity in earnings of subsidiaries.................   (5,445,131)     (5,029,501)    (6,009,808)
                                                            -----------    ------------    -----------
  Income before equity in undistributed net income of
    subsidiaries..........................................  $(1,125,097)   $    103,375    $  (547,227)
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
    Amortization and depreciation.........................      108,597          47,975         44,758
    Deferred tax expense (benefit)........................     (579,595)        112,918       (274,176)
    Net realized (gain) loss on investments...............        2,997              --         (4,905)
  Change in:
    Investment income due and accrued.....................       13,880          (2,876)       (39,316)
    Investment income due and
       accrued -- intercompany(1).........................           --        (305,330)       104,111
    Intercompany receivables(1)...........................      (44,089)     (2,563,711)     2,418,689
    Prepaid expenses......................................     (139,698)        317,297       (626,227)
    Current income tax receivable.........................           --              --         (1,875)
    Other receivables.....................................      171,375              --             --
    Accrued expenses and accounts payable.................      (42,196)        (22,574)       451,778
    Accrued interest payable..............................      564,690        (507,570)            --
    Current income tax payable............................           --           7,306         (7,306)
                                                            -----------    ------------    -----------
       Net cash provided by (used in) operating
         activities.......................................   (1,069,136)     (2,813,190)     1,518,304
                                                            -----------    ------------    -----------
Cash flows from investing activities:
  Dividend received from subsidiary(1)....................           --       3,400,000             --
  Return of capital from subsidiary(1)....................           --      10,000,000             --
  Investment in subsidiary(1).............................       11,544              --             --
  Proceeds from sale of available for sale securities.....      618,080              --        439,955
  Purchase of available-for-sale securities...............           --              --     (2,676,584)
  Purchase of fixed assets................................      (50,880)         (8,449)       (84,066)
                                                            -----------    ------------    -----------
       Net cash provided by (used in) investing
         activities.......................................      578,744      13,391,551     (2,320,695)
                                                            -----------    ------------    -----------
Cash flows from financing activities:
  Issuance of preferred stock.............................           --       3,098,702             --
  Preferred dividends.....................................           --        (142,953)      (279,349)
  Proceeds from (repayment of) long term debt.............      303,562      (5,303,562)            --
  Issuance (repayment) of notes
    receivable -- intercompany(1).........................           --      (8,100,029)     2,012,479
                                                            -----------    ------------    -----------
       Net cash provided by (used in) financing
         activities.......................................      303,562     (10,447,842)     1,733,130
                                                            -----------    ------------    -----------
       Net increase (decrease) in cash and cash
         equivalents......................................     (186,830)        130,519        930,739
Cash and cash equivalents at beginning of period..........      499,588         312,758        443,277
                                                            -----------    ------------    -----------
Cash and cash equivalents at end of period................  $   312,758    $    443,277    $ 1,374,016
                                                            ===========    ============    ===========

---------------

(1) Eliminated on consolidation

                        GLOBAL PREFERRED HOLDINGS, INC.
                          Consolidated Balance Sheets


                                                              DECEMBER 31,    MARCH 31,
                                                                  2001          2002
                                                              ------------   -----------
                                                                             (UNAUDITED)
                           Assets
Fixed maturity securities - available for sale (amortized
  cost of $11,840,749 and $11,443,174 for 2001 and 2002,
  respectively).............................................  $12,214,279    $11,695,346
Cash and cash equivalents...................................    8,062,110     10,457,147
Investment income due and accrued...........................      172,055        148,123
Reinsurance balances receivable.............................    2,842,908      2,075,310
Reinsured policy loans......................................    1,013,629      1,072,136
Deferred acquisition costs..................................   42,800,269     52,319,483
Prepaid expenses............................................      659,538      1,170,699
Fixed assets (net of accumulated depreciation of $147,750
  and $155,132 for 2001 and 2002, respectively).............       88,114        116,186
                                                              -----------    -----------
     Total assets...........................................  $67,852,902    $79,054,430
                                                              ===========    ===========
            Liabilities and Stockholders' Equity
Liabilities:
  Future policy benefits....................................  $11,911,532    $14,078,488
  Reinsurance balances payable..............................      188,818      7,861,531
  Accrued expenses and accounts payable.....................      544,683        796,651
  Accrued interest payable..................................      158,219         63,185
  Current income tax payable................................      413,299         (5,855)
  Long term debt............................................    5,000,000      5,000,000
  Deferred tax liability....................................    7,667,767      8,219,954
                                                              -----------    -----------
     Total liabilities......................................   25,884,318     36,013,954
                                                              -----------    -----------
Stockholders' equity:
  Preferred stock, par value $2.00, 10,000,000 shares
     authorized; Series A
  Preferred Stock, 1,000,000 shares authorized; 266,047
     shares for 2001 and no shares issued for 2002..........      532,094             --
  Common stock, par value $.001, 50,000,000 shares
     authorized; 3,750,000 shares and 4,149,074 shares
     issued for 2001 and 2002, respectively.................        3,750          4,149
  Additional paid-in capital................................   22,794,331     23,326,026
  Accumulated other comprehensive income....................      246,531        166,434
  Retained earnings.........................................   18,441,145     19,593,134
  Treasury stock, at cost (7,390 shares for 2001 and 2002,
     respectively)..........................................      (49,267)       (49,267)
                                                              -----------    -----------
     Total stockholders' equity.............................   41,968,584     43,040,476
                                                              -----------    -----------
Total liabilities and stockholders' equity..................  $67,852,902    $79,054,430
                                                              ===========    ===========


          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
                       Consolidated Statements of Income


                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 2001         2002
                                                              ----------   ----------
                                                                    (UNAUDITED)
Revenues:
  Premiums..................................................  $4,655,919   $4,557,410
  Reinsured policy revenues.................................   2,940,344    3,595,750
  Net investment income.....................................     161,327      214,351
  Net realized gain on investments..........................       5,634        7,987
                                                              ----------   ----------
Total revenue...............................................   7,763,224    8,375,498
                                                              ----------   ----------
Benefits and expenses:
  Benefits, claims and settlement expenses..................   1,502,739    2,033,763
  Change in future policy benefits..........................     643,560      447,013
  Reinsurance expense allowances, net.......................   2,095,836    2,209,704
  Amortization of deferred acquisition costs................   1,002,338    1,118,705
  Operating expenses........................................     477,535      726,704
  Interest expense..........................................      95,611       94,171
                                                              ----------   ----------
Total benefits and expenses.................................   5,817,619    6,630,060
                                                              ----------   ----------
  Income before income tax..................................   1,945,605    1,745,438
  Income tax expense........................................    (654,368)    (593,449)
                                                              ----------   ----------
  Net income................................................  $1,291,237   $1,151,989
                                                              ----------   ----------
  Preferred dividends.......................................      68,881           --
                                                              ----------   ----------
  Net income available to common stockholders...............  $1,222,356   $1,151,989
                                                              ==========   ==========
Basic earnings per share....................................  $     0.33   $     0.28
                                                              ==========   ==========
Diluted earnings per share..................................  $     0.31   $     0.28
                                                              ==========   ==========
Weighted average common shares outstanding..................   3,742,610    4,141,684
                                                              ==========   ==========
Total weighted average common and common equivalent shares
  outstanding...............................................   4,141,684    4,141,684
                                                              ==========   ==========


          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.


    Consolidated Statements of Stockholders' Equity and Comprehensive Income


                       Three Months Ended March 31, 2002


                                  (Unaudited)


                                                                                                       ACCUMULATED
                                          NUMBER OF               NUMBER OF             ADDITIONAL        OTHER
                                          PREFERRED   PREFERRED    COMMON     COMMON     PAID-IN      COMPREHENSIVE    RETAINED
                                           SHARES       STOCK      SHARES     STOCK      CAPITAL      INCOME (LOSS)    EARNINGS
                                          ---------   ---------   ---------   ------   ------------   -------------   -----------
Balance, December 31, 2001..............   266,047    $ 532,094   3,750,000   $3,750   $ 22,794,331     $246,531      $18,441,145
                                          ========    =========   =========   ======   ============     ========      ===========
  Comprehensive income..................
  Net income............................                                                                                1,151,989
Other comprehensive income, net of
  tax...................................                                                                 (80,097)
  Total comprehensive income............
Preferred stock conversion..............  (266,047)    (532,094)    399,074     399         531,695                            --
                                          --------    ---------   ---------   ------   ------------     --------      -----------
Balance, March 31, 2002.................        --    $      --   4,149,074   $4,149   $ 23,326,026     $166,434      $19,593,134
                                          ========    =========   =========   ======   ============     ========      ===========


                                                         TOTAL
                                          TREASURY   STOCKHOLDERS'   COMPREHENSIVE
                                           STOCK        EQUITY          INCOME
                                          --------   -------------   -------------
Balance, December 31, 2001..............  $(49,267)   $41,968,584
                                          ========    ===========
  Comprehensive income..................
  Net income............................                1,151,989     $1,151,989
Other comprehensive income, net of
  tax...................................                  (80,097)       (80,097)
                                                                      ----------
  Total comprehensive income............                       --     $1,071,892
                                                                      ==========
Preferred stock conversion..............                        0
                                          --------    -----------
Balance, March 31, 2002.................  $(49,267)   $43,040,476
                                          ========    ===========

                        GLOBAL PREFERRED HOLDINGS, INC.
                     Consolidated Statements of Cash Flows
                                  (Unaudited)


                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,
                                                              ---------------------------
                                                                  2001           2002
                                                              ------------   ------------
Cash flows from operating activities:
  Net income................................................  $  1,291,237   $  1,151,989
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Amortization and depreciation..........................     1,014,603      1,126,087
     Deferred tax expense...................................       654,368        593,449
     Net realized gain on investments.......................        (5,634)        (7,987)
  Change in:
     Investment income due and accrued......................       (29,203)        23,932
     Reinsurance balances receivable........................      (249,958)       767,598
     Reinsured policy loans.................................       (58,770)       (58,507)
     Deferred acquisition costs.............................    (1,376,433)   (10,637,919)
     Prepaid expenses.......................................        (3,171)      (511,161)
     Future policy benefits.................................       743,627      2,166,956
     Reinsurance balances payable...........................       852,932      7,672,713
     Accrued expenses and accounts payable..................        17,539        251,967
     Accrued interest payable...............................       (98,171)       (95,034)
     Current income tax payable.............................      (432,500)      (419,154)
                                                              ------------   ------------
       Net cash provided by operating activities............     2,320,466      2,024,929
                                                              ------------   ------------
Cash flows from investing activities:
  Proceeds from sale and maturity of available for sale
     securities.............................................       200,000        201,010
  Proceeds from maturities and principal payments on
     mortgage-backed securities of available for sale
     securities.............................................        61,526        204,552
  Purchase of available-for-sale securities.................    (4,884,974)            --
  Purchase of fixed assets..................................            --        (35,454)
                                                              ------------   ------------
       Net cash provided by (used in) investing
          activities........................................    (4,623,448)       370,108
                                                              ------------   ------------
Cash flows from financing activities:
  Repayment of long term debt...............................      (277,285)            --
                                                              ------------   ------------
       Net cash used in financing activities................      (277,285)            --
                                                              ------------   ------------
       Net increase (decrease) in cash and cash
          equivalents.......................................    (2,580,267)     2,395,037
Cash and cash equivalents at beginning of period............     4,259,153      8,062,110
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $  1,678,886   $ 10,457,147
                                                              ============   ============
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    193,782   $    189,205
                                                              ============   ============
  Income taxes paid.........................................  $    432,500   $    419,154
                                                              ============   ============
  Change in preferred dividend accrual......................  $     68,881   $         --
                                                              ============   ============


          See accompanying notes to consolidated financial statements.

                        GLOBAL PREFERRED HOLDINGS, INC.
              Unaudited Notes to Consolidated Financial Statements
                                 March 31, 2002

1.  BASIS OF PRESENTATION


     The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions for Form 10-Q of Regulation S-K. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. The unaudited financial statements should be read in conjunction with Global Preferred's audited financial statements included in Global Preferred's 2001 Form 10-K/A Annual Report as filed with the Securities and Exchange Commission.


2.  DEFERRED TAX

     Global Preferred uses the asset and liability method to record deferred income taxes. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using an effective federal income tax rate of 34%. Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes specifically excludes recognition of the "small life insurance company deduction" available under Section 806 of the Internal Revenue Code for qualifying life insurance companies. This special deduction can reduce the effective federal income tax rate from 34% to less than 20% depending upon the amount of taxable income. Consequently, the effective tax rate on Global Preferred's earnings may ultimately prove to be less than the deferred income tax liabilities and related expenses determined under SFAS No. 109, at March 31, 2002.

3.  COMPREHENSIVE INCOME

     SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The primary component of other comprehensive income is the unrealized gain (loss) on securities as shown under the equity section of the consolidated balance sheet. Total other comprehensive income for the three months ended March 31, 2002 was $1,071,892 compared to $1,374,699 for the three months ended March 31, 2001.

4.  EARNINGS PER SHARE

     Basic earnings per share is computed based on the weighted-average number of common shares outstanding during the period, in accordance with SFAS No. 128, Earnings Per Share. Shares of convertible preferred stock issued in June and July 2000 are included in the calculations of total weighted-average common and common equivalent shares outstanding for the three months ended March 31, 2001. The dilution effect on earnings per share from the issuance of convertible preferred stock is shown on the consolidated statements of income. The preferred stock converted to common stock on January 1, 2002.

5.  COMMON STOCK


     On July 12, 2001, the board of directors declared a three-for-two stock split in the form of a stock dividend, consisting of 1.25 million shares, payable to stockholders of record at the close of business on August 24, 2001. The stock dividend was distributed on September 7, 2001. Fractional shares were adjusted up to the next whole share using shares of treasury stock. Ninety-five treasury shares were issued as a result of such rounding. Share and per-share amounts have been retroactively adjusted to reflect the stock split on the consolidated statements of income.

6.  ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative will be included in either earnings or other comprehensive income depending on the intended use of the derivative instrument. The provisions of SFAS No. 133 do not have a material impact on Global Preferred's financial statements.

     In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125. This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, not previously required under SFAS No. 125. The provisions of SFAS No. 140 do not have a material impact on Global Preferred's financial statements.

     FASB issued four new accounting standards in 2001. SFAS No. 141, SFAS No. 142, SFAS No. 143 and SFAS No. 144 primarily address the accounting for goodwill, business combinations, and the impairment and disposition of long-lived assets. The adoption of these standards in 2002 is not expected to have a material impact on the Global Preferred's financial statements.

7.  SEGMENT REPORTING

     We have defined our reportable segments based on the nature of our reinsurance agreements and the accounting treatment used for the various reinsurance agreements. Based on this definition, we have identified two reportable segments: non-universal life-type agreements and universal life-type agreements (as each is referenced in SFAS No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, paragraphs 44 and 45). Global Preferred reinsures certain variable universal life policies on a renewable term basis, which are reported below as Non-Universal Life-Type Agreements and, as such, revenues therefrom are classified as premiums revenue. Renewable term reinsurance involves the reinsurance of mortality risk whereby premiums are not directly related to the premium rates on the original plan of insurance and the ceding life company is liable for the total net amount of risk of the policies reinsured. Global Preferred's renewable term agreements are accounted for under SFAS No. 60 accounting principles. Global Preferred reinsures variable annuity contracts and certain other variable universal life policies on a coinsurance and modified coinsurance basis, which are reported below as Universal Life-Type Agreements and, as such, revenues therefrom are classified as reinsured policy revenues. Coinsurance involves the reinsurance of mortality and investment risks on the same basis as that of the underlying policies. The ceding life companies and Global Preferred share in these risks on a pro rata basis. Global Preferred's existing coinsurance and modified coinsurance agreements are accounted for under SFAS No. 97 accounting principles.


     Items not directly related to the business segments and unallocated corporate items (i.e., other income, interest expense on corporate debt and unallocated operating expenses) are shown separately, consistent with Global Preferred's internal measurement process. Segment assets reported include those assets directly attributable to the reinsurance agreements such as reinsurance balances receivable, deferred acquisition costs, policy loans, prepaid expenses, invested assets and cash. Cash and invested assets are allocated to the agreements based upon statutory reserves, the letters of credit posted in support of the statutory reserves held, and allocated surplus, which is consistent with Global Preferred's internal measurement process.

                                                                             2001
                                                         --------------------------------------------
                                                             NON-
SEGMENT REPORTING                                          UNIVERSAL     UNIVERSAL
THREE MONTHS ENDED MARCH 31,                               LIFE-TYPE     LIFE-TYPE   OTHER     TOTAL
----------------------------                             -------------   ---------   ------   -------
(Dollars in thousands)
Premiums...............................................     $4,656        $    --    $   --   $ 4,656
Reinsured policy revenues..............................         --          2,940        --     2,940
Benefits, claims and settlement expenses(1)............      2,080             66        --     2,146
Reinsurance expense allowances, net....................      1,653            443        --     2,096
Amortization of deferred acquisition costs.............         85            918        --     1,003
                                                            ------        -------             -------
Underwriting profit....................................        838          1,513        --     2,351
Net investment income..................................         57             42        68       167
Other expenses.........................................         28             76       469       573
                                                            ------        -------    ------   -------
Segment operating income (loss) before tax.............        867          1,479      (401)    1,945
Income tax expense (benefit)...........................        292            497      (135)      654
                                                            ------        -------    ------   -------
Segment net income (loss)..............................     $  575        $   982    $ (266)  $ 1,291
                                                            ------        -------    ------   -------
Preferred dividends....................................         --             --        69        69
                                                            ------        -------    ------   -------
Segment net income (loss) available to common
  stockholders.........................................     $  575        $   982    $ (335)  $ 1,222
                                                            ======        =======    ======   =======
Segment assets.........................................     $6,770        $47,472    $5,258   $59,500
                                                            ======        =======    ======   =======



                                                                            2002
                                                        ---------------------------------------------
                                                            NON-
SEGMENT REPORTING                                         UNIVERSAL     UNIVERSAL
THREE MONTHS ENDED MARCH 31,                              LIFE-TYPE     LIFE-TYPE    OTHER     TOTAL
----------------------------                            -------------   ---------   -------   -------
(Dollars in thousands)
Premiums..............................................     $4,557        $    --    $    --   $ 4,557
Reinsured policy revenues.............................         --          3,596         --     3,596
Benefits, claims and settlement expenses(1)...........      1,999            482         --     2,481
Reinsurance expense allowances, net...................      1,612            597         --     2,209
Amortization of deferred acquisition costs............         25          1,094         --     1,119
                                                           ------        -------    -------   -------
Underwriting profit...................................        921          1,423         --     2,344
Net investment income.................................         38             61        115       214
Net realized gain on investment.......................         --             --          8         8
Other expenses........................................         26             39        756       821
                                                           ------        -------    -------   -------
Segment operating income (loss) before tax............        933          1,445       (633)    1,745
Income tax expense (benefit)..........................        317            491       (215)      593
                                                           ------        -------    -------   -------
Segment net income (loss).............................     $  616        $   954    $  (418)  $ 1,152
                                                           ------        -------    -------   -------
Segment assets........................................     $8,475        $57,055    $13,524   $79,054
                                                           ======        =======    =======   =======


---------------


(1) Benefits, claims and settlement expenses includes change in future policy benefits.



     Of the total premiums and reinsured policy revenues above, 89% and 91% relates to business issued by Western Reserve Life Assurance Co. of Ohio ("Western Reserve") for the three months ended March 31, 2001 and 2002, respectively. Of the total underwriting profit above, 82% and 89% relates to business issued by Western Reserve for the quarter ended March 31, 2001 and 2002, respectively.


8. RECLASSIFICATION

     Global Preferred has reclassified the presentation of certain 2001 information to conform to the 2002 presentation.

                  GLOSSARY OF SELECTED REINSURANCE, INSURANCE
                              AND INVESTMENT TERMS

Agent.........................An authorized representative of an insurance company who sells and services insurance contracts, also includes securities representatives and brokers that are licensed to sell insurance and mutual funds.

American Skandia Life
Assurance Corporation or
"American Skandia"............An indirect subsidiary of Skandia Insurance
                              Company, Ltd.

Cede; ceding life company.....To transfer the risk of a potential loss to another insurer. When a party reinsures its liability with another, it "cedes" business and is referred to as the "ceding life company."

Coinsurance or "Co"...........A form of reinsurance with respect to which the risk generally is reinsured on the same basis as that of the original policy. The reinsurer receives the gross premium charged to the policyholder on the reinsured part of the policy less expense allowances granted the ceding life company by the reinsurer. The reinsurer maintains policy reserves and is liable for its share of policy benefits.

Deferred acquisition costs....Deferred acquisition costs are directly associated with the acquisition of reinsured policies, and include reinsurance commission and expense allowances paid to ceding life companies, and may include other underwriting costs such as actuarial, legal and accounting fees. These expenses are capitalized and deferred to the extent that such costs are deemed recoverable from future policy revenues in accordance with accounting principles generally accepted in the United States of America. Deferred acquisition costs are amortized over the lives of the underlying policies, with regard to the terms of the reinsurance agreement.

Fixed annuity.................An annuity that provides a benefit amount payable for a specified period of time regardless of whether an individual lives or dies.

Fixed maturity securities.....Our fixed maturity portfolio consists of investment grade debt securities.

Global Preferred Holdings,
Inc. or "Global Preferred"....A Delaware insurance holding company, owning all of the outstanding capital stock of Global
                              Preferred Re Limited, a Bermuda company registered as a long-term insurer. References in this prospectus to "Global Preferred," "we," "us," "our" and "our company" refer to Global Preferred Holdings, Inc. and, unless the context otherwise requires or otherwise as expressly stated, our Bermuda subsidiary, Global Preferred Re.

Global Preferred Re Limited or
"Global Preferred Re".........A Bermuda insurance corporation licensed as a long-term insurer and wholly owned subsidiary of Global Preferred Holdings, Inc.

Independent marketing
organization or "IMO".........A non-company affiliated organization that contracts with one or more insurance companies to distribute and market securities and insurance products.

Kemper Investors Life
Insurance Company or "Zurich
Life".........................An indirect subsidiary of Zurich Insurance
                              Company.

Lapsed policy.................An insurance policy terminated at the end of the grace period for non-payment of premiums.

Long-term insurer.............Under Bermuda law, a long-term insurer means an insurer carrying on long-term business, which includes effecting and carrying out life insurance contracts or contracts to pay annuities.

Modified coinsurance or
"Modco".......................Modified coinsurance is similar to coinsurance except the ceding life company retains the reserves and the assets related to the reserves.

Monthly renewable term or
"MRT".........................Under monthly renewable term reinsurance, the ceding life company reinsures the mortality risk with the reinsurer. The amount reinsured in any one month is not based on the face amount of the policy, but rather on the net amount of risk. The net amount of risk is typically defined as the difference between the death benefit and the cash value of a policy. The ceding life company retains responsibility for establishing the policy reserves, as reduced for the mortality risk reinsured, as well as the payment of all policy benefits, commissions and expenses involved in issuing and maintaining the business. The reinsurer establishes reserves specific to the mortality risk reinsured.

Pacific Life Insurance Company
or "Pacific Life".............An indirect subsidiary of Pacific Mutual Holding
                              Company.

Persistency...................The rate at which insurance policies or annuity contracts remain in effect, expressed as a percentage of the number of policies remaining in effect over the previous year.

Premiums......................The payment, or one of the periodic payments, that a policyholder makes to own an insurance policy.

Quota share...................The specified percentage of every risk of a certain type assumed by a reinsurer from a ceding life company.

Recapture.....................In reinsurance, the process by which a ceding life company removes one or more policies from the coverage of the reinsurance agreement with the reinsurer.

Reinsurance...................Direct insurers spread the risks they assume by purchasing insurance, known as reinsurance, from other insurers, known as reinsurers. A reinsurer agrees to indemnify another insurance company, commonly referred to as the ceding life company, for all or a portion of the insurance risks underwritten by the ceding life company under one or more of its own insurance policies.

Retrocede.....................To cede insurance risk from one reinsurer to another reinsurer.

Rider.........................An amendment to an insurance policy that expands or restricts the policy's benefits or excludes certain conditions from coverage.

Separate account..............In the United States, an investment account maintained separately from an insurer's general investment account to help manage the funds placed in variable life insurance policies and variable annuities.

Term insurance................Life insurance under which the benefit is payable only if the insured dies during a specified period.

Universal life insurance......A form of permanent life insurance that is characterized by its flexible premiums, flexible face amounts, and unbundled pricing factors.

Variable annuity or "VA"......Variable annuities are financial contracts in which the policyholder receives payments from the insurer, under which the policy's accumulated value, and sometime the amount of monthly annuity benefit payments, fluctuate with the performance of an underlying portfolio of securities. The assets backing variable annuities are held in segregated accounts for the benefit of the policyholder and are not commingled with the other assets of the insurance company.

Variable universal life
insurance or "VUL"............A form of whole life insurance that combines the premium and death benefit flexibility of universal life insurance with the investment flexibility and risk of variable life insurance.

Variable life insurance.......Whole life insurance under which the death benefit and cash value of the policy fluctuate according to the investment performance of an underlying portfolio of securities. As the total return on the investment portfolio increases or decreases the death benefit or surrender value of the variable life product may increase or decrease. Most variable life insurance policies guarantee that the death benefit will not fall below a specified minimum.

Western Reserve Life
Assurance Co. of Ohio or
"Western Reserve".............A subsidiary of AEGON USA, Inc., an indirect subsidiary of AEGON N.V.

Whole life insurance..........Life insurance that remains in effect during the insured's entire lifetime, provided premiums are paid. Whole life insurance also builds a savings element, called the cash value.

Yearly renewable term or
"YRT".........................Under yearly renewable term reinsurance, the ceding life company reinsures the mortality risk with the reinsurer. The ceding life company has the right to renew the reinsurance at the end of each policy year. The amount reinsured in any period is not based on the face amount of the policy, but rather on the net amount of risk. The net amount of risk is typically defined as the difference between the death benefit and the cash value of a policy. The ceding life company retains responsibility for establishing the policy reserves, as reduced for the mortality risk reinsured, as well as the payment of all policy benefits, commissions and expenses involved in issuing and maintaining the business.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                9,500,000 SHARES

                        (GLOBAL PREFERRED HOLDINGS LOGO)

                                  COMMON STOCK

                      ------------------------------------

                                   PROSPECTUS
                                          , 2002
                      ------------------------------------

                            WILLIAM BLAIR & COMPANY

                                 RAYMOND JAMES
                             COCHRAN, CARONIA & CO.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $   12,061
National Association of Securities Dealers, Inc. fee........      12,575
Nasdaq Stock Market listing fee.............................     105,000
Accountants' fees and expenses..............................     300,000
Legal fees and expenses.....................................     885,000
Blue Sky fees and expenses..................................       2,000
Transfer Agent's fees and expenses..........................       5,000
Printing and engraving expenses.............................     245,000
Directors and officers liability insurance..................   1,159,200
Miscellaneous...............................................     100,000
                                                              ----------
Total expenses..............................................  $2,825,836
                                                              ==========

---------------

All fees other than the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the Nasdaq Stock Market listing fee are estimates.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 102 of the Delaware General Corporation Law, the certificate of incorporation of Global Preferred, as amended (filed as Exhibit
3.1 to this registration statement), eliminates its directors' personal liability to Global Preferred or its stockholders for monetary damages for a breach of fiduciary duty as a director of Global Preferred, except:

     - For any breach of the director's duty of loyalty to Global Preferred or its stockholders;

     - For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - For payment of dividends or stock purchases or redemptions by the corporation in violation of Section 174 of the Delaware General Corporation Law; or

     - For any transaction from which the director derived any improper personal benefit.

     As a result of this provision, Global Preferred and its stockholders may be unable to obtain monetary damages from a director for certain breaches of his or her fiduciary duty to Global Preferred. This provision does not, however, eliminate the directors' fiduciary responsibilities and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     The bylaws of Global Preferred (filed as Exhibit 3.2 to this registration statement) provide that Global Preferred must indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law and that it may indemnify its employees and agents in accordance with Delaware law as determined by Global Preferred's board of directors in its sole discretion. Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation. Global Preferred may indemnify such a person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Global Preferred, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in the right of Global Preferred, judicial approval is required for indemnification in respect of any claim, issue or matter as to which the person was adjudged to be liable to the corporation. To the extent that a present or former director or officer of a corporation is successful on the merits or otherwise in the defense of any such action, suit or proceeding, the corporation must indemnify him or her against the expenses (including attorney's fees) he or she actually and reasonably incurred. Under Delaware law, the expenses of an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by a Delaware corporation in advance of the final disposition of the action, suit or proceeding after delivery to the corporation of an undertaking by or on behalf of the director or officer to repay such amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. Expenses incurred by former directors and officers or other employees and agents may be so paid on such terms and conditions, if any, as Global Preferred deems appropriate.

     We have also entered into agreements to indemnify our directors and certain of our officers to the fullest extent permitted under Delaware law. In these agreements, we have agreed to defend, hold harmless and indemnify our directors and certain of our officers against any obligation to pay a judgment, penalty, fine, expenses and settlement amounts in connection with any action, suit or proceeding brought by reason of the fact that he or she is a director or officer, as the case may be, or is serving, at our request, as a director, officer, employee, agent or consultant of another entity. No indemnification will be provided for any misappropriation of any business opportunity, any act or omission involving intentional misconduct or a knowing violation of law, any transaction from which an improper personal benefit was received and other types of liability under Delaware law. Further, we will pay expenses incurred by directors and officers in defending any covered action, suit or proceeding in advance of the final disposition of such action, suit or proceeding.

     The form of Underwriting Agreement (to be filed as Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of Global Preferred and its officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

     The indemnification provision in Global Preferred's certificate of incorporation, bylaws, the indemnification agreements and the Underwriting Agreement may be sufficiently broad to permit indemnification of Global Preferred's directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

     Global Preferred maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to Global Preferred for its indemnification of such persons.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On July 30, 1999, we issued a $5 million convertible term note to Money Services, Inc. due on July 29, 2004. Proceeds of this note were used to reduce a portion of the outstanding principal balance on a line of credit with Money Services from $10 million to $5 million. Money Services may convert the outstanding principal balance of this note into common stock. Money Services qualified as an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

     In 1999, we issued warrants to purchase 300,000 shares of common stock to key management employees of WMA Agency and its affiliated corporations as partial consideration for the Directed Reinsurance Agreement between us and WMA Agency. However, since we raised no new capital by December 31, 1999, the warrants could not, by their terms, be exercised. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act, no public sale having been involved.

     During 1999, we issued 266,047 shares of Series A Preferred Stock to agents and employees associated with WMA Agency and certain other investors that qualified as "accredited investors" within the meaning of Rule 501 of Regulation D under the Securities Act, which resulted in approximately $4 million of gross proceeds. The net proceeds were loaned to Global Preferred Re, which were applied toward repayment of the line of credit with Money Services. The preferred stock converted into shares of common stock effective January 1, 2002. Exemption from registration is claimed pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder, no public sale having been involved.

     In May 2000, we amended the warrants to extend the deadline for receiving additional capital to January 1, 2002 to set an exercise price for the warrants at $10 per share, as adjusted to reflect our three-for-two stock split in 2001. Additionally, the amendment limited the number of shares that could be issued on exercise of the warrants depending on the amount of capital we raised from the sale of common and preferred stock between January 1, 2000 and January 1, 2002. However, since we did not raise the required minimum amount of additional capital from the sale of stock by January 1, 2002, the warrants could not, by their terms, be exercised. Exemption from registration is claimed pursuant to
Section 4(2) of the Securities Act, no public sale having been involved.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.


Exhibit
 Number                            Description
-------                            -----------
 1.1       Form of Underwriting Agreement.
 3.1       Certificate of Incorporation of the Registrant, as amended
           (incorporated by reference to Exhibit 3.1 to Registrant's
           Registration Statement on Form SB-2 filed on June 28, 1995).
 3.1.1     Amendment to Certificate of Incorporation of the Registrant,
           changing the name of the Company to "The WMA Corporation"
           (incorporated by reference to Exhibit 3.1.1 to Registrant's
           Quarterly Report on Form 10-QSB for the quarter ended March
           31, 1998, filed on May 15, 1998).
 3.1.2     Amendment to Certificate of Incorporation of the Registrant,
           increasing the number of authorized shares of common stock and creating a new class of authorized shares of preferred stock (incorporated by reference to Exhibit 3.1.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed on August 16, 1999).
 3.1.3     Certificate of Amendment to Certificate of Incorporation of
           the Registrant, changing the name of the Company to "Global
           Preferred Holdings, Inc." (incorporated by reference to
           Exhibit 3.1 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 2001, filed on November
           14, 2001).
 3.2       Amended and Restated Bylaws of the Registrant.(1)
 4.1       Revised Specimen Stock Certificate.(3)
 4.2       Subscription Agreement (incorporated by reference to Exhibit
           4.3 to Registrant's Registration Statement on Form SB-2
           filed on November 17, 1995).
 4.3       Revised Specimen Warrant (incorporated by reference to
           Exhibit 4.4 to Registrant's Registration Statement on Form
           SB-2 filed on December 29, 1995).
 4.4       Loan Agreement between WMA Agency and Offering Subscribers
           (incorporated by reference to Exhibit 4.5 to Registrant's
           Registration Statement on Form SB-2 filed on November 17,
           1995).
 5.1       Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
           Registrant, as to the legality of the shares being
           registered.
10.1       Form of Escrow Agreement between Registrant and Fidelity
           National Bank as Escrow Agent (incorporated by reference to
           Exhibit 10.1 to Registrant's Registration Statement on Form
           SB-2 filed on September 22, 1995).
10.2       Form of Promotional Share Escrow Agreement (incorporated by reference to Exhibit 10.2 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.3       Loan Agreement with Money Services, Inc. (incorporated by
           reference to Exhibit 10.3 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.4       Loan Agreement between Money Services, Inc. and WMA Agency
           (incorporated by reference to Exhibit 10.4 to Registrant's
           Registration Statement on Form SB-2 filed on November 17,
           1995).

Exhibit
 Number                            Description
-------                            -----------
10.5       Management Agreement with WMA Management (incorporated by
           reference to Exhibit 10.5 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.6       Modification of Loan & Security Agreement between Money
           Services, Inc. and WMA Agency (incorporated by reference to
           Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended March 31, 1998, filed on May 15,
           1998).
10.7       Reinsurance Agreement No. 1 between WMA Life Insurance
           Company Limited and Western Reserve Life Assurance Company
           of Ohio, dated July 9, 1996 (incorporated by reference to
           Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended March 31, 1998,filed on May 15, 1998).
10.8       Corporate Services Agreement with World Marketing Alliance,
           Inc. (incorporated by reference to Exhibit 10.3 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed on August 14, 1998).
10.9***    Automatic Variable Annuity Reinsurance Agreement between
           Western Reserve Life Assurance Company of Ohio and WMA Life
           Insurance Company Limited, effective January 1, 1998
           (incorporated by reference to Exhibit 10.5 to Registrant's
           Quarterly Report on Form 10-QSB for the quarter ended June
           30, 1998, filed on August 14, 1998).
10.10***   Automatic Flexible Premium Variable Life Reinsurance
           Agreement Number 2 between Western Reserve Life Assurance
           Company of Ohio and WMA Life Insurance Company Limited,
           effective April 1, 1998 (incorporated by reference to
           Exhibit 10.6 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended June 30, 1998, filed on August 14,
           1998).
10.11      Sublease Agreement by and between World Marketing Alliance,
           Inc. and The WMA Corporation, dated as of January 21, 1998
           (incorporated by reference to Exhibit 10.5 to Registrant's
           Annual Report on Form 10-KSB/A for the year ended December
           31, 1997, filed on October 1, 1998).
10.12      Management Agreement dated August 2, 1995 between CFM
           Insurance Managers, Ltd. and WMA Life (incorporated by
           reference to Exhibit 10.7 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1997, filed on
           October 1, 1998).
10.13      Form of Pledge and Security Agreement and Irrevocable Proxy
           between Debtor and World Marketing Alliance, Inc.
           (incorporated by reference to Exhibit 10.8 to Registrant's
           Annual Report on Form 10-KSB/A for the year ended December
           31, 1997, filed on October 1, 1998).
10.14      Revolving Line of Credit Loan Agreement between The WMA
           Corporation and Money Services, Inc., dated September 30,
           1998 (incorporated by reference to Exhibit 10.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed on November 16, 1998).
10.15      Revolving Line of Credit Promissory Note issued by The WMA
           Corporation on September 30,1998 to Money Services, Inc. in
           the principal sum of $10,000,000 (incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form
           10-QSB for the quarter ended September 30, 1998, filed on
           November 16, 1998).
10.16      Directed Reinsurance Agreement between WMA Life and WMA
           Agency, dated June 8, 1998 (incorporated by reference to
           Exhibit 10.3 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 1998, filed on November
           16, 1998).
10.17      First Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc., dated
           January 29, 1999 (incorporated by reference to Exhibit 10.5 to Registrant's Quarterly Report on Form 10-QSB for the
           quarter ended March 31, 1999, filed on May 17, 1999).
10.18      1999 Stock Option Plan and Stock Option Agreement Form of
           the Registrant (incorporated by reference to Exhibit A to
           Registrant's Definitive Proxy Statement, filed on August 3,
           1999).

Exhibit
 Number                            Description
-------                            -----------
10.19      Amendment Number 1 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective January 1, 1999 (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999,
           filed on November 15, 1999).
10.20      Amendment Number 1 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective January 1, 1999 (incorporated by reference to
           Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 1999, filed on November
           15, 1999).
10.21      Third Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc., dated
           July 30, 1999 (incorporated by reference to Exhibit 10.2 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed on November 15, 1999).
10.22      Five Year Term Note issued by The WMA Corporation to Money
           Services, Inc. on July 30, 1999 (incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form
           10-QSB for the quarter ended September 30, 1999, filed on
           November 15, 1999).
10.23      Fourth Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc.,
           effective December 31, 1999 (incorporated by reference to
           Exhibit 10.1 to Registrant's Annual Report on Form 10-KSB
           for the year ended December 31, 1999, filed on March 20,
           2000).
10.24***   Amendment Number 2 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective October 1, 1999 (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1999, filed on
           March 30, 2000).
10.25***   Automatic Flexible Premium Variable Life Reinsurance
           Agreement Number 3 between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective October 1, 1999 (incorporated by reference to
           Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.26***   Amendment Number 2 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective October 1, 1999 (incorporated by reference to
           Exhibit 10.4 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.27      Amendment Number 3 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective February 1, 2000 (incorporated by reference to Exhibit 10.5 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1999, filed on
           March 30, 2000).
10.28      Amendment Number 3 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective February 1, 2000 (incorporated by reference to
           Exhibit 10.6 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.29***   Amendment Number 4 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective January 1, 2000
           (incorporated by reference to Exhibit 10.1 to Registrant's
           Annual Report on Form 10-KSB for the year ended December 31,
           2000, filed on March 20, 2001).

Exhibit
 Number                            Description
-------                            -----------
10.30***   Amendment Number 5 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve and WMA Life, effective January 1, 2000 (incorporated by reference to
           Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB
           for the year ended December 31, 2000, filed on March 20,
           2001).
10.31      Third Amendment and Joinder to the Directed Reinsurance
           Agreement between The WMA Corporation, World Marketing
           Alliance, Inc. and World Financial Group, Inc. dated July
           12, 2001 (incorporated by reference to Exhibit 10.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed on August 13, 2001).
10.32      First Right Agreement between The WMA Corporation and
           Western Reserve Life Assurance Co. of Ohio dated July 12,
           2001 (incorporated by reference to Exhibit 10.2 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed on August 13, 2001).
10.33      Amendment Number 3 to the Automatic Reinsurance Agreement
           between Western Reserve Life Assurance Company of Ohio and
           WMA Life Insurance Company Limited, effective as of
           September 18, 2001.(1)
10.34      Amendment Number 5 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective September 18, 2001.(1)
10.35**    Amendment Number 6 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective July 1, 2001.
10.36      Amendment Number 2 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 3 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective September 18, 2001.(1)
10.37      Amendment Number 6 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective September 18, 2001.(1)
10.38      Global Preferred Holdings, Inc. Stock Incentive Plan and
           Form of Stock Option Grant Certificate.(1)
10.39      Global Preferred Holdings, Inc. Directors Stock Option Plan
           and Form of Stock Option Grant Certificate.(1)
10.40      Form of Officer and Director Indemnification Agreement.(1)
10.41      Employment Agreement by and between the Registrant and
           Edward F. McKernan, effective January 1, 2002.(1)
10.42      Employment Agreement by and between the Registrant and Caryl
           P. Shepherd, effective February 1, 2002.(2)
10.43      Resignation of S. Hubert Humphrey, Jr., dated December 28,
           2001 (incorporated by reference to Exhibit 10.1 to
           Registrant's Form 8-K, filed on February 22, 2002).
10.44      Form of Stock Option Grant Certificate for S. Hubert
           Humphrey, Jr. (incorporated by reference to Exhibit 10.2 to
           Registrant's Form 8-K, filed on February 22, 2002).
10.45      Employment Agreement by and between the Registrant and
           Bradley E. Barks, effective March 4, 2002.(2)
10.46      Employment Agreement by and between the Registrant and
           Thomas Bobowski, effective March 4, 2002.(2)
10.47**    Automatic Pool Reinsurance Agreement, effective April 1,
           1998, among WMA Life Insurance Company Limited and American
           Phoenix Life and Reassurance Company, Swiss Re Life & Health
           America, Inc., The Lincoln National Life Insurance Company
           and TransAmerica Occidential Life Insurance Company.

Exhibit
 Number                            Description
-------                            -----------
10.48      Amendment Number 7 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and Global Preferred Re
           Limited (f/k/a WMA Life Insurance Company Limited),
           effective January 1, 2002.(3)
10.49      Amendment Number 3 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 3 between Western
           Reserve Life Assurance Co. of Ohio and Global Preferred Re
           Limited (f/k/a WMA Life Insurance Company Limited),
           effective January 1, 2002.(3)
10.50      Amendment Number 7 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and Global Preferred Re Limited (f/k/a WMA Life
           Insurance Company Limited), effective January 1, 2002.(3)
21.1       List of Subsidiaries.(1)
23.1       Consent of KPMG LLP.
23.2       Consent of Morris, Manning & Martin, L.L.P. (included in
           Exhibit 5.1).
24.1       Powers of Attorney (included on signature page).(1)


---------------

  * To be filed by amendment.
 ** Confidential Treatment has been requested with respect to portions of these documents. The omitted portions of these documents were filed separately with the Securities and Exchange Commission.
*** Confidential Treatment has been previously approved by the Securities and
    Exchange Commission with respect to portions of these documents.
(1) Previously filed with the Registrant's Registration Statement on Form S-1, filed February 22, 2002.
(2) Previously filed with the Registrant's Registration Statement on Form S-1/A, filed March 29, 2002.

(3)Previously filed with the Registrant's Registration Statement on Form S-1/A, filed April 19, 2002.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia on the 8th day of May, 2002.


                                         GLOBAL PREFERRED HOLDINGS, INC.

                                         By:    /s/ EDWARD F. MCKERNAN
                                          --------------------------------------
                                             Edward F. McKernan
                                             Chief Executive Officer and
                                             President

     Pursuant to the requirements of the Securities Act, the following persons in the capacities and on the dates indicated have signed this Registration Statement.


                    Signature                                        Title                       Date

/s/ EDWARD F. MCKERNAN                               Chief Executive Officer and President    May 8, 2002
------------------------------------------------     and Director (Principal Executive
Edward F. McKernan                                   Officer)

/s/ BRADLEY E. BARKS                                 Chief Financial Officer and Senior       May 8, 2002
------------------------------------------------     Vice President -- Finance (Principal
Bradley E. Barks                                     Financial Officer)

*                                                    Chief Accounting Officer, Treasurer,     May 8, 2002
------------------------------------------------     Controller, Secretary and Vice
Caryl P. Shepherd                                    President (Principal Accounting
                                                     Officer)

*                                                    Chairman of the Board of Directors and   May 8, 2002
------------------------------------------------     Director
Joseph F. Barone

*                                                    Director                                 May 8, 2002
------------------------------------------------
Eugene M. Howerdd, Jr.

*                                                    Director                                 May 8, 2002
------------------------------------------------
Thomas W. Montgomery

*                                                    Director                                 May 8, 2002
------------------------------------------------
Milan M. Radonich

*                                                    Director                                 May 8, 2002
------------------------------------------------
C. Simon Scupham


*By:    Edward F. McKernan
        ------------------------------------------
        Attorney-in-fact

                             INDEX TO EXHIBIT PAGE


Exhibit
 Number                            Description
--------                           -----------
 1.1       Form of Underwriting Agreement.
 3.1       Certificate of Incorporation of the Registrant, as amended
           (incorporated by reference to Exhibit 3.1 to Registrant's
           Registration Statement on Form SB-2 filed on June 28, 1995).
 3.1.1     Amendment to Certificate of Incorporation of the Registrant,
           changing the name of the Company to "The WMA Corporation"
           (incorporated by reference to Exhibit 3.1.1 to Registrant's
           Quarterly Report on Form 10-QSB for the quarter ended March
           31, 1998, filed on May 15, 1998).
 3.1.2     Amendment to Certificate of Incorporation of the Registrant,
           increasing the number of authorized shares of common stock and creating a new class of authorized shares of preferred stock (incorporated by reference to Exhibit 3.1.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, filed on August 16, 1999).
 3.1.3     Certificate of Amendment to Certificate of Incorporation of
           the Registrant, changing the name of the Company to "Global
           Preferred Holdings, Inc." (incorporated by reference to
           Exhibit 3.1 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 2001, filed on November
           14, 2001).
 3.2       Amended and Restated Bylaws of the Registrant.(1)
 4.1       Revised Specimen Stock Certificate.(3)
 4.2       Subscription Agreement (incorporated by reference to Exhibit
           4.3 to Registrant's Registration Statement on Form SB-2
           filed on November 17, 1995).
 4.3       Revised Specimen Warrant (incorporated by reference to
           Exhibit 4.4 to Registrant's Registration Statement on Form
           SB-2 filed on December 29, 1995).
 4.4       Loan Agreement between WMA Agency and Offering Subscribers
           (incorporated by reference to Exhibit 4.5 to Registrant's
           Registration Statement on Form SB-2 filed on November 17,
           1995).
 5.1       Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
           Registrant, as to the legality of the shares being
           registered.
10.1       Form of Escrow Agreement between Registrant and Fidelity
           National Bank as Escrow Agent (incorporated by reference to
           Exhibit 10.1 to Registrant's Registration Statement on Form
           SB-2 filed on September 22, 1995).
10.2       Form of Promotional Share Escrow Agreement (incorporated by reference to Exhibit 10.2 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.3       Loan Agreement with Money Services, Inc. (incorporated by
           reference to Exhibit 10.3 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.4       Loan Agreement between Money Services, Inc. and WMA Agency
           (incorporated by reference to Exhibit 10.4 to Registrant's
           Registration Statement on Form SB-2 filed on November 17,
           1995).
10.5       Management Agreement with WMA Management (incorporated by
           reference to Exhibit 10.5 to Registrant's Registration
           Statement on Form SB-2 filed on November 17, 1995).
10.6       Modification of Loan & Security Agreement between Money
           Services, Inc. and WMA Agency (incorporated by reference to
           Exhibit 10.2 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended March 31, 1998, filed on May 15,
           1998).
10.7       Reinsurance Agreement No. 1 between WMA Life Insurance
           Company Limited and Western Reserve Life Assurance Company
           of Ohio, dated July 9, 1996 (incorporated by reference to
           Exhibit 10.4 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended March 31, 1998, filed on May 15,
           1998).
10.8       Corporate Services Agreement with World Marketing Alliance,
           Inc. (incorporated by reference to Exhibit 10.3 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, filed on August 14, 1998).

Exhibit
 Number                            Description
--------                           -----------
10.9***    Automatic Variable Annuity Reinsurance Agreement between
           Western Reserve Life Assurance Company of Ohio and WMA Life
           Insurance Company Limited, effective January 1, 1998
           (incorporated by reference to Exhibit 10.5 to Registrant's
           Quarterly Report on Form 10-QSB for the quarter ended June
           30, 1998, filed on August 14, 1998).
10.10***   Automatic Flexible Premium Variable Life Reinsurance
           Agreement Number 2 between Western Reserve Life Assurance
           Company of Ohio and WMA Life Insurance Company Limited,
           effective April 1, 1998 (incorporated by reference to
           Exhibit 10.6 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended June 30, 1998, filed on August 14,
           1998).
10.11      Sublease Agreement by and between World Marketing Alliance,
           Inc. and The WMA Corporation, dated as of January 21, 1998
           (incorporated by reference to Exhibit 10.5 to Registrant's
           Annual Report on Form 10-KSB/A for the year ended December
           31, 1997, filed on October 1, 1998).
10.12      Management Agreement dated August 2, 1995 between CFM
           Insurance Managers, Ltd. and WMA Life (incorporated by
           reference to Exhibit 10.7 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1997, filed on
           October 1, 1998).
10.13      Form of Pledge and Security Agreement and Irrevocable Proxy
           between Debtor and World Marketing Alliance, Inc.
           (incorporated by reference to Exhibit 10.8 to Registrant's
           Annual Report on Form 10-KSB/A for the year ended December
           31, 1997, filed on October 1, 1998).
10.14      Revolving Line of Credit Loan Agreement between The WMA
           Corporation and Money Services, Inc., dated September 30,
           1998 (incorporated by reference to Exhibit 10.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998, filed on November 16, 1998).
10.15      Revolving Line of Credit Promissory Note issued by The WMA
           Corporation on September 30, 1998 to Money Services, Inc. in
           the principal sum of $10,000,000 (incorporated by reference to Exhibit 10.2 to Registrant's Quarterly Report on Form
           10-QSB for the quarter ended September 30, 1998, filed on
           November 16, 1998).
10.16      Directed Reinsurance Agreement between WMA Life and WMA
           Agency, dated June 8, 1998 (incorporated by reference to
           Exhibit 10.3 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 1998, filed on November
           16, 1998).
10.17      First Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc., dated
           January 29, 1999 (incorporated by reference to Exhibit 10.5 to Registrant's Quarterly Report on Form 10-QSB for the
           quarter ended March 31, 1999, filed on May 17, 1999).
10.18      1999 Stock Option Plan and Stock Option Agreement Form of
           the Registrant (incorporated by reference to Exhibit A to
           Registrant's Definitive Proxy Statement, filed on August 3,
           1999).
10.19      Amendment Number 1 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective January 1, 1999 (incorporated by reference to Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999,
           filed on November 15, 1999).
10.20      Amendment Number 1 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective January 1, 1999 (incorporated by reference to
           Exhibit 10.1 to Registrant's Quarterly Report on Form 10-QSB
           for the quarter ended September 30, 1999, filed on November
           15, 1999).
10.21      Third Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc., dated
           July 30, 1999 (incorporated by reference to Exhibit 10.2 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, filed on November 15, 1999).

Exhibit
 Number                            Description
--------                           -----------
10.22      Five Year Term Note issued by The WMA Corporation to Money
           Services, Inc. on July 30, 1999 (incorporated by reference to Exhibit 10.3 to Registrant's Quarterly Report on Form
           10-QSB for the quarter ended September 30, 1999, filed on
           November 15, 1999).
10.23      Fourth Amendment of Revolving Line of Credit Promissory Note
           between The WMA Corporation and Money Services, Inc.,
           effective December 31, 1999 (incorporated by reference to
           Exhibit 10.1 to Registrant's Annual Report on Form 10-KSB
           for the year ended December 31, 1999, filed on March 20,
           2000).
10.24***   Amendment Number 2 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective October 1, 1999 (incorporated by reference to Exhibit 10.2 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1999, filed on
           March 30, 2000).
10.25***   Automatic Flexible Premium Variable Life Reinsurance
           Agreement Number 3 between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective October 1, 1999 (incorporated by reference to
           Exhibit 10.3 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.26***   Amendment Number 2 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective October 1, 1999 (incorporated by reference to
           Exhibit 10.4 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.27      Amendment Number 3 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective February 1, 2000 (incorporated by reference to Exhibit 10.5 to Registrant's Annual Report on
           Form 10-KSB/A for the year ended December 31, 1999, filed on
           March 30, 2000).
10.28      Amendment Number 3 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective February 1, 2000 (incorporated by reference to
           Exhibit 10.6 to Registrant's Annual Report on Form 10-KSB/A
           for the year ended December 31, 1999, filed on March 30,
           2000).
10.29***   Amendment Number 4 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective January 1, 2000
           (incorporated by reference to Exhibit 10.1 to Registrant's
           Annual Report on Form 10-KSB for the year ended December 31,
           2000, filed on March 20, 2001).
10.30***   Amendment Number 5 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve and WMA Life, effective January 1, 2000 (incorporated by reference to
           Exhibit 10.2 to Registrant's Annual Report on Form 10-KSB
           for the year ended December 31, 2000, filed on March 20,
           2001).
10.31      Third Amendment and Joinder to the Directed Reinsurance
           Agreement between The WMA Corporation, World Marketing
           Alliance, Inc. and World Financial Group, Inc. dated July
           12, 2001 (incorporated by reference to Exhibit 10.1 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed on August 13, 2001).
10.32      First Right Agreement between The WMA Corporation and
           Western Reserve Life Assurance Co. of Ohio dated July 12,
           2001 (incorporated by reference to Exhibit 10.2 to
           Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, filed on August 13, 2001).
10.33      Amendment Number 3 to the Automatic Reinsurance Agreement
           between Western Reserve Life Assurance Company of Ohio and
           WMA Life Insurance Company Limited, effective as of
           September 18, 2001.(1)

Exhibit
 Number                            Description
--------                           -----------
10.34      Amendment Number 5 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective September 18, 2001.(1)
10.35**    Amendment Number 6 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve and WMA Life, effective July 1, 2001.
10.36      Amendment Number 2 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 3 between Western
           Reserve Life Assurance Co. of Ohio and WMA Life Insurance
           Company Limited, effective September 18, 2001.(1)
10.37      Amendment Number 6 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and WMA Life Insurance Company Limited,
           effective September 18, 2001.(1)
10.38      Global Preferred Holdings, Inc. Stock Incentive Plan and
           Form of Stock Option Grant Certificate.(1)
10.39      Global Preferred Holdings, Inc. Directors Stock Option Plan
           and Form of Stock Option Grant Certificate.(1)
10.40      Form of Officer and Director Indemnification Agreement.(1)
10.41      Employment Agreement by and between the Registrant and
           Edward F. McKernan, effective January 1, 2002.(1)
10.42      Employment Agreement by and between the Registrant and Caryl
           P. Shepherd, effective February 1, 2002.(2)
10.43      Resignation of S. Hubert Humphrey, Jr., dated December 28,
           2001 (incorporated by reference to Exhibit 10.1 to
           Registrant's Form 8-K, filed on February 22, 2002).
10.44      Form of Stock Option Grant Certificate for S. Hubert
           Humphrey, Jr. (incorporated by reference to Exhibit 10.2 to
           Registrant's Form 8-K, filed on February 22, 2002).
10.45      Employment Agreement by and between the Registrant and
           Bradley E. Barks, effective March 4, 2002.(2)
10.46      Employment Agreement by and between the Registrant and
           Thomas Bobowski, effective March 4, 2002.(2)
10.47**    Automatic Pool Reinsurance Agreement, effective April 1,
           1998, among WMA Life Insurance Company Limited and American
           Phoenix Life and Reassurance Company, Swiss Re Life Health
           America, Inc., The Lincoln National Life Insurance Company
           and TransAmerica Occidential Life Insurance Company.
10.48      Amendment Number 7 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 2 between Western
           Reserve Life Assurance Co. of Ohio and Global Preferred Re
           Limited (f/k/a WMA Life Insurance Company Limited),
           effective January 1, 2002.(3)
10.49      Amendment Number 3 to the Automatic Flexible Premium
           Variable Life Reinsurance Agreement Number 3 between Western
           Reserve Life Assurance Co. of Ohio and Global Preferred Re
           Limited (f/k/a WMA Life Insurance Company Limited),
           effective January 1, 2002.(3)
10.50      Amendment Number 7 to the Automatic Variable Annuity
           Reinsurance Agreement between Western Reserve Life Assurance
           Co. of Ohio and Global Preferred Re Limited (f/k/a WMA Life
           Insurance Company Limited), effective January 1, 2002.(3)
21.1       List of Subsidiaries.(1)
23.1       Consent of KPMG LLP.
23.2       Consent of Morris, Manning & Martin, L.L.P. (included in
           Exhibit 5.1).
24.1       Powers of Attorney (included on signature page).(1)

---------------

  * To be filed by amendment.
 ** Confidential Treatment has been requested with respect to portions of these documents. The omitted portions of these documents were filed separately with the Securities and Exchange Commission.
*** Confidential Treatment has been previously approved by the Securities
    Exchange Commission with respect to these documents.
(1) Previously filed with the Registrant's Registration Statement on Form S-1, filed February 22, 2002.
(2) Previously filed with the Registrant's Registration Statement on Form S-1/A, filed March 29, 2002.

(3)Previously filed with the Registrant's Registration Statement on Form S-1/A, filed April 19, 2002.